Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

Envision Healthcare Holdings, Inc.,

AmSurg Corp.,

and

New Amethyst Corp.

Dated as of June 15, 2016

i

3.17	Intellectual Property	38
3.18	Broker’s Fees	40
3.19	Opinion of Financial Advisors	40
3.20	Ownership of Holdings Common Stock	40
3.21	Insurance	41
3.22	Healthcare Compliance Matters	41
3.23	New Amethyst	44
3.24	No Other Representations or Warranties	45

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF HOLDINGS		45

4.1	Corporate Organization	45
4.2	Holdings Capitalization	46
4.3	Authority; Execution and Delivery; Enforceability	48
4.4	No Conflicts	48
4.5	SEC Documents; Financial Statements; Undisclosed Liabilities	49
4.6	Absence of Certain Changes or Events	52
4.7	Information Supplied	52
4.8	Legal Proceedings	52
4.9	Compliance with Laws	53
4.10	Permits	54
4.11	Employee Benefit Plans	55
4.12	Employee and Labor Matters	57
4.13	Environmental Matters	58
4.14	Real Property	59
4.15	Tax Matters	59
4.16	Material Contracts	61
4.17	Intellectual Property	64
4.18	Broker’s Fees	66
4.19	Opinion of Financial Advisors	67
4.20	Ownership of AmSurg Common Stock	67
4.21	Insurance	67
4.22	Healthcare Compliance Matters	67
4.23	No Other Representations or Warranties	71

ARTICLE 5 COVENANTS		71

5.1	Conduct of Business by AmSurg Pending the Closing	71
5.2	Conduct of Business by Holdings Pending the Closing	75
5.3	Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings	80
5.4	No Solicitation of Transactions	84
5.5	Access to Information; Confidentiality	89

5.6	Appropriate Action	90
5.7	Certain Notices	92
5.8	Public Announcements	93
5.9	Indemnification	93
5.10	Stock Exchange Listing	95
5.11	Section 16 Matters	95
5.12	Shareholder Litigation	95
5.13	Tax Matters	96
5.14	Employee Matters	97
5.15	Integration Planning	99
5.16	Financing	99
5.17	Payoff of Indebtedness; Existing Notes and Credit Agreements	99
5.18	Registration of the New Amethyst Capital Stock	103
5.19	Delisting; Deregistration	103
5.20	Support of Transaction	103
5.21	Envision and Intermediate Mergers	104
5.22	Further Assurances	104

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGERS		104

6.1	Conditions to Obligations of Each Party Under This Agreement	104
6.2	Conditions to Obligations of Holdings Under This Agreement	105
6.3	Conditions to Obligations of AmSurg and New Amethyst Under This Agreement	106

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		108

7.1	Termination	108
7.2	Effect of Termination	109
7.3	Termination Fee; Expenses	110
7.4	Amendment or Supplement	112
7.5	Extension of Time; Waiver	113

ARTICLE 8 General Provisions		113

8.1	Non-Survival of Representations and Warranties	113
8.2	Notices	114
8.3	Certain Definitions	115
8.4	Terms Defined Elsewhere	129
8.5	Headings	135
8.6	Severability	135
8.7	Entire Agreement	135
8.8	Assignment	135

8.9	Parties in Interest	135
8.10	Mutual Drafting; Interpretation	135
8.11	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	136
8.12	Counterparts	137
8.13	Delivery by Facsimile or Email	138
8.14	Specific Performance	138
8.15	Disclosure Schedules	138

Exhibit A                          Form of Amended and Restated Charter of New Amethyst

Exhibit B                          Form of Second Amended and Restated Charter of New Amethyst

Exhibit C                          Form of Amended and Restated Bylaws of New Amethyst

Exhibit D                          Form of New Amethyst Corporate Governance Guidelines

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., a Delaware corporation (“Holdings “), AmSurg Corp., a Tennessee corporation (“AmSurg”), and New Amethyst Corp., a Delaware corporation and a direct wholly owned subsidiary of AmSurg (“New Amethyst”).

RECITALS

WHEREAS, each of Holdings, AmSurg and New Amethyst desires, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Transactions on the terms and subject to conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to conditions set forth in this Agreement, AmSurg shall merge with and into New Amethyst, with New Amethyst surviving such merger (“Merger 1”);

WHEREAS, immediately following Merger 1, upon the terms and subject to conditions set forth in this Agreement, Holdings shall merge with and into New Amethyst, with New Amethyst surviving such merger (“Merger 2” and together with Merger 1, the “Mergers”);

WHEREAS, the Boards of Directors of each of Holdings, AmSurg and New Amethyst have approved and declared advisable this Agreement and the Transactions, including Merger 1 (with respect to the Boards of Directors of AmSurg and New Amethyst) and Merger 2 (with respect to the Boards of Directors of each of Holdings and New Amethyst), and determined that it is advisable and in the best interests of their respective companies and stockholders or shareholders, as applicable, to consummate the Mergers and the Transactions on the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Holdings has, subject to Section 5.4, unanimously recommended the adoption of this Agreement to the Holdings stockholders;

WHEREAS, the Board of Directors of AmSurg has, subject to Section 5.4, unanimously recommended the adoption of this Agreement to the AmSurg shareholders;

WHEREAS, the Board of Directors of New Amethyst has unanimously recommended the adoption of this Agreement and the New Amethyst Share Issuance to AmSurg in its capacity as the sole stockholder of New Amethyst;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and that AmSurg, New Amethyst and Holdings will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, Holdings, AmSurg and New Amethyst desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other Transactions and also to prescribe various conditions to the Mergers and the other Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGERS

1.1          The Mergers.

(a)           Merger 1.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the TBCA, AmSurg shall be merged with and into New Amethyst at the Merger 1 Effective Time, whereupon the separate existence of AmSurg shall cease and New Amethyst shall continue as the surviving corporation as a result of Merger 1.  Merger 1 shall have the effects specified in the DGCL and the TBCA.  From and after the Merger 1 Effective Time, New Amethyst shall possess all the property, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of AmSurg, all as provided under the DGCL and the TBCA.

(b)           Merger 2.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Holdings shall be merged with and into New Amethyst at the Merger 2 Effective Time, whereupon the separate existence of Holdings shall cease and New Amethyst shall continue as the surviving corporation as a result of Merger 2.  Merger 2 shall have the effects specified in the DGCL.  From and after the Merger 2 Effective Time, New Amethyst shall possess all the property, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Holdings, all as provided under the DGCL.

(c)           The Mergers and the other transactions contemplated by this Agreement are collectively referred to herein as the “Transactions”.

1.2          Closing .  The closing of the Mergers (collectively, the “Closing”) shall take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 at 9:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Holdings and AmSurg shall agree.  The date and time at which the Closing occurs is referred to herein as the “Closing Date”.  For the avoidance of doubt, at the Closing, the Merger 1 Effective Time shall occur first and as promptly as practicable thereafter the Merger 2 Effective Time shall occur.

1.3          Effective Times.

(a)           On the Closing Date, (i) first, New Amethyst shall file a certificate of merger with respect to Merger 1 (the “Merger 1 Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall substantially concurrently file the articles of merger with respect to Merger 1 (the “Merger 1 Articles of Merger”) with the Secretary of State of the State of Tennessee (the “Tennessee Secretary of State”) in accordance with the relevant provisions of the TBCA and (ii) second, New Amethyst shall file a certificate of merger with respect to Merger 2 (the “Merger 2 Certificate of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL.  Each of AmSurg, New Amethyst and Holdings shall make all other filings or recordings required under the DGCL or the TBCA with respect to Merger 1 and under the DGCL with respect to Merger 2.

(b)           Merger 1 shall become effective at such time as the Merger 1 Certificate of Merger shall have been duly filed with the Delaware Secretary of State and the Merger 1 Articles of Merger shall have been duly filed with the Tennessee Secretary of State, or at such later time as AmSurg and Holdings shall agree and specify in the Merger 1 Certificate of Merger and the Merger 1 Articles of Merger (such time as Merger 1 becomes effective being the “Merger 1 Effective Time”). Merger 2 shall become effective at such time as the Merger 2 Certificate of Merger shall have been duly filed with the Delaware Secretary of State, or at such later time as AmSurg and Holdings shall agree and specify in the Merger 2 Certificate of Merger (such time as Merger 2 becomes effective being the “Merger 2 Effective Time”).

1.4          Organizational Documents.

(a)           At the Merger 1 Effective Time, the certificate of incorporation of New Amethyst shall be amended and restated in its entirety pursuant to Merger 1 as set forth on Exhibit A attached hereto (the “Amended and Restated New Amethyst Charter”), until thereafter changed or amended as provided therein or by applicable Law.  At the Merger 1 Effective Time, the bylaws of New Amethyst as in effect immediately prior to the Merger 1 Effective Time shall continue to be the bylaws of New Amethyst, as the surviving corporation of Merger 1, until thereafter changed or amended as provided therein or by applicable Law.

(b)           At the Merger 2 Effective Time, the certificate of incorporation of New Amethyst shall be amended and restated in its entirety pursuant to Merger 2 as set forth on Exhibit B attached hereto (the “Second Amended and Restated New Amethyst Charter”), until thereafter changed or amended as provided therein or by applicable Law.  At the Merger 2 Effective Time, the bylaws of New Amethyst shall be amended and restated in its entirety as set forth on Exhibit C attached hereto (the “Amended and Restated New Amethyst Bylaws”), until thereafter changed or amended as provided therein or by applicable Law.  At the Merger 2 Effective Time, New Amethyst shall take all necessary action to adopt corporate governance guidelines substantially in the form set forth on Exhibit D attached hereto (the “Corporate Governance Guidelines”).

1.5          Directors and Officers

(a)           The directors of AmSurg immediately prior to the Merger 1 Effective Time shall, from and after the Merger 1 Effective Time, be the directors of New Amethyst and shall hold office in accordance with applicable law and the Amended and Restated New Amethyst Charter and the bylaws of New Amethyst until the Merger 2 Effective Time.  The officers of AmSurg immediately prior to the Merger 1 Effective Time shall, from and after the Merger 1 Effective Time, be the officers of New Amethyst and shall hold office in accordance with applicable law and the Amended and Restated New Amethyst Charter and the bylaws of New Amethyst until the Merger 2 Effective Time.

(b)           At the Merger 2 Effective Time, unless otherwise agreed by New Amethyst and Holdings in writing, New Amethyst shall take all necessary action to approve the Amended and Restated New Amethyst Bylaws and, pursuant to such bylaws, to cause the size of the Board of Directors of New Amethyst (the “New Amethyst Board”) to be increased to fourteen (14) directors, seven (7) of whom shall be designated prior to the Closing Date by the AmSurg Board and each of whom shall be a director of New Amethyst immediately prior to the Merger 2 Effective Time (each, an “AmSurg Designee” and collectively, the “AmSurg Designees”), and seven (7) of whom shall be designated by the Holdings Board prior to the Closing Date and each of whom shall be a director of Holdings immediately prior to the Merger 2 Effective Time (each, a “Holdings Designee” and collectively, the “Holdings Designees”).  From and after the Merger 2 Effective Time, each of the AmSurg Designees and each of the Holdings Designees shall hold office in accordance with the Second Amended and Restated New Amethyst Charter and the Amended and Restated New Amethyst Bylaws.  Immediately prior to the Merger

1 Effective Time, AmSurg shall take all necessary action to obtain (i) the resignation from the AmSurg Board of those directors of AmSurg who will not be directors of New Amethyst from and after the Merger 1 Effective Time and (ii) if the chairman of the AmSurg Board immediately prior to the Merger 1 Effective Time will be a director of New Amethyst from and after the Merger 1 Effective Time, the resignation of such director from the position of chairman of the AmSurg Board.  One of the AmSurg Designees shall be the chief executive officer of New Amethyst immediately prior to the Merger 2 Effective Time (the “Current AmSurg CEO”), if he is willing to serve as a director of New Amethyst from and after the Merger 1 Effective Time, and one of the Holdings Designees shall be the chief executive officer of Holdings immediately prior to the Merger 2 Effective Time (the “Current Holdings CEO”), if he is willing to serve as a director of New Amethyst from and after the Merger 2 Effective Time.  On and after January 1, 2017, each member of the New Amethyst Board other than the Current AmSurg CEO and the Current Holdings CEO shall qualify as an “independent director” as such term is defined in the applicable rules and regulations of the SEC and the NYSE.

(c)           At the Merger 2 Effective Time, unless otherwise agreed by AmSurg and Holdings in writing prior to the Closing Date, New Amethyst shall take all necessary action to cause (i) each of the AmSurg Designees and each of the Holdings Designees to be appointed to the New Amethyst Board, to hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, (ii) the Current Holdings CEO to be appointed as executive chairman of the New Amethyst Board for a term of one year from and after the Merger 2 Effective Time or until his earlier death, resignation or removal (such term, the “Executive Chairman Term”); provided, that if the Current Holdings CEO is not willing or able as of the Merger 2 Effective Time to serve as executive chairman of the New Amethyst Board, then following the appointment of all of AmSurg Designees and all of the Holdings Designees to the New Amethyst Board, the New Amethyst Board shall determine whether New Amethyst should have an executive chairman and, if so, shall appoint a person to serve as executive chairman, (iii) the initial audit committee of the New Amethyst Board to be comprised of two (2) directors designated by each of Holdings and AmSurg, with one such AmSurg Designee to act as the initial chairperson of the audit committee of the New Amethyst Board, (v) the initial compensation committee of the New Amethyst Board to be comprised of two (2) directors designated by each of Holdings and AmSurg, with one such Holdings Designee to act as the initial chairperson of the compensation committee of the New Amethyst Board, (vi) the initial nominating and corporate governance committee of the New Amethyst Board to be comprised of two (2) directors designated by each of Holdings and AmSurg, with one such Holdings Designee to act as the initial chairperson of the nominating and corporate governance committee of the New Amethyst Board and (vii) the initial compliance committee of the New Amethyst Board to be comprised of two (2) directors designated by each of Holdings and AmSurg, with one such AmSurg Designee to act as the initial chairperson of the compliance committee of the New Amethyst Board.

(d)           From and after the Merger 2 Effective Time, unless otherwise agreed by AmSurg and Holdings in writing prior to the Closing Date, the Current AmSurg CEO shall serve as the chief executive officer and president of New Amethyst until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal; provided, that if the Current AmSurg CEO is not willing or able as of the Merger 2 Effective Time to serve as chief executive officer and president of New Amethyst, then following the appointment of all of the AmSurg Designees and all of the Holdings Designees to the New Amethyst Board, the New Amethyst Board shall appoint a person to serve as chief executive officer and president of New Amethyst.

(e)           Upon the expiration of Executive Chairman Term, the New Amethyst Board shall take all necessary action to cause the Current Holdings CEO to be appointed as non-executive chairman of the New Amethyst Board for a term to end on the third anniversary of the Merger 2 Effective Time or until his earlier death, resignation or removal, unless extended by the New Amethyst Board; provided, that if the Current Holdings CEO is not willing or able as of the end of the Executive Chairman Term or such later date to serve as non-executive chairman of the New Amethyst Board, then the New Amethyst Board shall appoint a person to serve as non-executive Chairman of the New Amethyst Board.

(f)            The senior executive officers of New Amethyst and its Subsidiaries from and after the Merger 2 Effective Time shall be the persons set forth on Section 1.5(f) of the AmSurg Disclosure Schedule.

(g)           From the Merger 2 Effective Time until the third anniversary thereof, any of the following actions shall require the affirmative vote of at least three-fourths of the members of the New Amethyst Board following the appointment of all of the AmSurg Designees and all of the Holdings Designees: (1) the removal or termination of the Current AmSurg CEO as chief executive officer and president of New Amethyst or the determination not to re-nominate the Current AmSurg CEO as a director of New Amethyst, (2) the removal of the Current Holdings CEO as executive chairman of the New Amethyst Board prior to the end of the Executive Chairman Term, (3) the removal of the Current Holdings CEO as non-executive chairman of the New Amethyst Board or the determination not to re-nominate the Current Holdings CEO as a director of New Amethyst and (4) increasing or decreasing the size of the New Amethyst Board.

(h)           From the Merger 2 Effective Time until the first anniversary thereof, (A) altering the composition of the New Amethyst Board set forth in Section 1.5(b) shall require the affirmative vote of at least three-fourths of the members of the New Amethyst Board following the appointment of all of the AmSurg Designees and all of the Holdings Designees and (B) as set forth in the Corporate Governance Guidelines, (i) if any AmSurg Designee shall cease to serve as a director of New Amethyst, the remaining AmSurg Designees shall nominate his or her successor and such successor, when so appointed, shall be deemed an AmSurg Designee for all purposes under this Agreement and (ii) if any Holdings Designee shall cease to serve as a director of New Amethyst, the remaining Holdings Designees shall nominate his or her successor and such successor, when so appointed, shall be deemed to be a Holdings Designee for all purposes under this Agreement.

1.6          Corporate Offices.  From and after the Merger 2 Effective Time, New Amethyst shall have dual headquarters, which shall be located in Nashville, Tennessee and Greenwood Village, Colorado.

1.7          Tax Treatment.  For U.S. federal income Tax purposes, it is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and that AmSurg and Holdings will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

1.8          Name and Ticker Symbol.  New Amethyst shall cause the name of New Amethyst to be changed to “Envision Healthcare Corporation” as of the Merger 2 Effective Time.  For the avoidance of doubt, from and after the Merger 2 Effective Time, all references herein to “New Amethyst” shall include New Amethyst after giving effect to such name change.  Holdings, AmSurg and New Amethyst shall use reasonable best efforts to cooperate to cause (a) the ticker symbol of the New Amethyst Common Stock to be listed on the NYSE to be “EVHC” and (b) the ticker symbol of the New Amethyst Series A-1 Preferred Stock to be listed on the NYSE to be “EVHCPR”, in each case as promptly as reasonably practicable following the Merger 2 Effective Time.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGERS

2.1          Effects of the Mergers on Holdings and AmSurg Capital Stock.

(a)           Effects of Merger 1 on AmSurg Capital Stock.  At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of AmSurg or New Amethyst, or any holder of any shares of AmSurg Common Stock, AmSurg Preferred Stock, New Amethyst Common Stock or New Amethyst Preferred Stock:

(i)            All shares of AmSurg Common Stock that are owned by New Amethyst or any Subsidiary of New Amethyst prior to the Merger 1 Effective Time and all shares of AmSurg Preferred Stock that are owned by New Amethyst or any Subsidiary of New Amethyst immediately prior to the Merger 1 Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)           Subject to Section 2.1(a)(i) and Section 2.3, each share of AmSurg Common Stock issued and outstanding immediately prior to the Merger 1 Effective Time shall be automatically converted into and thereafter shall represent one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of New Amethyst (“New Amethyst Common Stock”).

(iii)          Subject to Section 2.1(a)(i), each share of AmSurg Series A-1 Preferred Stock issued and outstanding immediately prior to the Merger 1 Effective Time shall be automatically converted into and thereafter shall represent one validly issued, fully paid and non-assessable share of 5.250% Mandatory Convertible Preferred Stock, Series A-1, par value $0.01 per share, of New Amethyst (the “New Amethyst Series A-1 Preferred Stock”), with the terms of the New Amethyst Series A-1 Preferred Stock set forth in the Amended and Restated New Amethyst Charter.

(b)           Effects of Merger 2 on Holdings Capital Stock.  At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of Holdings or New Amethyst, or any holder of any shares of Holdings Common Stock, New Amethyst Common Stock or New Amethyst Preferred Stock:

(i)            All shares of Holdings Common Stock that are owned by New Amethyst or any Subsidiary of New Amethyst or that are held in the treasury of Holdings immediately prior to the Merger 2 Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)           Subject to Section 2.1(b)(i), Section 2.1(c) and Section 2.3, each share of Holdings Common Stock issued and outstanding immediately prior to the Merger 2 Effective Time shall be automatically converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of New Amethyst Common Stock equal to the Exchange Ratio (the “Merger 2 Consideration”).  For purposes of this Agreement, “Exchange Ratio” means 0.334.

(iii)          All such shares of Holdings Common Stock shall be converted into shares of New Amethyst Common Stock pursuant to this Section 2.1(b) and shall be cancelled and cease to be outstanding and shall cease to exist and, as of the Merger 2 Effective Time, each holder of a certificate representing any such shares of Holdings Common Stock (a “Holdings Certificate”) or shares of Holdings Common Stock held in book entry form (“Holdings Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(b), the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount, upon surrender of such Holdings Certificate or Holdings Book-Entry Share in accordance with Section 2.2.

(c)           Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Merger 2 Effective Time, the outstanding shares of Holdings Common Stock, AmSurg Common Stock or New Amethyst Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger 2 Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Holdings Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)           Fractional Shares.

(i)            No fractional shares of New Amethyst Common Stock shall be issued in connection with Merger 2, but in lieu thereof each holder of Holdings Common Stock that would otherwise be entitled to receive a fractional share of New Amethyst Common Stock will instead be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional share of New Amethyst Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent following the Merger 2 Effective Time (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of an aggregate number of shares of New Amethyst Common Stock equal to the excess of (A) the aggregate number of shares of New Amethyst Common Stock to be delivered to the Exchange Agent by New Amethyst pursuant to Section 2.2(b) over (B) the aggregate number of whole shares of New Amethyst Common Stock to be distributed to the holders of shares of Holdings Common Stock pursuant to Section 2.2(b) (such excess, the “Excess Shares”).  AmSurg, New Amethyst and Holdings acknowledge that payment of the cash consideration in lieu of issuing fractional shares of New Amethyst Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to New Amethyst that would otherwise be caused by the issuance of fractional shares of New Amethyst Common Stock in Merger 2.  As soon as practicable after the Merger 2 Effective Time, the Exchange Agent, as agent for the holders of Holdings Common Stock that would otherwise receive fractional shares of New Amethyst Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following Section 2.1(d)(ii).

(ii)           The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Holdings Common Stock that would otherwise receive fractional shares of New Amethyst Common Stock, shall be executed on the NYSE.  Until the proceeds of such sale or sales have been distributed to the holders of Holdings Common Stock entitled thereto, the Exchange Agent shall hold such proceeds in trust for the holders of Holdings Common Stock that would otherwise receive fractional shares of New Amethyst Common Stock (the “Common Shares Trust”).  The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Holdings Common Stock shall be entitled, if any, by multiplying (x) the amount of the aggregate proceeds comprising the Common Shares Trust by (y) a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Holdings Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Holdings Common Stock would otherwise be entitled (the “Fractional Shares Cash Amount”).

(iii)          As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Holdings Common Stock in lieu of any fractional shares of New Amethyst Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Holdings Common Stock without interest, subject to and in accordance with Section 2.2.

2.2          Exchange of Certificates and Book-Entry.

(a)           Prior to the dissemination of the Joint Proxy Statement to the shareholders of AmSurg and the stockholders of Holdings, AmSurg and Holdings shall mutually appoint a nationally recognized financial institution to act as exchange agent (the “Exchange Agent”) and AmSurg, New Amethyst and Holdings shall enter into an agreement with the Exchange Agent providing for, among other things and in each case in accordance with this Article 2, the delivery, following the Merger 2 Effective Time, to the holders of Holdings Common Stock of the shares of New Amethyst Common Stock into which such holders’ shares were converted pursuant to Merger 2 and the Fractional Shares Cash Amount, if applicable.

(b)           At or prior to the Merger 2 Effective Time, New Amethyst shall deposit with the Exchange Agent, in trust for the benefit of the holders of Holdings Common Stock entitled to receive shares of New Amethyst Common Stock in Merger 2 and for exchange in accordance with this Article 2, (i) a number of shares of New Amethyst Common Stock issuable pursuant to Section 2.1(b) upon conversion of the outstanding shares of Holdings Common Stock and (ii) cash sufficient to make payments of any dividends or other distributions declared or made prior to the Merger 2 Effective Time with a record date after the Merger 2 Effective Time to such holders (together with the Fractional Shares Cash Amount, the “Holdings Exchange Fund”).  The Exchange Agent

shall, pursuant to irrevocable instructions, deliver such whole shares of New Amethyst Common Stock contemplated to be issued pursuant to Section 2.1(b) and the Fractional Shares Cash Amount out of the Holdings Exchange Fund in accordance with the exchange procedures set forth in Section 2.2(e).  The Holdings Exchange Fund shall not be used for any other purpose.

(c)           All shares of New Amethyst Common Stock issued in respect of shares of Holdings Common Stock (including any cash paid pursuant to Section 2.1(d)) shall be deemed to have been issued in full satisfaction of any rights pertaining to such shares of Holdings Common Stock.

(d)           The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the New Amethyst Common Stock held by it from time to time hereunder.

(e)           As promptly as practicable after the Closing Date (but in no event later than three (3) Business Days thereafter), New Amethyst shall cause the Exchange Agent to mail to each holder of record of a Holdings Certificate or Holdings Book-Entry Share, in each case which shares were converted into the right to receive the Merger 2 Consideration at the Merger 2 Effective Time pursuant to this Agreement:  (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Holdings Certificates shall pass, only upon proper delivery of the Holdings Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Holdings, AmSurg, New Amethyst and the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Holdings Certificates or Holdings Book-Entry Shares, as applicable, in exchange for the Merger 2 Consideration, and, if applicable, the method of payment of such holder’s Fractional Shares Cash Amount.  Upon surrender of Holdings Certificates and Holdings Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by AmSurg and Holdings, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Holdings Certificates or Holdings Book-Entry Shares, the holder of such Holdings Certificates or Holdings Book-Entry Shares shall be entitled to receive the number of whole shares of New Amethyst Common Stock that such holder is entitled to receive pursuant to Section 2.1 and this Section 2.2 and, if applicable, the Fractional Shares Cash Amount.  Any Holdings Certificates and Holdings Book-Entry Shares so surrendered shall forthwith be cancelled.  If payment of the Merger 2 Consideration is to be made to a Person other than the Person in whose name any surrendered Holdings Certificate is registered, it shall be a condition precedent to payment that the Holdings Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the Merger 2 Consideration, as applicable, to a Person other than the registered holder of the Holdings Certificate so surrendered and shall have established to the satisfaction of Holdings that such Taxes either have been paid or are not required to be paid.  Delivery of the Merger 2 Consideration with respect to Holdings Book-Entry Shares shall only be made to the Person in whose name such Holdings Book-Entry Shares are registered.  Until surrendered as contemplated hereby, each Holdings Certificate or Holdings Book-Entry Share shall be deemed at any time after the Merger 2 Effective Time to represent only the right to receive the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount as provided in this Agreement.

(f)            For the avoidance of doubt, AmSurg and New Amethyst agree that the Exchange Agent shall not mail to each holder of record of any AmSurg Common Certificate or AmSurg Preferred Certificate a letter of transmittal or instructions for use in effecting the surrender of any such AmSurg Common Certificate or AmSurg Preferred Certificate, as applicable, or affidavits of loss in exchange for certificates representing shares of New Amethyst Common Stock or New Amethyst Series A-1 Preferred Stock, as applicable, but instead shall mail to each holder of record of any AmSurg Common Certificate or AmSurg Preferred Certificate a letter explaining the conversion of such holder’s shares as set forth in Section 2.1(a).  Holders of AmSurg Common Stock and AmSurg Series A-1 Preferred Stock shall have the right, but not the obligation, to deliver their AmSurg Common Certificates or AmSurg Preferred Certificates, as applicable, or affidavits of loss to the Exchange Agent within six (6) months of the Merger 1 Effective Time and request a new certificate representing their shares of New Amethyst Common Stock or New Amethyst Series A-1 Preferred Stock, as applicable.

(g)           AmSurg Transfer Books.  At the Merger 1 Effective Time, the stock transfer books of AmSurg shall be closed and thereafter there shall be no further registration of transfers of shares of AmSurg Common Stock or AmSurg Preferred Stock that were outstanding immediately prior to the Merger 1 Effective Time on the records of AmSurg.  From and after the Merger 1 Effective Time, the holders of AmSurg Common Certificates and AmSurg Common Book-Entry Shares representing shares of AmSurg Common Stock and the holders of AmSurg Preferred Certificates and AmSurg Preferred Book-Entry Shares representing shares of AmSurg Series A-1 Preferred Stock, in each case outstanding immediately prior to the Merger 1 Effective Time, shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.

(h)           Holdings Transfer Books.  At the Merger 2 Effective Time, the stock transfer books of Holdings shall be closed and thereafter there shall be no further registration of transfers of shares of Holdings Common Stock that were outstanding immediately prior to the Merger 2 Effective Time on the records of Holdings.  From and after the Merger 2 Effective Time, the holders of Holdings Certificates and Holdings Book-Entry Shares representing shares of Holdings Common Stock outstanding immediately prior to the Merger 2 Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.  If, after the Merger 2 Effective Time, Holdings Certificates representing shares of Holdings Common Stock are presented to New Amethyst for any reason, such Holdings Certificates shall be cancelled and exchanged for a number of shares of New Amethyst Common Stock equal to the number of such shares of Holdings Common Stock multiplied by the Exchange Ratio and, if applicable, the Fractional Shares Cash Amount as provided in this Agreement.

(i)            Termination of Funds; Abandoned Property.  At any time following six months after the Closing Date, New Amethyst shall be entitled to require the Exchange Agent to deliver to it any shares of New Amethyst Common Stock or cash remaining in the Holdings Exchange Fund and made available to the Exchange Agent and not delivered to holders of Holdings Certificates or Holdings Book-Entry Shares and thereafter such holders shall be entitled to look only to New Amethyst (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount payable upon due surrender of such holders’ Holdings Certificates or Holdings Book-Entry Shares, if any, and compliance with the procedures in Section 2.2.  If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Holdings Certificates or Holdings Book-Entry Shares has not complied with the procedures in this Section 2.2 to receive the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount to which such holder would otherwise be entitled, the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount to which such holder would otherwise be entitled in respect of such Holdings Certificates or Holdings Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of New Amethyst, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Holdings, AmSurg, New Amethyst or the Exchange Agent, or any Representative or affiliate thereof, shall be liable to any holder of a Holdings Certificate or Holdings Book-Entry Share for the Merger 2 Consideration or, if applicable, the Fractional Shares Cash Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(j)            Lost, Stolen or Destroyed Certificates.  In the event that any Holdings Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Holdings Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount payable in respect thereof pursuant to this Article 2;

provided, however, that New Amethyst or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the Merger 2 Consideration and, if applicable, the Fractional Shares Cash Amount, require the owners of such lost, stolen or destroyed Holdings Certificates to deliver a bond in such sum as New Amethyst or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against New Amethyst or the Exchange Agent with respect to the Holdings Certificates alleged to have been lost, stolen or destroyed.

(k)           Distributions with Respect to Unexchanged New Amethyst Common Stock.  No dividends or other distributions declared or made after the Merger 2 Effective Time with respect to New Amethyst Common Stock with a record date after the Merger 2 Effective Time shall be paid to the holder of any unsurrendered Holdings Certificate or Holdings Book-Entry Share with respect to the shares of New Amethyst Common Stock such holder is entitled to receive upon surrender of such Holdings Certificate or Holdings Book-Entry Share and, if applicable, no portion of the Fractional Shares Cash Amount shall be paid to any such holder pursuant to Section 2.1(d), unless and until the holder of such Holdings Certificate or Holdings Book-Entry Share shall surrender such Holdings Certificate or Holdings Book-Entry Share.  Subject to the effect of escheat, abandoned property, Tax or other applicable Laws, following surrender of any such Holdings Certificate or Holdings Book-Entry Share, there shall be paid by New Amethyst to the holder of the certificates representing whole shares of New Amethyst Common Stock issued in exchange therefor, without interest, (i) promptly, the portion of the Fractional Shares Cash Amount, if applicable, payable with respect to a fractional share of New Amethyst Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Merger 2 Effective Time theretofore paid with respect to such whole shares of New Amethyst Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger 2 Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of New Amethyst Common Stock.

2.3          Treatment of Holdings and AmSurg Stock Options and Stock-Based Awards.

(a)           Treatment of AmSurg Stock Options and Stock-Based Awards in Merger 1.  As of the Merger 1 Effective Time, each AmSurg Stock Option, AmSurg Stock Unit Award and AmSurg PSU Award that is outstanding immediately prior to the Merger 1 Effective Time, whether or not then vested, shall be assumed by New Amethyst and shall be converted at the Merger 1 Effective Time into an award covering a number of shares of New Amethyst Common Stock that is the same as the number of shares of AmSurg Common Stock that, immediately prior to the Merger 1 Effective Time, were covered by the award so assumed and replaced, and otherwise having the same terms and conditions (including, as to any such award that is a stock option, the same exercise price) as applied thereto immediately prior to the Merger 1 Effective Time, but giving effect to the Transactions.  In addition, following the conversion of the AmSurg Restricted Stock as provided in Section 2.1(a)(ii), the resulting award shall cover a number of shares of New Amethyst Common Stock that is the same as the number of shares of AmSurg Common Stock that, immediately prior to the Merger 1 Effective Time, were covered by the award so converted, and otherwise having the same terms and conditions as applied thereto immediately prior to the Merger 1 Effective Time, but giving effect to the Transactions.  Together with the awards resulting from the conversion of the AmSurg Restricted Stock pursuant to Section 2.1(a)(ii), the awards resulting from the assumption and conversion described in this Section 2.3(a) are referred to herein as the “New Amethyst Awards.”

(b)           Treatment of Holdings Stock Options in Merger 2.  As of the Merger 2 Effective Time, each Holdings Stock Option that is outstanding and unexercised immediately prior to the Merger 2 Effective Time, whether or not then vested or exercisable, shall automatically and without any action on the part of the holder thereof be assumed by New Amethyst and shall be converted into an option (an “Assumed New Amethyst Stock Option”) to acquire shares of New Amethyst Common Stock in accordance with this Section 2.3(b).  Each such Assumed New Amethyst Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Holdings Stock Option immediately prior to the Merger 2 Effective Time (but taking into account any changes thereto provided for in this Agreement and by reason of the Transactions).  As of the Merger 2 Effective Time, each such Assumed New Amethyst Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of New Amethyst Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Holdings Common Stock subject to such Holdings Stock Option immediately prior to the Merger 2 Effective Time and (ii) the Exchange Ratio, at an exercise price per share of New Amethyst Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Holdings Common Stock of such Holdings Stock Option immediately prior to the Merger 2 Effective Time by (y) the Exchange Ratio; provided, that the exercise price and the number of shares of New Amethyst Common Stock subject to the Assumed New Amethyst Stock Option and the other terms and conditions of the Assumed New Amethyst Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Holdings Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code (it being the intention of the parties that this Section 2.3(b) (determined without regard to this proviso) is consistent with such Sections of the Code).

(c)           Treatment of Holdings Stock Units in Merger 2.  As of the Merger 2 Effective Time, each Holdings Stock Unit Award that is outstanding immediately prior to the Merger 2 Effective Time, whether or not then vested, shall be assumed by New Amethyst and shall be converted into an award of stock units (an “Assumed New

Amethyst Stock Unit Award”) covering New Amethyst Common Stock in accordance with this Section 2.3(c).  Each such Assumed New Amethyst Stock Unit Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Holdings Stock Unit Award immediately prior to the Merger 2 Effective Time (but taking into account any changes thereto provided for in this Agreement and by reason of the Transactions).  As of the Merger 2 Effective Time, each such Assumed New Amethyst Stock Unit Award as so assumed and converted shall be an award of stock units covering that number of shares of New Amethyst Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Holdings Common Stock underlying such Holdings Stock Unit Award immediately prior to the Merger 2 Effective Time multiplied by (ii) the Exchange Ratio.

(d)           Treatment of Holdings Performance-Vesting Stock Units in Merger 2.  As of the Merger 2 Effective Time, each Holdings PSU Award that is outstanding immediately prior to the Merger 2 Effective Time shall be assumed by New Amethyst and shall be converted at the Merger 2 Effective Time into an award of stock units covering New Amethyst Common Stock (an “Assumed New Amethyst PSU Award”) in accordance with this Section 2.3(d).  Each such Assumed New Amethyst PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the Holdings PSU Award immediately prior to the Merger 2 Effective Time (but substituting New Amethyst for Holdings for purposes of the applicable “Total Shareholder Return” criteria, and taking into account any other changes thereto provided for in this Agreement and by reason of the Transactions).  As of the Merger 2 Effective Time, each such Assumed New Amethyst PSU Award as so assumed and converted shall be an award of stock units covering, at “target” levels of achievement, that number of shares of New Amethyst Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Holdings Common Stock underlying such Holdings PSU Award at “target” levels immediately prior to the Merger 2 Effective Time multiplied by (ii) the Exchange Ratio.

(e)           Not later than the Closing Date, AmSurg and Holdings shall jointly deliver to those individuals who, immediately following the Merger 1 Effective Time, will be the holders of New Amethyst Awards and those individuals who, immediately following the Merger 2 Effective Time, will be the holders of Assumed New Amethyst Stock Options, Assumed New Amethyst Stock Unit Awards and Assumed New Amethyst PSU Awards any required notices setting forth such holders’ rights pursuant to the relevant AmSurg Stock Plan or Holdings Stock Plan and award agreements and stating that the related AmSurg Stock Options, AmSurg Stock Unit Awards, AmSurg PSU Awards, AmSurg Restricted Stock, Holdings Stock Options, Holdings Stock Unit Awards and Holdings PSU Awards have been assumed by New Amethyst and converted as provided in this Section 2.3(e) and the New Amethyst Awards, Assumed New Amethyst Stock Options, Assumed New Amethyst Stock Unit Awards and Assumed New Amethyst PSU Awards shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 2.3(e) after giving effect to the Transactions and the terms of the relevant AmSurg Stock Plan or Holdings Stock Plan and related award agreements.

(f)            Prior to the Merger 1 Effective Time, AmSurg and New Amethyst shall take all necessary action for the assumption, conversion and adjustment of the AmSurg Stock Options, AmSurg Stock Unit Awards and AmSurg PSU Awards described in this Section 2.3 and the conversion of the AmSurg Restricted Stock pursuant to Section 2.1(a)(ii).  Prior to the Merger 2 Effective Time, AmSurg, Holdings and New Amethyst shall take all necessary action for the assumption, conversion and adjustment of the Holdings Stock Options, Holdings Stock Unit Awards and Holdings PSU Awards described in this Section 2.3.  New Amethyst shall reserve for future issuance a number of shares of New Amethyst Common Stock at least equal to the number of shares of New Amethyst Common Stock that will be subject to the New Amethyst Awards, Assumed New Amethyst Stock Options, Assumed New Amethyst Stock Unit Awards and Assumed New Amethyst PSU Awards.  Not later than the Closing Date, New Amethyst shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the New Amethyst Common Stock issuable upon exercise or settlement of each such New Amethyst Award (other than those resulting from the conversion of the AmSurg Restricted Stock pursuant to Section 2.1(a)(ii)), Assumed New Amethyst Stock Option, Assumed New Amethyst Stock Unit Award and Assumed New Amethyst PSU Award and shall distribute a prospectus relating to such Form S-8, and New Amethyst shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such awards remain outstanding.

2.4          Withholding Rights.  AmSurg, New Amethyst and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of a Holdings Certificate, Holdings Book-Entry Share, AmSurg Common Certificate, AmSurg Common Book-Entry Share, AmSurg Preferred Certificate or AmSurg Preferred Book-Entry Share or any other Person who is entitled to receive shares of New Amethyst Common Stock or New Amethyst Series A-1 Preferred Stock as a result of Merger 1, or the Merger 2 Consideration or the Fractional Shares Cash Amount as a result of Merger 2, such amounts as are required to be deducted and withheld under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or non-U.S. Tax Law.  To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person(s) in respect of which such deduction and withholding was made.

2.5          Treatment of Holdings Employee Stock Purchase Plans.  Prior to the Merger 2 Effective Time, the Board of Directors of Holdings or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the Holdings 2015 Employee Stock Purchase Plan and the Holdings 2015 Provider Stock Purchase Plan (the “Holdings ESPPs”) to effectuate the following: (i) to cause each “Purchase Period” (as defined in the Holdings ESPPs) in effect on the date of this Agreement to be the final Purchase Period under such Holdings ESPP and the options under such Holdings ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Purchase Period and (y) the date that is seven business days prior to the expected Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant) and (ii) to terminate the Holdings ESPPs effective immediately prior to the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF AMSURG AND NEW AMETHYST

Except (a) as set forth in the AmSurg Disclosure Schedule (subject to Section 8.15) and (b) as otherwise disclosed or identified in the AmSurg SEC Documents (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the AmSurg SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any AmSurg SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such AmSurg SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), AmSurg and New Amethyst hereby represent and warrant to Holdings as follows:

3.1          Corporate Organization.  Each of AmSurg, New Amethyst and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, each of their respective Subsidiaries, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of AmSurg and its Subsidiaries, including New Amethyst, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.  The copies of the charter of AmSurg (the “AmSurg Charter”) and the bylaws of AmSurg (the “AmSurg

Bylaws”), in each case as most recently filed with the AmSurg SEC Documents, and the copies of the certificate of incorporation and bylaws of New Amethyst previously provided to Holdings, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  AmSurg is not in violation of any of the provisions of the AmSurg Charter or the AmSurg Bylaws, and New Amethyst is not in violation of any of the provisions of the certificate of incorporation or bylaws of New Amethyst.  True and complete copies of all minute books of AmSurg since January 1, 2013 have been made available by AmSurg to Holdings, except for such portions of the minutes subject to attorney-client privilege or with respect to the consideration of a possible acquisition or business combination involving AmSurg.

3.2          AmSurg Capitalization.

(a)           The authorized capital stock of AmSurg consists of one hundred twenty million (120,000,000) shares of AmSurg Common Stock and five million (5,000,000) shares of preferred stock, no par value (“AmSurg Preferred Stock”), of which one million seven hundred twenty-five thousand (1,725,000) shares are designated as AmSurg Series A-1 Preferred Stock.  As of May 31, 2016 (the “Measurement Date”), (i) 54,815,913 shares of AmSurg Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, including 1,083,929 shares of AmSurg Common Stock subject to vesting conditions and contractual restrictions on transfer (the “AmSurg Restricted Stock”), (ii) 3,133,601 shares of AmSurg Common Stock were reserved for expected issuance upon conversion of the AmSurg Series A-1 Preferred Stock, (iii) no shares of AmSurg Common Stock were held in the treasury of AmSurg or by its Subsidiaries, (iv) 84,585 shares of AmSurg Common Stock were issuable (and such number was reserved for issuance) upon exercise of AmSurg Stock Options granted under an AmSurg Stock Plan and settlement of AmSurg Stock Unit Awards and AmSurg PSU Awards granted under an AmSurg Stock Plan (in the case of the AmSurg PSU Awards, at “target” levels of performance) and (iv) one million seven hundred twenty-five thousand (1,725,000) shares of AmSurg Preferred Stock were issued and outstanding, all of which are designated as AmSurg Series A-1 Preferred Stock.  Except for AmSurg Stock Options, AmSurg Stock Unit Awards and AmSurg PSU Awards, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which AmSurg or any of its Subsidiaries (other than any Affiliated Medical Group) is a party or by which AmSurg or any of its Subsidiaries (other than any Affiliated Medical Group) is bound relating to the issued or unissued capital stock or other Equity Interests of AmSurg or any of its Subsidiaries (other than any Affiliated Medical Group), or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating AmSurg or any of its Subsidiaries (other than any Affiliated Medical Group) to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, AmSurg or any of its Subsidiaries (other than any Affiliated Medical Group).  Since the Measurement Date,

AmSurg has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).  Section 3.2(a) of the AmSurg Disclosure Schedule sets forth as of the Measurement Date a complete and correct list of all outstanding (x) AmSurg Stock Options and (y) AmSurg Stock Unit Awards and AmSurg PSU Awards (at “target” levels of performance), the number of shares of AmSurg Stock issuable thereunder or with respect thereto and the exercise price (if any), and AmSurg has granted no other such awards since the Measurement Date. None of the AmSurg Stock Options are “incentive stock options” within the meaning of Section 422 of the Code.  All shares of AmSurg Common Stock subject to issuance under an AmSurg Stock Plan, upon issuance prior to the Merger 1 Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness of AmSurg having the right to vote on any matters on which shareholders of AmSurg may vote.  Neither AmSurg nor any of its Subsidiaries (other than any Affiliated Medical Group) is a party to any voting agreement with respect to the voting of any Equity Interests of AmSurg or any of its Subsidiaries (other than any Affiliated Medical Group).

(b)           Except with respect to the AmSurg Restricted Stock, AmSurg Stock Unit Awards and AmSurg PSU Awards, there are no outstanding contractual obligations of AmSurg or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of AmSurg Common Stock or any capital stock of, or other Equity Interests in, AmSurg or any of its Subsidiaries.

(c)           Section 3.2(c) of the AmSurg Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of AmSurg and the jurisdiction of organization of each such Subsidiary (other than any Affiliated Medical Group).  Except as set forth in Section 3.2(c) of the AmSurg Disclosure Schedule, none of AmSurg or any of its Subsidiaries holds an Equity Interest in any other Person (other than any Affiliated Medical Group).  Each outstanding share of capital stock or other Equity Interest in each Subsidiary of AmSurg (other than any Affiliated Medical Group) is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by AmSurg or one or more of its wholly-owned Subsidiaries free and clear of all Liens.  Each outstanding share of capital stock or other Equity Interest in each AmSurg Affiliated Medical Group is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is subject to a stock control agreement that prohibits the sale or transfer of such equity interest without the consent of AmSurg or an Affiliate of AmSurg and grants AmSurg the right to cause all or any portion of the shares of the Affiliated Medical Group to be sold to any person or entity that is selected by AmSurg for a nominal amount.  Except for any stock control agreement between AmSurg or an Affiliate of AmSurg and the AmSurg Affiliated Medical Groups, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any AmSurg Affiliated Medical Group is a party or by which any AmSurg Affiliated Medical Group is bound relating to the issued or unissued capital stock or other Equity Interests of any AmSurg Affiliated Medical Group, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any AmSurg Affiliated Medical Group to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, any AmSurg Affiliated Medical Group.  No AmSurg Affiliated Medical Group is a party to any voting agreement with respect to the voting of any of its Equity Interests.  There are no outstanding contractual obligations of AmSurg or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of AmSurg or any other Person, other than guarantees by AmSurg of any indebtedness or other obligations of any wholly-owned Subsidiary of AmSurg.

3.3          Authority; Execution and Delivery; Enforceability.

(a)           Each of AmSurg and New Amethyst has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the AmSurg Shareholder Approval and the approval of AmSurg, as sole stockholder of New Amethyst, to consummate the Transactions applicable to it.  The execution and delivery by each of AmSurg and New Amethyst of this Agreement, the performance and compliance by AmSurg and New Amethyst with each of its obligations herein and the consummation by AmSurg and New Amethyst of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of AmSurg and New Amethyst, subject to receipt of the AmSurg Shareholder Approval and the adoption of this agreement by AmSurg in its capacity as the sole stockholder of New Amethyst, and no other corporate proceedings on the part of AmSurg or New Amethyst and no shareholder votes are necessary to authorize this Agreement or the consummation by AmSurg and New Amethyst of the Transactions to which it is a party.  Each of AmSurg and New Amethyst has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Holdings of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)           The Board of Directors of AmSurg (the “AmSurg Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, AmSurg and its shareholders, (iii) directing that this Agreement be submitted to the shareholders of AmSurg for approval, (iv) recommending that the shareholders of AmSurg approve this Agreement (v) declaring that this Agreement is advisable (the “AmSurg Recommendation”).

(c)           The New Amethyst Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii)

determining that the terms of the Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, New Amethyst and its sole stockholder, (iii) directing that this Agreement and the New Amethyst Share Issuance be submitted to the sole stockholder of New Amethyst for approval, (iv) recommending that AmSurg, in its capacity as sole stockholder of New Amethyst, approve this Agreement and the New Amethyst Share Issuance and (v) declaring that this Agreement, the New Amethyst Share Issuance and the Amended and Restated New Amethyst Charter are advisable.

(d)           Assuming the accuracy of the representations and warranties in Section 4.20, to the Knowledge of AmSurg, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Mergers or the other Transactions.  The only vote of holders of any class or series of AmSurg Common Stock or other Equity Interests of AmSurg necessary to adopt this Agreement is the approval of this Agreement by the holders of a majority of the shares of AmSurg Common Stock outstanding and entitled to vote thereon at the AmSurg Shareholders Meeting (together, the “AmSurg Shareholder Approval”).  No other vote of the holders of AmSurg Common Stock or any other Equity Interests of AmSurg is necessary to consummate the Transactions.  The only vote of holders of any class or series of New Amethyst Common Stock or other Equity Interests of New Amethyst necessary to adopt this Agreement is the approval of this Agreement and the New Amethyst Share Issuance by AmSurg, in its capacity as sole stockholder of New Amethyst, as set forth in Section 3.3(c).  No other vote of the sole stockholder of New Amethyst is necessary to consummate the Transactions.

3.4          No Conflicts.

(a)           The execution and delivery of this Agreement by AmSurg and New Amethyst does not and will not, and the performance of this Agreement by AmSurg and New Amethyst and the consummation of the Transactions will not, (i) assuming the AmSurg Shareholder Approval and the approval of AmSurg, as sole stockholder of New Amethyst, is obtained, conflict with or violate any provision of the AmSurg Charter or the AmSurg Bylaws or any equivalent organizational documents of any Subsidiary of AmSurg, including New Amethyst, (ii) except as set forth in Section 3.4(a) of the AmSurg Disclosure Schedule, assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to AmSurg or any of its Subsidiaries, including New Amethyst, or by which any property or asset of AmSurg or any of its Subsidiaries, including New Amethyst, is bound or affected or (iii) except as set forth in Section 3.4(a) of the AmSurg Disclosure Schedule, require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of AmSurg or any of its Subsidiaries, including New Amethyst, pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by AmSurg of any of its material obligations under this Agreement or (C) have an AmSurg Material Adverse Effect.

(b)           The execution and delivery of this Agreement by AmSurg and New Amethyst do not and will not, and the consummation by AmSurg and New Amethyst of the Transactions and compliance by AmSurg and New Amethyst with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law, and the rules and regulations of the NASDAQ, (ii) under the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar applicable Laws, (iii) the filing of the Merger 1 Certificate of Merger and the Merger 2 Certificate of Merger as required by the DGCL and the filing of the Merger 1 Articles of Merger as required by the TBCA and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by AmSurg or New Amethyst of any of its material obligations under this Agreement or (C) have an AmSurg Material Adverse Effect.

3.5          SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           AmSurg has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by AmSurg with the SEC under the Securities Act or the Exchange Act since January 1, 2013 (the “AmSurg SEC Documents”).  None of the Subsidiaries of AmSurg is required to make or makes any filings with the SEC.

(b)           As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each AmSurg SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AmSurg SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The consolidated financial statements of AmSurg included in the AmSurg SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by AmSurg’s accountants with respect thereto (the “AmSurg SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The AmSurg SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of AmSurg (on a consolidated basis) as of the respective dates of and for the periods referred to in the AmSurg SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim AmSurg SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.  The books and records of AmSurg and its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the AmSurg SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records.  No financial statements of any Person other than AmSurg and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of AmSurg.  Except as required by GAAP, AmSurg has not, between December 31, 2015 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2015.

(d)           AmSurg is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)           AmSurg has made available to Holdings true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013 relating to the AmSurg SEC Documents and all written responses of AmSurg thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system.  To the Knowledge of AmSurg, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any AmSurg SEC Documents and none of the AmSurg SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review.  There are no internal investigations with respect to which AmSurg has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of AmSurg, pending or threatened, in each case regarding any accounting practices of AmSurg.

(f)            AmSurg has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  AmSurg’s disclosure controls and procedures are designed to ensure that information required to be disclosed by AmSurg in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AmSurg’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  AmSurg’s management has completed an assessment of the effectiveness of AmSurg’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable AmSurg SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on AmSurg’s management’s most recently completed evaluation of AmSurg’s internal control over financial reporting prior to the date hereof, (i) AmSurg had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect AmSurg’s ability to record, process, summarize and report financial information and (ii) AmSurg does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in AmSurg’s internal control over financial reporting.

(g)           AmSurg and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in AmSurg’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the AmSurg SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the AmSurg SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an AmSurg Material Adverse Effect.

3.6          Absence of Certain Changes or Events.  Since December 31, 2015 and through the date of this Agreement, (a) AmSurg and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an AmSurg Material Adverse Effect.  Since December 31, 2015 and through the date of this Agreement, neither AmSurg nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Holdings’s consent pursuant to, Sections 5.1(e), (m), (n), (p), (r) and (s) had the covenants therein applied since December 31, 2015.

3.7          Information Supplied.  None of the information supplied or to be supplied by AmSurg or New Amethyst for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Holdings in connection with the Mergers (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Holdings Common Stock and AmSurg Common Stock and at the time of each of the Holdings Stockholders Meeting and AmSurg Shareholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading (except that no representation or warranty is made by AmSurg to such portions thereof that relate expressly to Holdings or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Holdings for inclusion or incorporation by reference therein).  The Form S-4 and Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

3.8          Legal Proceedings.  There are no Proceedings pending, or to the Knowledge of AmSurg, threatened against AmSurg or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of AmSurg, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.  There are no Proceedings pending, or to the Knowledge of AmSurg, threatened against AmSurg or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of AmSurg, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an AmSurg Material Adverse Effect.  Neither AmSurg nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an AmSurg Material Adverse Effect.

3.9          Compliance with Laws.

(a)           (i) AmSurg and its Subsidiaries are in compliance, and from and after January 1, 2013 have been in compliance, with all Laws and Orders applicable to AmSurg or any of its Subsidiaries or any items or services provided by, or assets owned or used by, any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on AmSurg or its Subsidiaries), and (ii) neither AmSurg nor any of its Subsidiaries has received any written communication from and after January 1, 2013 from a Governmental Entity that alleges that AmSurg or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect.

(b)           AmSurg and each of its Subsidiaries (i) are in compliance, and from and after January 1, 2013 have been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable Anti-corruption Laws; (ii) from and after January 1, 2013 have not been investigated, to the Knowledge of AmSurg, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by AmSurg or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws and (iii) from and after January 1, 2013 have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by AmSurg and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c)           To the Knowledge of AmSurg, none of AmSurg or its Subsidiaries has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of:  (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(d)           To the Knowledge of AmSurg, from and after January 1, 2013, AmSurg and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects.  There have been no false or fictitious entries made in the books and records of AmSurg or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and AmSurg and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)           To the Knowledge of AmSurg, from and after January 1, 2013, none of AmSurg or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or the United Nations Security Council or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

3.10        Permits.  AmSurg and each of its Subsidiaries have all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations and similar rights (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have an AmSurg Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, (i) the operation of the business of AmSurg and its Subsidiaries as currently conducted is not, and has not been since January 1, 2013, in violation of, nor is AmSurg or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on AmSurg or its Subsidiaries), and (ii) to the Knowledge of AmSurg, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit.  There are no actions pending or, to the Knowledge of AmSurg, threatened, that seek the revocation, suspension, cancellation or modification of any Permit, except where such revocation, suspension, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect.  Since January 1, 2013, neither AmSurg nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of AmSurg, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect.

3.11        Employee Benefit Plans.

(a)           Section 3.11(a) of the AmSurg Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of AmSurg or any of its Subsidiaries, in each case that is maintained, sponsored or contributed to by AmSurg or any of its ERISA Affiliates, or under which AmSurg or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements (each an “AmSurg Benefit Plan”).  Neither AmSurg, nor to the Knowledge of AmSurg, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) materially modify, change or terminate any AmSurg Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such AmSurg Benefit Plan or (ii) adopt any New Amethyst Benefit Plan.

(b)           With respect to each AmSurg Benefit Plan, AmSurg has made available to Holdings a current written copy thereof (if any) and, to the extent applicable:  (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c)           Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, (i) each AmSurg Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and (ii) contributions or payments required to be made under the terms of any of the AmSurg Benefit Plans or related insurance policies have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the AmSurg SEC Documents.

(d)           Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect:  (i) each AmSurg Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any AmSurg Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to AmSurg’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such AmSurg Benefit Plan or the exempt status of any such trust, (ii) to AmSurg’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any AmSurg Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of AmSurg is threatened, against or with respect to any AmSurg Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e)           No AmSurg Benefit Plan is a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”) or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, (i) during the preceding six (6) years none of AmSurg or any ERISA Affiliate thereof has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (ii) no liability under Title IV of ERISA has been incurred by AmSurg or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a risk to AmSurg or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder and (iii) none of AmSurg or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(f)            No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions, either alone or in combination with any other event, by any employee, officer or director of AmSurg or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)           Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state law having similar effect, no AmSurg Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents.

(h)           Except for the adjustment and assumption of the AmSurg Stock Options and AmSurg RSUs in accordance with Section 2.3, neither the execution of this Agreement nor the consummation of the Mergers or other Transactions, either alone or in combination with any other event, will (i) result in any payment becoming due to any employee or director or independent contractor of AmSurg or any of its Subsidiaries (including with respect to any bonus, severance or change in control payments), (ii) increase or enhance any benefits otherwise payable to any employee or director or independent contractor of AmSurg or any of its Subsidiaries, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger, secure or enhance any other material obligation pursuant to any of the AmSurg Benefit Plans or (iv) result in any breach or violation of, or default under any AmSurg Benefit Plan.

(i)            There is no agreement, plan, Contract or other arrangement to which AmSurg or, to the Knowledge of AmSurg, any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(j)            There is no material AmSurg Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of AmSurg or any Subsidiary thereof residing outside the United States of America.

3.12        Employee and Labor Matters.

(a)           Neither AmSurg nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement or material labor contract, no labor union, labor organization, or group of employees of AmSurg or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for AmSurg or any of its Subsidiaries (the “AmSurg Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of AmSurg, threatened in writing against AmSurg or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any present or former AmSurg Business Personnel which is reasonably likely to materially interfere with the business activities of AmSurg and its Subsidiaries, taken as a whole.  There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of AmSurg, threatened against or affecting AmSurg or any Subsidiary which would, individually or in the aggregate, reasonably be expected to have an AmSurg Material Adverse Effect.

(b)           AmSurg and its Subsidiaries are and for the past five years have been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, the Worker Adjustment and Retraining Notification Act, as amended, and any similar Federal, state or local Law or regulation, all Laws respecting terms and conditions of employment, health and safety, wage payment, Form I-9 matters, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect.

3.13                        Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect:

(a)                                 AmSurg and each of its Subsidiaries (i) have been within the last five (5) years, and are, in compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b)                                 There are no Environmental Claims pending, nor to the Knowledge of AmSurg, threatened against AmSurg or any of its Subsidiaries, and none of AmSurg or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c)                                  There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by AmSurg or any of its Subsidiaries, or to the Knowledge of AmSurg, at properties that were formerly owned, operated, leased or used by AmSurg or any of its Subsidiaries, that are reasonably likely to cause AmSurg or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d)                                 None of AmSurg or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of AmSurg is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14                        Real Property.

(a)                                 AmSurg or its Subsidiaries, as the case may be, holds good, valid and marketable fee title to the AmSurg Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)                                 AmSurg or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the AmSurg Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)                                  The AmSurg Owned Real Property and the AmSurg Leased Real Property are referred to collectively herein as the “AmSurg Real Property.”  The AmSurg Real Property constitutes all real property necessary for the conduct of the business of AmSurg and its Subsidiaries, taken as a whole, as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, neither AmSurg nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to AmSurg’s Knowledge there are no such Proceedings threatened, affecting any portion of the AmSurg Real Property and neither AmSurg nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the AmSurg Real Property.  Neither AmSurg nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the AmSurg Real Property or any material portion thereof.  Neither AmSurg nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material AmSurg Real Property or any material portion thereof.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, each portion of the AmSurg Real Property and all buildings and improvements located on the AmSurg Real Property are in a state of good operating condition, subject to reasonable wear and tear.

3.15                        Tax Matters.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an AmSurg Material Adverse Effect:

(i)                                     AmSurg and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all U.S. federal income Tax and other material Tax Returns required to be filed by any of them, and all such Tax Returns are complete and accurate in all material respects;

(ii)                                  AmSurg and each of its Subsidiaries have paid or cause to be paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP;

(iii)                               all Taxes required to be withheld by AmSurg or any of its Subsidiaries have been duly and timely withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purposes;

(iv)                              the U.S. federal income Tax Returns of AmSurg and each of its Subsidiaries through the Tax year ending December 31, 2011 have been examined and closed (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired);

(v)                                 all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation with respect to AmSurg or any of its Subsidiaries have been fully paid;

(vi)                              there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of U.S. federal income or other material Tax matters of AmSurg or any of its Subsidiaries;

(vii)                           there are no Liens for Taxes on any of the assets of AmSurg or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable;

(viii)                        none of AmSurg or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof;

(ix)                              neither AmSurg nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder;

(x)                                 neither AmSurg nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was AmSurg) or any combined or affiliated group or unitary group of taxpayers, (B) has any liability for the Taxes of any Person (other than AmSurg or any of its present or former Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law), under any other provision of Law imposing joint liability for Taxes or members of a consolidated, affiliated, combined or unitary group, or under any tax sharing agreement, tax indemnity agreement, or any other similar agreement or (C) has made an election under Section 108(i) of the Code; and

(xi)                              neither AmSurg nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(b)                                 Neither AmSurg nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  It is agreed and understood that no representation or warranty is made by AmSurg in respect of Tax matters in any Section of this Agreement other than Section 3.5, Section 3.6, Section 3.7, Section 3.11 and this Section 3.15.

3.16                        Material Contracts.

(a)                                 All Contracts required to be filed as exhibits to the AmSurg SEC Documents have been so filed in a timely manner.  Section 3.16(a) of the AmSurg Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which AmSurg or any of its Subsidiaries is a party or by which AmSurg or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)                                     any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                  any Contract that materially limits the ability of AmSurg or any of its affiliates (including, following the consummation of the Transactions, New Amethyst and its affiliates) to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(iii)                               any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)                              any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $1 million or (B) that becomes due and payable as a result of the Transactions;

(v)                                 any license, sublicense, option, development or collaboration agreement or other Contract relating to AmSurg Material Intellectual Property reasonably expected to result in aggregate payments in excess of $1 million after the Closing Date (excluding license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

(vi)                              any Contract that is material to the business of AmSurg and its Subsidiaries, taken as a whole, that provides for any “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which AmSurg or any of its Subsidiaries is subject;

(vii)                           any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $4 million in any twelve (12) month period after the Closing Date;

(viii)                        any lease, sublease, occupancy agreement or other Contract with respect to the AmSurg Leased Real Property reasonably expected to result in payments in excess of $1 million in any twelve (12) month period after the Closing Date;

(ix)                              any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of AmSurg or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $10 million);

(x)                                 any acquisition or divestiture agreement (A) entered into since January 1, 2013 with a purchase price in excess of $25 million or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $5 million for any such Contract individually or $25 million in the aggregate (including indemnification obligations) that have not been satisfied in full;

(xi)                              any agreement that by its terms limits the payment of dividends or other distributions by AmSurg or any of its Subsidiaries;

(xii)                           any Contract for any joint venture, partnership or similar arrangement (in each case, other than any Affiliated Medical Group), or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by AmSurg or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by AmSurg and any of its Subsidiaries in excess of $5 million annually;

(xiii)                        any Contract with any Governmental Entity that is reasonably expected to result in (x) the payment by AmSurg or any of its Subsidiaries of an amount in excess of $30 million per annum or (y) the receipt by AmSurg or any of its Subsidiaries of an amount in excess of $30 million per annum;

(xiv)                       any Contract between any of AmSurg or any of its Subsidiaries, on the one hand, and a health system, hospital or ambulatory surgery center, on the other hand, pursuant to which AmSurg or its Subsidiaries generated revenues through billing of third parties, revenue guarantees or subsidy payments in excess of $20 million in the year ended December 31, 2015;

(xv)                          any Contract between any of AmSurg or any of its Subsidiaries, on one hand, and a third party payor (including any Governmental Program and any Private Program), on the other hand, pursuant to which AmSurg or its Subsidiaries received payments in excess of $20 million in the year ended December 31, 2015;

(xvi)                       any Contract providing for an outstanding or potential future loan or other extension of credit by AmSurg or any of its Subsidiaries (other than (A) payroll advances to employees and physicians in the ordinary course of business to any individual employee or physician and (B) the extension of trade credit to customers and suppliers in the ordinary course of business consistent with past practice);

(xvii)                    any Contract between any of AmSurg or any of its Subsidiaries, on the one hand, and a third party payor (including any Governmental Program and any Private Program), on the other hand, that applies to AmSurg or any of its Subsidiaries on a national or statewide basis; and

(xviii)                 any other agreement which would prohibit or delay beyond the Outside Date the consummation of the Mergers or any other Transaction contemplated by this Agreement.

(b)                                 AmSurg has heretofore made available to Holdings true, correct and complete copies of the Contracts set forth in Section 3.16(a).

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the AmSurg Disclosure Schedule or filed or required to be filed as exhibits to the AmSurg SEC Documents (the “AmSurg Material Contracts”) are valid, binding and in full force and effect and are enforceable by AmSurg or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) AmSurg, or its applicable Subsidiary, has performed all obligations required to be performed by it under the AmSurg Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of AmSurg, no other party to any AmSurg Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2013, neither AmSurg nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any AmSurg Material Contract, and (iv) neither AmSurg nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, change the scope of rights under or fail to renew any AmSurg Material Contract.

3.17                        Intellectual Property.

(a)                                 With respect to all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by AmSurg or any of its Subsidiaries (collectively, the “AmSurg Registered Intellectual Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, (A) either AmSurg or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Proceeding is pending or, to Knowledge of AmSurg, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property).  Each item of material AmSurg Registered Intellectual Property that is registered, filed, issued, or applied for has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of AmSurg, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, each of AmSurg and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of AmSurg and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted.  Neither the execution and delivery of this Agreement by AmSurg, nor the performance of this Agreement by AmSurg, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of AmSurg or any of its Subsidiaries in any Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, to the Knowledge of AmSurg, neither AmSurg nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  Neither AmSurg nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that AmSurg or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.  To the Knowledge of AmSurg, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by AmSurg or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.  Neither AmSurg nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.

(d)                                 AmSurg and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“AmSurg Material Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, all AmSurg Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of AmSurg, adequate for protection.  To the Knowledge of AmSurg, there has been no unauthorized disclosure of any AmSurg Material Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, to the Knowledge of AmSurg, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of AmSurg and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with AmSurg or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in AmSurg or one of its Subsidiaries.  No such Person has asserted, and to the Knowledge of AmSurg, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any AmSurg Material Intellectual Property.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, the IT Assets of AmSurg and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by AmSurg and its Subsidiaries to operate the business of AmSurg and its Subsidiaries as presently conducted and have not, since January 1, 2013, materially malfunctioned or failed.

AmSurg and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption.  AmSurg and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

(f)                                   To the Knowledge of AmSurg, no software included in the AmSurg Material Intellectual Property, which is distributed to any third party by or on behalf of AmSurg or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which AmSurg or its Subsidiaries may have plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits AmSurg’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

3.18                        Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.18 of the AmSurg Disclosure Schedule, neither AmSurg nor any of its Subsidiaries nor any of their respective officers or directors on behalf of AmSurg or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.19                        Opinion of Financial Advisors.  Each of Guggenheim Securities, LLC and J.P. Morgan Securities, LLC, AmSurg’s financial advisors, has delivered to the AmSurg Board its verbal opinion (to be confirmed in writing), to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the portion of the equity ownership of New Amethyst to be received by the holders of shares of AmSurg Common Stock in the Transactions is fair from a financial point of view to the holders of the shares of AmSurg Common Stock.

3.20                        Ownership of Holdings Common Stock.  Neither AmSurg nor any of its affiliates or associates is, nor at any time during the last three (3) years has AmSurg or any of its affiliates or associates been, an “interested stockholder” of Holdings as defined in Section 203 of the DGCL.  AmSurg and its Subsidiaries, affiliates and associates do not beneficially own any shares of Holdings Common Stock or other securities of Holdings or any options, warrants or other rights to acquire Holdings Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Holdings.

3.21                        Insurance.  All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any AmSurg Benefit Plans) to which AmSurg or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of AmSurg, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect, each of AmSurg and its Subsidiaries is, and since January 1, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

3.22                        Healthcare Compliance Matters.

(a)                                 (i) AmSurg and each of its Subsidiaries are in compliance with and since January 1, 2013 have not violated any Health Care Law applicable to AmSurg or any of its Subsidiaries or any items or services provided by or assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on AmSurg or its Subsidiaries), and (ii) neither AmSurg nor any of its Subsidiaries has received any written communication since January 1, 2013 from a Governmental Entity alleging that AmSurg or any of its Subsidiaries is or was not, or may not be, in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any actual or alleged non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect.  Neither AmSurg nor, to the Knowledge of AmSurg, any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity.  Additionally, none of AmSurg, its Subsidiaries or any of its respective employees, officers or directors or any AmSurg Healthcare Professional has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of AmSurg, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)                                 Except as would not have, individually or in the aggregate, an AmSurg Material Adverse Effect, neither AmSurg nor its current or former Subsidiaries nor, to the Knowledge of AmSurg, any of the owners, managers, officers, directors, employees or contractors of AmSurg or any of its Subsidiaries or any AmSurg Healthcare Professional have been since January 1, 2013 through the date hereof: (i) convicted of, charged with or, to the Knowledge of AmSurg, investigated by a Governmental Entity for any violation of any Laws or other misconduct related to any Governmental Program, (ii) convicted of, charged with or, to the Knowledge of AmSurg, investigated by a Governmental Entity for a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances related to the business or operations of AmSurg or any of its Subsidiaries, (iii) excluded, suspended or debarred from, or otherwise ineligible to participate in, any Governmental Program, nor, to the Knowledge of AmSurg, is any such exclusion, suspension or bar pending or threatened, or (iv) subject to any Order with respect to the business or operations of AmSurg or any of its Subsidiaries.

(c)                                  To the Knowledge of AmSurg and except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an AmSurg Material Adverse Effect, each of the Persons performing clinical or professional healthcare services, including without limitation all physicians, mid-level providers (e.g., nurse practitioners, physician assistants, certified-registered nurse anesthetists), nurses, paramedics, emergency medical technicians, or any other clinical staff on behalf of AmSurg or its Subsidiaries, whether as an employee or independent contractor (each, an “AmSurg Healthcare Professional” and collectively, the “AmSurg Healthcare Professionals”): (i) has maintained and currently holds, in good standing, all Permits required by any applicable Law or Governmental Entity to perform the services in the states that such AmSurg Healthcare Professional is practicing or performing professional services on behalf of AmSurg or any of its Subsidiaries; and (ii) to the extent required, has been granted and continues to hold requisite staff privileges at, and is currently, and since January 1, 2013 has been, in good standing with, each of the hospitals and other healthcare facilities at or for which such AmSurg Healthcare Professional performs medical services on behalf of AmSurg or its Subsidiaries. To the Knowledge of AmSurg, each AmSurg Healthcare Professional has been and is in compliance with the terms and conditions of such Permits, except where such noncompliance would not, individually or in the aggregate, have an AmSurg Material Adverse Effect. To the Knowledge of AmSurg, as of the date hereof, neither AmSurg nor any of its Subsidiaries has received written notice that any AmSurg Healthcare Professional is under investigation by, the subject of a self-disclosure to, or is not in good standing with, any Governmental Program or Governmental Entity, except where an unfavorable decision, ruling or finding of any such investigation or disclosure would not, individually or in the aggregate, have an AmSurg Material Adverse Effect. With respect to AmSurg Healthcare Professionals engaged on an independent contractor basis, AmSurg or its Subsidiary has insured and insures, and maintains a certificate of insurance from each AmSurg Healthcare Professional evidencing, that such AmSurg Healthcare Professionals have in place malpractice insurance, except where such failure to maintain such insurance would not, individually or in the aggregate, have an AmSurg Material Adverse Effect.

(d)                                 Except as would not have, individually or in the aggregate, an AmSurg Material Adverse Effect, (i) AmSurg and its Subsidiaries are each qualified for participation with, or currently participates with, all Governmental Programs and Private Programs from which such entity seeks or receives reimbursement for items or services, (ii) the billing practices of AmSurg and its Subsidiaries to all customers, private individuals or patients, Governmental Programs and Private Programs have been and are in material compliance with applicable Health Care Laws, the Health Care Common Procedure Coding System (“HCPCS”) code set, and rules of applicable Governmental Programs, and (iii) neither AmSurg nor any of its Subsidiaries has (a) billed, received or failed, whether on its behalf or on behalf of another Person, to timely return any material payment or reimbursement in excess of amounts allowed by applicable Health Care Laws, or (b) any material outstanding overpayments, refunds or Liability due to any Governmental Program or Governmental Entity. Except to the extent qualifying as ordinary course and except as would not have, individually or in the aggregate, an AmSurg Material Adverse Effect, there are no pending appeals, adjustments, investigations, inquires, challenges, Actions or notices of intent to audit or investigate by any Governmental Program or Governmental Entity with respect to enrollment eligibility, compliance with conditions of participation or payment, or claims, reports or other submissions by AmSurg or any of its Subsidiaries.

(e)                                  Neither AmSurg, nor any of its Subsidiaries has made since January 1, 2013, or is in the process of making, any voluntary self-disclosure to any Governmental Program or Governmental Entity, including without limitation any voluntary self-disclosures to the Centers for Medicare & Medicaid Services pursuant to the Medicare self-referral disclosure protocol or to the Office of the Inspector General pursuant to its self-disclosure protocol, or to any United States Attorney. To the Knowledge of AmSurg, none of AmSurg, its Subsidiaries or any of its AmSurg Healthcare Professionals are mentioned in any voluntary self-disclosure made to any Governmental Entity by any healthcare facility or any other Person.

(f)                                   None of AmSurg, its Subsidiaries or, to the Knowledge of AmSurg, any AmSurg Healthcare Professional is a party to, or bound by, any Order, corporate integrity agreement, deferred prosecution agreement, settlement agreement or other written agreement with any Governmental Entity concerning compliance with Health Care Laws that, individually or in the aggregate, have an AmSurg Material Adverse Effect

(g)                                  AmSurg and its Subsidiaries have instituted and operate in accordance with a compliance plan which is consistent with guidance of the Office of Inspector General of the United States Department of Health & Human Services.

(h)                                 None of AmSurg and its Subsidiaries has received notice of and, to the Knowledge of AmSurg, there is and has been no individual complaint, pending or threatened litigation, legal proceeding (in law or in equity) or governmental or administrative investigation, settlement or penalty with respect to AmSurg or any of its Subsidiaries or their respective Workforces (as defined under HIPAA) uses or disclosures of, or security practices regarding, individually identifiable health information, in each case that would be material to AmSurg and its Subsidiaries, taken as a whole. To the Knowledge of AmSurg, no Breach (as defined at 45 C.F.R. § 164.402) has occurred with respect to any unsecured Protected Health Information (as defined in 45 C.F.R. § 160.103) (“PHI”) maintained by or for AmSurg or any of its Subsidiaries that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D § 164.406 or 164.408(b). To the Knowledge of AmSurg, any Security Incidents (as defined at 45 C.F.R. § 164.304) involving unsecured PHI maintained by or for AmSurg or any of its Subsidiaries have been Unsuccessful Security Incidents or non-material Security Incidents.  For purposes of this Agreement, “Unsuccessful Security Incidents” include, but are not limited to, pings and other broadcast attacks on AmSurg’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of PHI.  None of AmSurg and its Subsidiaries has notified the media or any Governmental Authority of any Breach as required by 45 C.F.R. Part 164, Subpart D § 164.406 or 164.408(b), and none of AmSurg and its Subsidiaries is currently planning to conduct any such notification or is investigating whether any such notification to the media or any Governmental Authority is required.  Each of AmSurg and its Subsidiaries has in place, and has complied and is in compliance with, written policies to protect the security and privacy of PHI.  Each of AmSurg and its Subsidiaries has the right pursuant to its contracts and its privacy and security policies to use and disclose PHI for the purposes for which such information is and has been used and disclosed.  Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any transfer of PHI resulting from such transactions, will violate any policies of AmSurg or its Subsidiaries or any privacy agreements to which AmSurg or its Subsidiaries are a party as such policies or privacy agreements currently exist or as existed at any time during which any of such PHI was collected or obtained.

3.23                        New Amethyst.  Since its date of incorporation, New Amethyst has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  The authorized capital stock of New Amethyst consists of one thousand (1,000) shares of New Amethyst Common Stock, all of which are issued and outstanding, and all of which have been validly issued, are fully paid and nonassessable and are owned directly by AmSurg free and clear of any Liens.

3.24                        No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article 3, neither AmSurg nor New Amethyst nor any of their respective affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) AmSurg or New Amethyst or any of their respective Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to AmSurg or New Amethyst or any of their respective Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by AmSurg, New Amethyst, any of their respective affiliates or any Person acting on any of their behalf to Holdings, any affiliate of Holdings or any Person acting on any of their behalf.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Except (a) as set forth in the Holdings Disclosure Schedule (subject to Section 8.15) and (b) as otherwise disclosed or identified in the Holdings SEC Documents (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Holdings SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Holdings SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Holdings SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Holdings hereby represents and warrants to AmSurg and New Amethyst as follows:

4.1                               Corporate Organization.  Each of Holdings and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, its Subsidiaries, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Holdings and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.  The copies of the certificate of incorporation of Holdings (the “Holdings Charter”) and the bylaws of Holdings (the “Holdings Bylaws”), in each case as most recently filed with the Holdings SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  Holdings is not in violation of any of the provisions of the Holdings Charter or the Holdings Bylaws.  True and complete copies of all minute books of Holdings since January 1, 2013 have been made available by Holdings to AmSurg, except for such portions of the minutes subject to attorney-client privilege or with respect to the consideration of a possible acquisition or business combination involving Holdings.

4.2                               Holdings Capitalization.

(a)                                 The authorized capital stock of Holdings consists of two billion (2,000,000,000) shares of common stock, par value $0.01 per share (“Holdings Common Stock”), and two hundred million (200,000,000) shares of preferred stock, par value $0.01 per share (“Holdings Preferred Stock”).  As of the Measurement Date, (i) 187,130,222 shares of Holdings Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Holdings Common Stock were held in the treasury of Holdings or by its Subsidiaries, (iii) 11,713,278 shares of Holdings Common Stock were issuable (and such number was reserved for issuance) upon exercise of Holdings Stock Options granted under the Holdings Stock Plans and settlement of Holdings Stock Unit Awards and Holdings PSU Awards (in the case of the Holdings PSU Awards, at “target” levels of performance) and (iv) no shares of Holdings Preferred Stock were issued and outstanding.  Except for Holdings Stock Options, Holdings Stock Unit Awards and Holdings PSU Awards, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Holdings or any of its Subsidiaries (other than any Affiliated Medical Group) is a party or by which Holdings or any of its Subsidiaries (other than any Affiliated Medical Group) is bound relating to the issued or unissued capital stock or other Equity Interests of Holdings or any of its Subsidiaries (other than any Affiliated Medical Group), or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Holdings or any of its Subsidiaries (other than any Affiliated Medical Group) to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Holdings or any of its Subsidiaries (other than any Affiliated Medical Group).  Since the Measurement Date, Holdings has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 4.2(a).  Section 4.2(a) of the Holdings Disclosure Schedule sets forth as of the Measurement Date a complete and correct list of all outstanding (x) Holdings Stock Options and (y) Holdings Stock Unit Awards and Holdings PSU Awards (at “target”

levels of performance), the number of shares of Holdings Stock issuable thereunder or with respect thereto and the exercise price (if any), and Holdings has granted no other such awards since the Measurement Date and prior to the date of this Agreement.  None of the Holdings Stock Options are “incentive stock options” within the meaning of Section 422 of the Code.  All shares of Holdings Common Stock subject to issuance under the Holdings Stock Plans, upon issuance prior to the Merger 2 Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness of Holdings having the right to vote on any matters on which shareholders of Holdings may vote.  Neither Holdings nor any of its Subsidiaries (other than any Affiliated Medical Group) is a party to any voting agreement with respect to the voting of any Equity Interests of Holdings or any of its Subsidiaries (other than any Affiliated Medical Group).

(b)                                 Except with respect to Holdings Stock Unit Awards and Holdings PSU Awards, there are no outstanding contractual obligations of Holdings or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Holdings Common Stock or any capital stock of, or other Equity Interests in, Holdings or any of its Subsidiaries.

(c)                                  Section 4.2(c) of the Holdings Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Holdings (other than any Billing Entity) and the jurisdiction or organization of each such Subsidiary.  Except as set forth in Section 4.2(c) of the Holdings Disclosure Schedule, none of Holdings or any of its Subsidiaries holds an Equity Interest in any other Person (other than any Billing Entity).  Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Holdings (other than any Affiliated Medical Group) is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as set forth on Section 4.2(c) of the Holdings Disclosure Schedule, is owned, beneficially and of record, by Holdings or one or more of its wholly-owned Subsidiaries free and clear of all Liens.  Each outstanding share of capital stock or other Equity Interest in each Holdings Affiliated Medical Group is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is subject to a stock control agreement that prohibits the sale or transfer of such equity interest without the consent of Holdings or an Affiliate of Holdings and grants Holdings the right to cause all or any portion of the shares of the Affiliated Medical Group to be sold to any person or entity that is selected by Holdings for a nominal amount.  Except for any Stock Transfer and Option Agreement between Holdings or an Affiliate of Holdings and the Holdings Affiliated Medical Groups, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Holdings Affiliated Medical Group is a party or by which any Holdings Affiliated Medical Group is bound relating to the issued or unissued capital stock or other Equity Interests of any Holdings Affiliated Medical Group, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Holdings Affiliated Medical Group to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, any Holdings Affiliated Medical Group.  No Holdings Affiliated Medical Group is a party to any voting agreement with respect to the voting of any of its Equity Interests.  There are no outstanding contractual obligations of Holdings or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Holdings or any other Person, other than guarantees by Holdings of any indebtedness or other obligations of any wholly-owned Subsidiary of Holdings.

4.3                               Authority; Execution and Delivery; Enforceability.

(a)                                 Holdings has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Holdings Stockholder Approval, to consummate the Transactions.  The execution and delivery by Holdings of this Agreement, the performance and compliance by Holdings with each of its obligations herein and the consummation by Holdings of the Transactions have been duly authorized by all necessary corporate action on the part of Holdings, subject to the receipt of the Holdings Stockholder Approval, and no other corporate proceedings on the part of Holdings and no other stockholder votes are necessary to authorize this Agreement or the consummation by Holdings of the Transactions.  Holdings has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by AmSurg and New Amethyst of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)                                 The Board of Directors of Holdings (the “Holdings Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the Transactions are fair to, and in the best interests of, Holdings and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Holdings for adoption, (iv) recommending that the stockholders of Holdings approve this Agreement and (v) declaring that this Agreement is advisable (the “Holdings Recommendation”).

(c)                                  To the Knowledge of Holdings, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Mergers or the other Transactions.  The only vote of holders of any class or series of Holdings Common Stock or other Equity Interests of Holdings necessary to adopt this Agreement and approve the Mergers and the other Transactions is the approval of this Agreement by the holders of a majority of the shares of Holdings Common Stock outstanding and entitled to vote thereon at the Holdings Stockholders Meeting (the “Holdings Stockholder Approval”).  No other vote of the holders of Holdings Common Stock or any other Equity Interests of Holdings is necessary to consummate the Transactions.

4.4                               No Conflicts.

(a)                                 The execution and delivery of this Agreement by Holdings does not and will not, and the performance of this Agreement by Holdings and the consummation of the Transactions will not, (i) assuming the Holdings Stockholder Approval is obtained, conflict with or violate any provision of the Holdings Charter or the Holdings Bylaws or any equivalent organizational documents of any Subsidiary of Holdings, (ii) except as set forth in Section 4.4(a) of the Holdings Disclosure Schedule, assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any of Holdings or any of its Subsidiaries, or by which any property or asset of Holdings or any of its Subsidiaries, is bound or affected or (iii) except as set forth in Section 4.4(a) of the Holdings Disclosure Schedule, require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdings or any of its Subsidiaries, pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by Holdings of any of its material obligations under this Agreement or (C) have a Holdings Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Holdings does not and will not, and the consummation by Holdings of the Transactions and compliance by Holdings with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NYSE (ii) under the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar applicable Laws, (iii) the filing of the Merger 2 Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Holdings of any of its material obligations under this Agreement or (C) have a Holdings Material Adverse Effect.

4.5                               SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)                                 Holdings has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Holdings with the SEC under the Securities Act or the Exchange Act since January 1, 2013 (the “Holdings SEC Documents”).  None of the Subsidiaries of Holdings is required to make or makes any filings with the SEC.

(b)                                 As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Holdings SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Holdings SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  The consolidated financial statements of Holdings included in the Holdings SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Holdings’s accountants with respect thereto (the “Holdings SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Holdings SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Holdings (on a consolidated basis) as of the respective dates of and for the periods referred to in the Holdings SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Holdings SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.  The books and records of Holdings and its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Holdings SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records.  No financial statements of any Person other than Holdings and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Holdings.  Except as required by GAAP, Holdings has not, between December 31, 2015 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2015.

(d)                                 Holdings is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e)                                  Holdings has made available to AmSurg true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013 relating to the Holdings SEC Documents and all written responses of Holdings thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system.  To the Knowledge of Holdings, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Holdings SEC Documents and none of the Holdings SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review.  There are no internal investigations with respect to which Holdings has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Holdings, pending or threatened, in each case regarding any accounting practices of Holdings.

(f)                                   Holdings has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Holdings’s disclosure controls and procedures are designed to ensure that information required to be disclosed by Holdings in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Holdings’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Holdings’s management has completed an assessment of the effectiveness of Holdings’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Holdings SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on Holdings’s management’s most recently completed evaluation of Holdings’s internal control over financial reporting prior to the date hereof, (i) Holdings had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Holdings’s ability to record, process, summarize and report financial information and (ii) Holdings does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Holdings’s internal control over financial reporting.

(g)                                  Holdings and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Holdings’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Holdings SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Holdings SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Holdings Material Adverse Effect.

4.6                               Absence of Certain Changes or Events.  Since December 31, 2015 and through the date of this Agreement, (a) Holdings and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Holdings Material Adverse Effect.  Since December 31, 2015 through the date of this Agreement, neither Holdings nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required AmSurg’s consent pursuant to, Sections 5.2(e), (m), (n), (p), (r) and (s) had the covenants therein applied since December 31, 2015.

4.7                               Information Supplied.  None of the information supplied or to be supplied by Holdings for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Holdings Common Stock and at the time of the Holdings Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading (except that no representation or warranty is made by Holdings to such portions thereof that relate expressly to AmSurg and its Subsidiaries or to statements made therein based on information supplied by or on behalf of AmSurg for inclusion or incorporation by reference therein).  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

4.8                               Legal Proceedings.  There are no Proceedings pending, or to the Knowledge of Holdings, threatened against Holdings or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Holdings, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.  There are no Proceedings pending, or to the Knowledge of Holdings, threatened against Holdings or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Holdings, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Holdings Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Holdings Material Adverse Effect.

4.9                               Compliance with Laws.

(a)                                 (i) Holdings and its Subsidiaries are in compliance, and from and after January 1, 2013 have been in compliance, with all Laws and Orders applicable to Holdings or any of its Subsidiaries or any items or services provided by, or assets owned or used by, any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Holdings or its Subsidiaries), and (ii) neither Holdings nor any of its Subsidiaries has received any written communication from and after January 1, 2013 from a Governmental Entity that alleges that Holdings or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect.

(b)                                 Holdings and each of its Subsidiaries (i) are in compliance, and from and after January 1, 2013 have been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) from and after January 1, 2013 have not been investigated, to the Knowledge of Holdings, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Holdings or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws; and (iii) from and after January 1, 2013 have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Holdings and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c)                                  To the Knowledge of Holdings, none of Holdings or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of:  (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d)                                 To the Knowledge of Holdings, from and after January 1, 2013, Holdings and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and

Government Officials, in accordance with GAAP, in all material respects.  There have been no false or fictitious entries made in the books and records of Holdings or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Holdings and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)                                  To the Knowledge of Holdings, from and after January 1, 2013, none of Holdings or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

4.10                        Permits.  Holdings and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) the operation of the business of Holdings and its Subsidiaries as currently conducted is not, and has not been since January 1, 2013, in violation of, nor is Holdings or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Holdings or its Subsidiaries), and (ii) to the Knowledge of Holdings, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit.  There are no actions pending or, to the Knowledge of Holdings, threatened, that seek the revocation, suspension, cancellation or modification of any Permit, except where such revocation, suspension, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect.  Since January 1, 2013, neither Holdings nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Holdings, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect.

4.11                        Employee Benefit Plans.

(a)                                 Section 4.11(a) of the Holdings Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Holdings or any of its Subsidiaries, in each case that is maintained, sponsored or contributed to by Holdings or any of its ERISA Affiliates, or under which Holdings or any of its Subsidiaries has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, material fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements (each a “Holdings Benefit Plan”).  Neither Holdings, nor to the Knowledge of Holdings, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) materially modify, change or terminate any Holdings Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such Holdings Benefit Plan or (ii) adopt any new Holdings Benefit Plan.

(b)                                 With respect to each Holdings Benefit Plan, Holdings has made available to AmSurg a current written copy thereof (if any) and, to the extent applicable:  (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) each Holdings Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and (ii) contributions or payments required to be made under the terms of any of the Holdings Benefit Plans or related insurance policies have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Holdings SEC Documents.

(d)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect:  (i) each Holdings Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Holdings Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Holdings’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Holdings Benefit Plan or the exempt status of any such trust, (ii) to Holdings’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Holdings Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Holdings is threatened, against or with respect to any Holdings Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e)                                  No Holdings Benefit Plan is a Multiemployer Plan or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) during the preceding six (6) years none of Holdings or any ERISA Affiliate thereof has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (ii) no liability under Title IV of ERISA has been incurred by Holdings or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a risk to Holdings or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder, and (iii) none of Holdings or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(f)                                   No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers and other Transactions, either alone or in combination with any other event, by any employee, officer or director of Holdings or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)                                  Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state law having similar effect, no Holdings Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents.

(h)                                 Neither the execution of this Agreement nor the consummation of the Mergers or the other Transactions, either alone or in combination with any other event, will (i) result in any payment becoming due to any employee or director or independent contractor of Holdings or its Subsidiaries (including with respect to any bonus, severance or change in control payments, (ii) increase or enhance any benefits otherwise payable to any employee or director or independent contractor of Holdings or any of its Subsidiaries or (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger, secure or enhance any other material obligation pursuant to any of the

Holdings Benefit Plans or (iv) result in any breach or violation of, or default under any Holdings Benefit Plan.

(i)                                     There is no agreement, plan, Contract or other arrangement to which Holdings or, to the Knowledge of Holdings, any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(j)                                    There is no material Holdings Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of Holdings or any Subsidiary thereof residing outside the United States of America.

4.12                        Employee and Labor Matters.

(a)                                 Neither Holdings nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement or material labor contract, no labor union, labor organization, or group of employees of Holdings or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Holdings or any of its Subsidiaries (the “Holdings Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Holdings, threatened in writing against Holdings or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Holdings Business Personnel which is reasonably likely to materially interfere with the business activities of Holdings and its Subsidiaries, taken as a whole.  There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Holdings, threatened against or affecting Holdings or any Subsidiary would, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect.

(b)                                 Holdings and its Subsidiaries are and from and after August 14, 2013 have been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, the Worker Adjustment and Retraining Notification Act, as amended, and any similar Federal, state or local Law or regulation, all Laws respecting terms and conditions of employment, health and safety, wage payment, Form I-9 matters, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect.

4.13                        Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect:

(a)                                 Holdings and each of its Subsidiaries (i) are and, from and after August 14, 2013, have been in compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b)                                 There are no Environmental Claims pending, nor to the Knowledge of Holdings, threatened against Holdings or any of its Subsidiaries, and none of Holdings or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c)                                  There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Holdings or any of its Subsidiaries, or to the Knowledge of Holdings, at properties that were formerly owned, operated, leased or used by Holdings or any of its Subsidiaries, that are reasonably likely to cause Holdings or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d)                                 None of Holdings or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Holdings is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

4.14                        Real Property.

(a)                                 Holdings or its Subsidiaries, as the case may be, holds good, valid, legal and marketable fee title to the Holdings Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)                                 Holdings or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Holdings Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)                                  The Holdings Owned Real Property and the Holdings Leased Real Property are referred to collectively herein as the “Holdings Real Property.”  The Holdings Real Property constitutes all real property necessary for the conduct of the business of Holdings and its Subsidiaries, taken as a whole, as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, neither Holdings nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Holdings’s Knowledge there are no such Proceedings threatened, affecting any portion of the Holdings Real Property and neither Holdings nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Holdings Real Property.  Neither Holdings nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the material Holdings Real Property or any material portion thereof.  Neither Holdings nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Holdings Real Property or any material portion thereof.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, each portion of the Holdings Real Property and all buildings and improvements located on the Holdings Real Property are in a state of good operating condition, subject to reasonable wear and tear.

4.15                        Tax Matters.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect:

(i)                                     Holdings and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all U.S. federal income Tax and other material Tax Returns required to be filed by any of them, and all such Tax Returns are complete and accurate in all material respects;

(ii)                                  Holdings and each of its Subsidiaries have paid or cause to be paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP;

(iii)                               all Taxes required to be withheld by Holdings or any of its Subsidiaries have been duly and timely withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purposes;

(iv)                              the U.S. federal income Tax Returns of Holdings and each of its Subsidiaries through the Tax year ending December 31, 2011 have been examined and closed (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired);

(v)                                 all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation with respect to Holdings or any of its Subsidiaries have been fully paid;

(vi)                              there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of U.S. federal income or other material Tax matters of Holdings or any of its Subsidiaries;

(vii)                           there are no Liens for Taxes on any of the assets of Holdings or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable;

(viii)                        none of Holdings or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof;

(ix)                              neither Holdings nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder;

(x)                                 neither Holdings nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Holdings) or any combined or affiliated group or unitary group of taxpayers, (B) has any liability for the Taxes of any Person (other than Holdings or any of its present or former Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law), under any other provision of Law imposing joint liability for Taxes or members of a consolidated, affiliated, combined or unitary group, or under any tax sharing agreement, tax indemnity agreement, or any other similar agreement or (C) has made an election under Section 108(i) of the Code; and

(xi)                              neither Holdings nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(b)                                 Neither Holdings nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  It is agreed and understood that no representation or warranty is made by Holdings in respect of Tax matters in any Section of this Agreement other than Section 4.5, Section 4.6, Section 4.7, Section 4.11 and this Section 4.15.

4.16                        Material Contracts.

(a)                                 All Contracts required to be filed as exhibits to the Holdings SEC Documents have been so filed in a timely manner.  Section 4.16(a) of the Holdings Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)                                     any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                  any Contract that materially limits the ability of Holdings or any of its affiliates (including, following the consummation of the Transactions, New Amethyst and its affiliates) to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(iii)                               any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)                              any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $1 million or (B) that becomes due and payable as a result of the Transactions;

(v)                                 any license, sublicense, option, development or collaboration agreement or other Contract relating to Holdings Material Intellectual Property reasonably expected to result in aggregate payments in excess of $1 million after the Closing Date (excluding license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-

the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

(vi)                              any Contract that is material to the business of Holdings and its Subsidiaries, taken as a whole, that provides for any “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Holdings or any of its Subsidiaries is subject;

(vii)                           any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $4 million in any twelve (12) month period after the Closing Date;

(viii)                        any lease, sublease, occupancy agreement or other Contract with respect to the Holdings Leased Real Property reasonably expected to result in payments in excess of $1 million in any twelve (12) month period after the Closing Date;

(ix)                              any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Holdings or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $10 million);

(x)                                 any acquisition or divestiture agreement (A) entered into since January 1, 2013 with a purchase price in excess of $25 million or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $5 million for any such Contract individually or $25 million in the aggregate (including indemnification obligations) that have not been satisfied in full;

(xi)                              any agreement that by its terms limits the payment of dividends or other distributions by Holdings or any of its Subsidiaries;

(xii)                           any Contract for any joint venture, partnership or similar arrangement (in each case, other than any Affiliated Medical Group), or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Holdings or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Holdings and any of its Subsidiaries in excess of $1 million annually;

(xiii)                        any Contract with any Governmental Entity that is reasonably expected to result in (x) the payment by Holdings or any of its Subsidiaries of an amount in excess of $30 million per annum or (y) the receipt by Holdings or its Subsidiaries of an amount in excess of $30 million per annum;

(xiv)                       any Contract pursuant to which Holdings or any of its Subsidiaries provides emergency department, radiology, anesthesia, hospitalist program or any other staffing services to or for any hospital or other healthcare facility that generated revenue to Holdings and its Subsidiaries in excess of $20 million in the year ended December 31, 2015;

(xv)                          any Contract pursuant to which Holdings or any of its Subsidiaries provides management, consulting, billing or other administrative-type services to or for any hospital or other healthcare facility, any physician or medical group (excluding Affiliated Medical Groups) or any other Person that generated revenue to Holdings and its Subsidiaries in excess of $20 million in the year ended December 31, 2015;

(xvi)                       any Contract that generated revenue to Holdings and its Subsidiaries of in excess of $30 million in the year ended December 31, 2015 between Holdings or any of its Subsidiaries and (i) any municipality or other local agency pursuant to which Holdings or any of its Subsidiaries provides emergency 911 response services or (ii) any Private Program pursuant to which Holdings or any of its Subsidiaries provides emergency or non-emergency transportation services;

(xvii)                    any Contract with any hospital, skilled nursing facility or other healthcare facility pursuant to which Holdings or any of its Subsidiaries provides emergency or non-emergency transportation services to such hospital, skilled nursing facility or other healthcare facility that is not terminable by Holdings or its Subsidiary’s counterparty, upon less than 120 days’ notice, that generated revenue to Holdings and its Subsidiaries of in excess of $30 million in the year ended December 31, 2015;

(xviii)                 any Contract between any of Holdings or any of its Subsidiaries, on the one hand, and a third party payor (including any Governmental Program and any Private Program), on the other hand, that applies to Holdings or any of its Subsidiaries on a national or statewide basis; and

(xix)                       any other agreement which would prohibit or delay beyond the Outside Date the consummation of the Mergers or any other Transaction contemplated by this Agreement.

(b)                                 Holdings has heretofore made available to AmSurg true, correct and complete copies of the Contracts set forth in Section 4.16(a).

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the Holdings Disclosure Schedule or filed or required to be filed as exhibits to the Holdings SEC Documents (the “Holdings Material Contracts”) are valid, binding and in full force and effect and are enforceable by Holdings or its applicable Subsidiary in accordance with their terms, except as limited by

Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Holdings, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Holdings Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Holdings, no other party to any Holdings Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2013, neither Holdings nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Holdings Material Contract, and (iv) neither Holdings nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Holdings Material Contract.

4.17                        Intellectual Property.

(a)                                 With respect to all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Holdings or any of its Subsidiaries (collectively, the “Holdings Registered Intellectual Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, (A) either Holdings or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Proceeding is pending or, to Knowledge of Holdings, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property).  Each item of material Holdings Registered Intellectual Property that is registered, filed, issued, or applied for has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Holdings, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, each of Holdings and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Holdings and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted.  Neither the execution and delivery of this Agreement by Holdings, nor the performance of this Agreement by Holdings, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Holdings or any of its Subsidiaries in any Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, to the Knowledge of Holdings, neither Holdings nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  Neither Holdings nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Holdings or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.  To the Knowledge of Holdings, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Holdings or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2013 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.

(d)                                 Holdings and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“Holdings Material Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, all Holdings Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Holdings, adequate for protection.  To the Knowledge of Holdings, there has been no unauthorized disclosure of any Holdings Material Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, to the Knowledge of Holdings, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Holdings and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Holdings or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Holdings or one of its Subsidiaries.  No such Person has asserted, and to the Knowledge of Holdings, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Holdings Material Intellectual Property.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, the IT Assets of Holdings and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by Holdings and its Subsidiaries to operate the business of Holdings and its Subsidiaries as presently conducted and have not, since January 1, 2013, materially malfunctioned or failed.  Holdings and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption.  Holdings and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

(f)                                   To the Knowledge of Holdings, no software included in the Holdings Material Intellectual Property, which is distributed to any third party by or on behalf of Holdings or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which Holdings or its Subsidiaries may have plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits Holdings’ or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

4.18                        Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 4.18 of the Holdings Disclosure Schedule, neither Holdings nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Holdings or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.19                        Opinion of Financial Advisors.  Each of Barclays Capital Inc. and Evercore Group L.L.C., Holdings’s financial advisors, has delivered to the Holdings Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, from a financial point of view, the Exchange Ratio to be offered to the holders of shares of Holdings Common Stock is fair to such stockholders.

4.20                        Ownership of AmSurg Common Stock.  Neither Holdings nor any of its affiliates or associates is, nor at any time during the last five (5) years has Holdings or any of its affiliates or associates been, an “interested shareholder” of AmSurg as defined in Section 203 of the Tennessee Business Combination Act, as amended.  Holdings and its Subsidiaries, affiliates and associates do not beneficially own any shares of AmSurg Common Stock or other securities of AmSurg or any options, warrants or other rights to acquire AmSurg Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, AmSurg.

4.21                        Insurance.  All insurance policies (including policies providing casualty, liability and workers compensation coverage, but excluding any Holdings Benefit Plan) to which Holdings or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Holdings, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, each of Holdings and its Subsidiaries is, and since January 1, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

4.22                        Healthcare Compliance Matters.

(a)                                 (i) Holdings and each of its Subsidiaries are in compliance with and since January 1, 2013 have not violated any Health Care Law applicable to Holdings or any of its Subsidiaries or any items or services provided by or assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Holdings or its Subsidiaries), and (ii) neither Holdings nor any of its Subsidiaries has received any written communication since January 1, 2013 from a Governmental Entity alleging that Holdings or any of its Subsidiaries is or was not, or may not be, in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any actual or alleged non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect.  Neither Holdings nor, to the Knowledge of Holdings, any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity.  Additionally, none of Holdings, its Subsidiaries or any of its respective employees, officers or directors or any Holdings Healthcare Professional has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of Holdings, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)                                 Except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, neither Holdings nor its current or former Subsidiaries nor, to the Knowledge of Holdings, any of the owners, managers, officers, directors, employees or contractors of Holdings or any of its Subsidiaries or any Holdings Healthcare Professional have been since January 1, 2013 through the date hereof: (i) convicted of, charged with or, to the Knowledge of Holdings, investigated by a Governmental Entity for any violation of any Laws or other misconduct related to any Governmental Program, (ii) convicted of, charged with or, to the Knowledge of Holdings, investigated by a Governmental Entity for a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances related to the business or operations of Holdings or any of its Subsidiaries, (iii) excluded, suspended or debarred from, or otherwise ineligible to participate in, any Governmental Program, nor, to the Knowledge of Holdings, is any such exclusion, suspension or bar pending or threatened, or (iv) subject to any Order with respect to the business or operations of Holdings or any of its Subsidiaries.

(c)                                  To the Knowledge of Holdings and except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Holdings Material Adverse Effect, each of the Persons performing clinical or professional healthcare services, including without limitation all physicians, mid-level providers (e.g., nurse practitioners, physician assistants, certified-registered nurse anesthetists), nurses paramedics, emergency medical technicians, or any other clinical staff on behalf of Holdings or its Subsidiaries, whether as an employee or independent contractor (each, a “Holdings Healthcare Professional” and collectively, the “Holdings Healthcare Professionals”): (i) has maintained and currently holds, in good standing, all Permits required by any applicable Law or Governmental Entity to perform the services in the states that such Holdings Healthcare Professional is practicing or performing professional services on behalf of Holdings or any of its Subsidiaries; and (ii) to the extent required, has been granted and continues to hold requisite staff privileges at, and is currently, and since January 1, 2013 has been, in good standing with, each of the hospitals and other healthcare facilities at or for which such Holdings Healthcare Professional performs medical services on behalf of Holdings or its Subsidiaries. To the Knowledge of Holdings, each Holdings Healthcare Professional has been and is in compliance with the terms and conditions of such Permits, except where such noncompliance would not, individually or in the aggregate, have a Holdings Material Adverse Effect. To the Knowledge of Holdings, as of the date hereof, neither Holdings nor any of its Subsidiaries has received written notice that any Holdings Healthcare Professional is under investigation by, the subject of a self-disclosure to, or is not in good standing with, any Governmental Program or Governmental Entity, except where an unfavorable decision, ruling or finding of any such investigation or disclosure would not, individually or in the aggregate, have a Holdings Material Adverse Effect. With respect to Holdings Healthcare Professionals engaged on an independent contractor basis, Holdings or its Subsidiary has insured and insures, and maintains a certificate of insurance from each Holdings Healthcare Professional evidencing, that such Holdings Healthcare Professionals have in place malpractice insurance, except where such failure to maintain such insurance would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

(d)                                 Except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) Holdings and its Subsidiaries are each qualified for participation with, or currently participates with, all Governmental Programs and Private Programs from which such entity seeks or receives reimbursement for items or services, (ii) the billing practices of Holdings and its Subsidiaries to all customers, private individuals or patients, Governmental Programs and Private Programs have been and are in material compliance with applicable Health Care Laws, the HCPCS code set, and rules of applicable Governmental Programs, and (iii) neither Holdings nor any of its Subsidiaries has (a) billed, received or failed, whether on its behalf or on behalf of another Person, to timely return any material payment or reimbursement in excess of amounts allowed by applicable Health Care Laws, or (b) any material outstanding overpayments, refunds or Liability due to any Governmental Program or Governmental Entity. Except to the extent qualifying as ordinary course and except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, there are no pending appeals, adjustments, investigations, inquires, challenges, Actions or notices of intent to audit or investigate by any Governmental Program or Governmental Entity with respect to enrollment eligibility, compliance with conditions of participation or payment, or claims, reports or other submissions by Holdings or any of its Subsidiaries.

(e)                                  Neither Holdings, nor any of its Subsidiaries has made since January 1, 2013, or is in the process of making, any voluntary self-disclosure to any Governmental Program or Governmental Entity, including without limitation any voluntary self-disclosures to the Centers for Medicare & Medicaid Services pursuant to the Medicare self-referral disclosure protocol or to the Office of the Inspector General pursuant to its self-disclosure protocol, or to any United States Attorney. To the Knowledge of Holdings, none of Holdings, its Subsidiaries or any of its Holdings Healthcare Professionals are mentioned in any voluntary self-disclosure made to any Governmental Entity by any healthcare facility or any other Person.

(f)                                   None of Holdings, its Subsidiaries or, to the Knowledge of Holdings, any Holdings Healthcare Professional is a party to, or bound by, any Order, corporate integrity agreement, deferred prosecution agreement, settlement agreement or other written agreement with any Governmental Entity concerning compliance with Health Care Laws that, individually or in the aggregate, have a Holdings Material Adverse Effect.

(g)                                  Holdings and its Subsidiaries have instituted and operate in accordance with a compliance plan which is consistent with guidance of the Office of Inspector General of the United States Department of Health & Human Services.

(h)                                 None of Holdings and its Subsidiaries has received notice of and, to the Knowledge of Holdings, there is and has been no individual complaint, pending or threatened litigation, legal proceeding (in law or in equity) or governmental or administrative investigation, settlement or penalty with respect to Holdings or any of its Subsidiaries or their respective Workforces (as defined under HIPAA) uses or disclosures of, or security practices regarding, individually identifiable health information, uses or disclosures of, or security practices regarding, individually identifiable health information, in each case that would be material to Holdings and its Subsidiaries, taken as a whole. To the Knowledge of Holdings, no Breach (as defined at 45 C.F.R. § 164.402) has occurred with respect to any unsecured PHI maintained by or for Holdings or any of its Subsidiaries that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D § 164.406 or 164.408(b). To the Knowledge of Holdings, any Security Incidents (as defined at 45 C.F.R. § 164.304) involving unsecured PHI maintained by or for Holdings or any of its Subsidiaries have been Unsuccessful Security Incidents or non-material Security Incidents.  None of Holdings and its Subsidiaries has notified the media or any Governmental Authority of any Breach as required by 45 C.F.R. Part 164, Subpart D § 164.406 or 164.408(b), and none of Holdings and its Subsidiaries is currently planning to conduct any such notification or is investigating whether any such notification to the media or any Governmental Authority is required.  Each of Holdings and its Subsidiaries has in place, and has complied and is in compliance with, written policies to protect the security and privacy of PHI.  Each of Holdings and its Subsidiaries has the right pursuant to its contracts and its privacy and security policies to use and disclose PHI for the purposes for which such information is and has been used and disclosed.  Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any transfer of PHI resulting from such transactions, will violate any policies of Holdings or its Subsidiaries or any privacy agreements to which Holdings or its Subsidiaries are a party as such policies or privacy agreements currently exist or as existed at any time during which any of such PHI was collected or obtained.

4.23                        No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article 4, neither Holdings nor any of its affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Holdings or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Holdings or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Holdings, any affiliate of Holdings or any Person acting on any of their behalf to AmSurg, New Amethyst, any of their respective affiliates or any Person acting on any of their behalf.

ARTICLE 5
COVENANTS

5.1                               Conduct of Business by AmSurg Pending the Closing.  AmSurg agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.1 of the AmSurg Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless Holdings shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), AmSurg will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of AmSurg and each of its Subsidiaries and to preserve the goodwill and current relationships of AmSurg and each of its Subsidiaries with customers, hospital partners and other Persons with which AmSurg or any of its Subsidiaries has business relations and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Law.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the AmSurg Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, AmSurg shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Closing, directly or indirectly, take any of the following actions without the prior written consent of Holdings (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 amend or otherwise change (including by merger, consolidation or otherwise) its charter or bylaws or equivalent organizational documents, except as contemplated by this Agreement;

(b)                                 issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, AmSurg or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of AmSurg or any of its Subsidiaries, other than pledges and grants of security interests required by existing Contracts and the issuance of AmSurg Common Stock upon the exercise of AmSurg Stock Options or the settlement of AmSurg Stock Unit Awards or AmSurg PSU Awards outstanding as of the date hereof in accordance with their terms;

(c)                                  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of AmSurg or any of its Subsidiaries with value in excess of $10 million, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)                                 (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material AmSurg Registered Intellectual Property or any AmSurg Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any AmSurg Material Intellectual Property except in the ordinary course of business consistent with past practice;

(e)                                  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than (i) quarterly dividends declared and paid by AmSurg to holders of AmSurg Series A-1 Preferred Stock pursuant to the terms of the AmSurg Charter and (ii) dividends paid by a wholly-owned Subsidiary of AmSurg to AmSurg or another wholly-owned Subsidiary of AmSurg) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)                                   reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)           other than the Mergers or the Transactions, merge or consolidate AmSurg or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of AmSurg or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on AmSurg and its Subsidiaries or the Transaction;

(h)           acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof in each case with value in excess of $15 million, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.1(h) of the AmSurg Disclosure Schedule;

(i)            other than as set forth in Section 5.1(i) of the AmSurg Disclosure Schedule, repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of AmSurg) for borrowed money, except for borrowings under AmSurg’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of AmSurg) in excess of $25 million in the aggregate;

(k)           terminate, cancel, renew, or request or agree to any material change in or waiver under any AmSurg Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be an AmSurg Material Contract, in each case other than in the ordinary course of business consistent with past practice; provided that, notwithstanding anything to the contrary in this Section 5.1(k), the prior written consent of Holdings shall be required for AmSurg or any of its Subsidiaries to terminate, cancel, renew, or request or agree to any material change in or waiver under any AmSurg Material Contract set forth in Section 3.16(a)(xvii) of the AmSurg Disclosure Schedule or enter into or amend any Contract that, if existing on the date hereof, would be required to be set forth on Section 3.16(a)(xvii) of the AmSurg Disclosure Schedule;

(l)            make or authorize any capital expenditure in excess of AmSurg’s capital expenditure budget as disclosed to Holdings prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $15 million;

(m)          except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law or (ii) the existing terms of any AmSurg Benefit Plan disclosed in Section 3.11(a) of the AmSurg Disclosure Schedule or a collective bargaining agreement in effect on the date hereof:  (A) increase the compensation or benefits payable or to become payable to directors, officers, employees or independent contractors of AmSurg or its Subsidiaries; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer, independent contractor or employee of AmSurg or its Subsidiaries; (C) establish, adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union or labor organization, AmSurg Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, independent contractor or employee of AmSurg or its Subsidiaries; (D) take any action to amend or waive any performance or vesting criteria or other restrictions or accelerate vesting, exercisability or funding or secure the payment of compensation or benefits under any AmSurg Benefit Plan; or (E) (x) hire or promote any person into a position or level listed in Section 5.1(m) of the AmSurg Disclosure Schedule or (y) terminate the employment of (or demote) any such person at such position or level (other than for misconduct or other acts constituting good cause (and following consultation with Holdings));

(n)           forgive any loans to directors, officers or employees of AmSurg or its Subsidiaries;

(o)           waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $1 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p)           make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q)           compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1 million individually or $10 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, AmSurg or any of its Subsidiaries;

(r)            except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or undertake any transaction with any non-U.S. Subsidiary of AmSurg that would reasonably be expected to have any significant U.S. federal income tax consequences to AmSurg or its Subsidiaries (clause (p), clause (s) and this clause (r) being the sole provisions of this Section 5.1 governing Tax matters);

(s)            take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(t)            convene any annual or special meeting (or any adjournment thereof) of the shareholders of AmSurg, other than the AmSurg Shareholders Meeting and the 2017 annual meeting of shareholders (only if such 2017 annual meeting is not otherwise combined with the AmSurg Shareholders Meeting);

(u)           fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(v)           authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.2          Conduct of Business by Holdings Pending the Closing.  Holdings agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.2 of the Holdings Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless AmSurg shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Holdings will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Holdings and each of its Subsidiaries and to preserve the goodwill and current relationships of Holdings and each of its Subsidiaries with customers, hospital partners and other Persons with which Holdings or any of its Subsidiaries has business relations and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Laws.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Holdings Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, Holdings shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Closing, directly or indirectly, take any of the following actions without the prior written consent of AmSurg (such consent not to be unreasonably withheld, conditioned or delayed):

(a)           amend or otherwise change (including by merger, consolidation or otherwise) its certificate of incorporation or bylaws or equivalent organizational documents, except as contemplated by this Agreement;

(b)           issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Holdings or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of Holdings or any of its Subsidiaries, other than pledges and grants of security interests required by existing Contracts and the issuance of Holdings Common Stock upon the exercise of Holdings Stock Options or the settlement of Holdings Stock Unit Awards or Holdings PSU Awards outstanding as of the date hereof in accordance with their terms;

(c)           sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Holdings or any of its Subsidiaries with value in excess of $10 million, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)           (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material Holdings Registered Intellectual Property or any Holdings Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Holdings Material Intellectual Property except in the ordinary course of business consistent with past practice;

(e)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly-owned Subsidiary of Holdings to Holdings or another wholly-owned Subsidiary of Holdings) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)            reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)           other than the Mergers or the Transactions, merge or consolidate Holdings or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Holdings or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Holdings and its Subsidiaries or the Transaction;

(h)           acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof in each case with value in excess of $15 million, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.2(h) of the Holdings Disclosure Schedule;

(i)            other than as set forth in Section 5.2(i) of the Holdings Disclosure Schedule, repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of Holdings) for borrowed money, except for borrowings under Holdings’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of Holdings) in excess of $25 million in the aggregate;

(k)           terminate, cancel, renew, or request or agree to any material change in or waiver under any Holdings Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Holdings Material Contract, in each case other than in the ordinary course of business consistent with past practice; provided that, notwithstanding anything to the contrary in this Section 5.2(k), the prior written consent of AmSurg shall be required for Holdings or any of its Subsidiaries to terminate, cancel, renew, or request or agree to any material change in or waiver under any Holdings Material Contract set forth in Section 4.16(a)(xviii) of the Holdings Disclosure Schedule or enter into or amend any Contract that, if existing on the date hereof, would be required to be set forth on Section 4.16(a)(xviii) of the Holdings Disclosure Schedule;

(l)            make or authorize any capital expenditure in excess of Holdings’s capital expenditure budget as disclosed to AmSurg prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $15 million;

(m)          except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law or (ii) the existing terms of any Holdings Benefit Plan disclosed in Section 4.11(a) of the Holdings Disclosure Schedule or a collective bargaining agreement in effect on the date hereof:  (A) increase the compensation or benefits payable or to become payable to directors, officers, employees or independent contractors of Holdings or its Subsidiaries; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer, independent contractor or employee of Holdings or its Subsidiaries (C) establish, adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union or labor organization, Holdings Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, independent contractor or employee of Holdings or its Subsidiaries; (D) take any action to amend or waive any performance or vesting criteria or other restrictions or accelerate vesting, exercisability or funding or secure the payment of compensation or benefits under any Holdings Benefit Plan; or (E) (x) hire or promote any person into a position or level listed in Section 5.2(m) of the Holdings Disclosure Schedule or (y) terminate the employment of (or demote) any such person at such position or level (other than for misconduct or other acts constituting good cause (and following consultation with AmSurg));

(n)           forgive any loans to directors, officers or employees of Holdings or its Subsidiaries;

(o)           waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of

$1 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p)           make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q)           compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1 million individually or $10 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Holdings or any of its Subsidiaries;

(r)            except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or undertake any transaction with any non-U.S. Subsidiary of Holdings that would reasonably be expected to have any significant U.S. federal income tax consequences to Holdings or its Subsidiaries (clause (p), clause (s) and this clause (r) being the sole provisions of this Section 5.2 governing Tax matters);

(s)            take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(t)            convene any annual or special meeting (or any adjournment thereof) of the stockholders of Holdings, other than the Holdings Stockholders Meeting and the 2017 annual meeting of stockholders (only if such 2017 annual meeting is not otherwise combined with the Holdings Stockholders Meeting);

(u)           fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(v)           authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.3          Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

(a)           As promptly as practicable after the execution of this Agreement, (i) Holdings and AmSurg shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the stockholders of Holdings and the shareholders of AmSurg relating to the Holdings Stockholders Meeting and the AmSurg Shareholders Meeting, respectively, and (ii) Holdings and AmSurg shall prepare and AmSurg and New Amethyst shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of New Amethyst Common Stock to be issued in the Mergers and the shares of New Amethyst Series A-1 Preferred Stock to be issued in Merger 1.  Each of Holdings, AmSurg and New Amethyst shall use its reasonable best efforts to cause the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of Holdings, AmSurg and New Amethyst shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of AmSurg Common Stock, New Amethyst Common Stock and New Amethyst Series A-1 Preferred Stock.  Each of Holdings and AmSurg shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement.  As promptly as practicable after the Form S-4 shall have become effective, each of Holdings and AmSurg shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders or shareholders, as applicable.  No filing of, or amendment or supplement to, the Form S-4 will be made by AmSurg or New Amethyst, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Holdings or AmSurg, in each case without providing the other party with a reasonable opportunity to review and comment thereon.  If at any time prior to the Merger 1 Effective Time any information relating to Holdings or AmSurg, or any of their respective affiliates, directors or officers, should be discovered by Holdings, AmSurg or New Amethyst which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Holdings and the shareholders of AmSurg.  AmSurg shall notify Holdings promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of New Amethyst Common Stock issuable in connection with the Mergers and the shares of New Amethyst Series A-1 Preferred Stock issuable in connection with Merger 1 for offering or sale in any jurisdiction.  In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto.  Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.  Each party shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Holdings Stockholders Meeting and the AmSurg Shareholders Meeting are solicited in compliance with the DGCL, the rules of the NYSE, the Holdings Charter and the Holdings Bylaws, in the case of Holdings, and the TBCA, the rules of the NASDAQ, the AmSurg Charter and the AmSurg Bylaws, in the case of AmSurg.

(b)           AmSurg Shareholders Meeting.

(i)            AmSurg shall, as soon as practicable following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the “AmSurg Shareholders Meeting”) for the purpose of seeking the AmSurg Shareholder Approval; provided, however, that AmSurg, after consultation with Holdings, may postpone or adjourn the AmSurg Shareholders Meeting (A) with the prior written consent of Holdings; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the AmSurg Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by AmSurg’s shareholders prior to the AmSurg Shareholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite AmSurg Shareholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that the AmSurg Shareholders Meeting shall not be postponed or adjourned for more than thirty (30) days in the aggregate from the originally scheduled date of the AmSurg Shareholders Meeting pursuant to clauses (B), (C) and/or (D).  AmSurg shall, upon the reasonable request of Holdings, advise Holdings at least on a daily basis on each of the last seven (7) Business Days prior to the date of the AmSurg Shareholders Meeting as to the aggregate tally of proxies received by AmSurg with respect to the AmSurg Shareholder Approval.

(ii)           AmSurg shall, through the AmSurg Board, make the AmSurg Recommendation and include such AmSurg Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement and (B) take all other action necessary or advisable to secure the AmSurg Shareholder Approval.  Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the AmSurg Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Holdings, the approval, determination of advisability, or recommendation by the AmSurg Board of this Agreement, the Mergers or the other Transactions, (y) make, or permit any director or executive officer of AmSurg to make, any public statement in connection with the AmSurg Shareholders Meeting by or on behalf of the AmSurg Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as an “AmSurg Adverse Recommendation Change”).

(iii)          Notwithstanding any AmSurg Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.  Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, (1) the AmSurg Board shall submit this Agreement to the shareholders of AmSurg for approval at the AmSurg Shareholders Meeting whether or not (x) the AmSurg Board shall have effected an AmSurg Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to AmSurg or any of its Representatives and (2) notwithstanding anything in Section 5.4 to the contrary, the AmSurg Board shall not submit any Competing Proposal (including any Superior Proposal) to the shareholders of AmSurg for approval at the AmSurg Shareholders Meeting.

(c)           Holdings Stockholders Meeting.

(i)            Holdings shall, as soon as practicable following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the “Holdings Stockholders Meeting”) for the purpose of seeking the Holdings Stockholder Approval; provided, however, that Holdings, after consultation with AmSurg,  may postpone or adjourn the Holdings Stockholders Meeting (A) with the prior written consent of AmSurg; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Holdings Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Holdings’s stockholders prior to the Holdings Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Holdings Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that the Holdings Stockholders Meeting shall not be postponed or adjourned for more than thirty (30) days in the aggregate from the originally scheduled date of the Holdings Stockholders Meeting pursuant to clauses (B), (C) and/or (D).  Holdings shall, upon the reasonable request of AmSurg, advise AmSurg at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Holdings Stockholders Meeting as to the aggregate tally of proxies received by Holdings with respect to the Holdings Stockholder Approval.

(ii)           Holdings shall, through the Holdings Board, make the Holdings Recommendation and include such Holdings Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) take all other action necessary or advisable to secure the Holdings Stockholder Approval.  Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Holdings Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to AmSurg, the approval, determination of advisability, or recommendation by the Holdings Board of this Agreement, the Mergers or the other Transactions, (y) make, or permit any director or executive officer of Holdings to make, any public statement in connection with the Holdings Stockholders Meeting by or on behalf of the Holdings Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as an “Holdings Adverse Recommendation Change”).

(iii)          Notwithstanding any Holdings Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.  Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, (1) the Holdings Board shall submit this Agreement to the stockholders of Holdings for approval at the Holdings Stockholders Meeting whether or not (x) the Holdings Board shall have effected a Holdings Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Holdings or any of its Representatives and (2) notwithstanding anything in Section 5.4 to the contrary, the Holdings Board shall not submit any Competing Proposal (including any Superior Proposal) to the stockholders of Holdings for approval at the Holdings Stockholders Meeting.

(d)           AmSurg and Holdings will use their respective reasonable best efforts to hold the AmSurg Shareholders Meeting and the Holdings Stockholders Meeting on the same date.

5.4          No Solicitation of Transactions.

(a)           Each of AmSurg and Holdings shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that could reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly to AmSurg or Holdings, as applicable,  or destroyed any confidential information that has been provided in any such discussions or negotiations.  From the date hereof until the earlier of the Merger 2 Effective Time or the date of termination of this Agreement in accordance with Article 7, each of AmSurg and Holdings shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) such party may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the AmSurg Board or the Holdings Board, as applicable, informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the AmSurg Shareholder Approval (in the case of AmSurg) or the Holdings Stockholder Approval (in the case of Holdings) and following the receipt of a bona fide written Competing Proposal made after the date hereof that the AmSurg Board or Holdings Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the AmSurg Board or the Holdings Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would be inconsistent with its fiduciary duties to AmSurg’s shareholders or Holdings’s stockholders, as applicable, under applicable Law, AmSurg or Holdings may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to AmSurg or Holdings, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal.  Except as expressly permitted by this Section 5.4, each of Holdings and AmSurg shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Merger 2 Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Holdings Board or the AmSurg Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with its fiduciary duties under applicable Law), or (4) propose to do any of the foregoing.  For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6.

(b)           Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the AmSurg Shareholder Approval, the AmSurg Board may, or, prior to receipt of the Holdings Stockholder Approval, the Holdings Board may, in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, effect an AmSurg Adverse Recommendation Change or a Holdings Adverse Recommendation Change, as applicable, if and only if (i) the AmSurg Board or the Holdings Board, as applicable, concludes in good faith, after consultation with AmSurg’s or Holdings’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and (ii) the Holdings Board or the AmSurg Board, as applicable, provides the other party five (5) Business Days prior written notice of its intention to take such action (a “Competing Proposal Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c) (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute an AmSurg Adverse Recommendation Change or a Holdings Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute an AmSurg Adverse Recommendation Change or a Holdings Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the five (5) Business Days following such written notice (the “Negotiation

Period”), if requested by the other party, the Board of Directors effecting the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the AmSurg Board or Holdings Board, as applicable, concludes in good faith, after consultation with AmSurg’s or Holdings’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with AmSurg’s or Holdings’s outside legal counsel, that the failure to make an AmSurg Adverse Recommendation Change or Holdings Adverse Recommendation Change, as applicable, would be inconsistent with the exercise by the AmSurg Board or Holdings Board of its fiduciary duties to the shareholders of AmSurg or stockholders of Holdings under applicable Law.  Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of receipt of such new Competing Proposal Notice.

(c)           In addition to the obligations of Holdings and AmSurg set forth in Section 5.4(a) and Section 5.4(b), Holdings or AmSurg shall promptly, and in any event no later than 24 hours, after it receives (i) any Competing Proposal or indication by any Person that it intends to make or is considering making a Competing Proposal, (ii) any request for non-public information relating to Holdings or AmSurg or their respective Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the other party orally and in writing of any of the foregoing occurrences and provide a reasonably detailed description of such request, inquiry or Competing Proposal, including any modifications thereto.  Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 5.4.  Each of Holdings and AmSurg agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Holdings or AmSurg and their respective Subsidiaries that Holdings or

AmSurg provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

(d)           Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Holdings Stockholder Approval or the AmSurg Shareholder Approval, the Holdings Board or the AmSurg Board may make a Holdings Adverse Recommendation Change or an AmSurg Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a Holdings Adverse Recommendation Change or an AmSurg Adverse Recommendation Change, as applicable, in response to such Intervening Event would be inconsistent with its fiduciary duties to the applicable party’s stockholders or shareholders, as applicable, under applicable Law; provided that (x) the Holdings Board or the AmSurg Board has given the other party at least five (5) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a Holdings Adverse Recommendation Change or an AmSurg Adverse Recommendation Change, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make a Holdings Adverse Recommendation Change or an AmSurg Adverse Recommendation Change, as applicable, would not be inconsistent with its fiduciary duties to stockholders or shareholders, as applicable, under applicable Law.

(e)           Nothing contained in this Section 5.4 shall be deemed to prohibit AmSurg, Holdings, the AmSurg Board, the Holdings Board or any committee of the AmSurg Board or the Holdings Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to a Competing Proposal, including taking and disclosing to its shareholders or stockholders, as applicable, a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders) or (ii) making any “stop-look-and-listen” communication to the shareholders of AmSurg or the stockholders of Holdings, as applicable, pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of AmSurg or the stockholders of Holdings, as applicable); provided that neither AmSurg nor the AmSurg Board may effect an AmSurg Adverse Recommendation Change  and neither Holdings nor the Holdings Board may effect a Holdings Adverse Recommendation Change, in each case except in accordance with Section 5.4(d).  Actions permitted under this Section 5.4(e) shall not be a basis for Holdings or AmSurg to terminate this Agreement pursuant to Section 7.1(c)(iii) or Section 7.1(d)(iii), as applicable.

(f)            Any failure of Holdings’s or AmSurg’s respective Subsidiaries or its and their respective Representatives to fully comply with this Section 5.4 (as if such Subsidiaries or Representatives were directly subject to this Section 5.4) shall be deemed a breach of this Section 5.4 by Holdings or AmSurg, as applicable.

(g)           For purposes of this Agreement:

(i)            “Competing Proposal” shall mean, other than the Transactions, any proposal or offer from a third party for a transaction or a series of related transactions relating to (A) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Holdings or AmSurg, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of fifteen percent (15%) or more of the consolidated assets of Holdings or AmSurg, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of fifteen percent (15%) or more of the issued and outstanding shares of the Holdings Common Stock or the AmSurg Common Stock or any other Equity Interests in Holdings or AmSurg, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of the shares of Holdings Common Stock or AmSurg Common Stock or any other Equity Interests of Holdings, AmSurg or any of their respective Subsidiaries or (E) any combination of the foregoing.

(ii)           “Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to Holdings or AmSurg or its respective board after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event:  (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Holdings Common Stock or AmSurg Common Stock (provided, however, that the exception set forth in this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (3) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception set forth in this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (4) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.6, and the consequences of any such action.

(iii)          “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “eighty percent (80)%”) made by a third party which was not solicited by Holdings or AmSurg or any of their respective Representatives and which, in the good faith judgment of the Holdings Board or the AmSurg Board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to Holdings’s stockholders or AmSurg’s shareholders, as applicable, from a financial point of view, than the Mergers and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

5.5          Access to Information; Confidentiality.

(a)           Upon reasonable notice, each of Holdings and AmSurg shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Merger 1 Effective Time, to all its properties, books, Contracts and records and its officers, employees and Representatives and, during such period, each of Holdings and AmSurg shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of Holdings or AmSurg or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law.  In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, each of the parties shall advise the other party of the subject matter of any such information that cannot be disclosed and shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable

Laws.  Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain letter agreement, dated January 26, 2016, as amended, between AmSurg and Holdings (the “Confidentiality Agreement”) and that certain Clean Team Confidentiality Agreement, dated February 18, 2016, between AmSurg and Holdings (the “Clean Team Agreement”), which Confidentiality Agreement and Clean Team Agreement shall remain in full force and effect.

(b)           No investigation by any of the parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

5.6          Appropriate Action.

(a)           AmSurg and Holdings shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Entities and parties to Contracts with AmSurg, Holdings or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby.  The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 5.6(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information thereunder and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders.  Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to make any filings required to be made pursuant to the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar applicable Laws with respect to the Transactions as promptly as reasonably practicable (but in any event within ten (10) Business Days of the date of this Agreement) and to supply as promptly as reasonably practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by such Governmental Entities pursuant to the HSR Act or such other applicable federal or state antitrust, competition, fair trade or similar Laws.  All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act and such other applicable federal or state antitrust, competition, fair trade or similar Laws, as applicable.

(b)           In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar Laws with respect to the Transactions, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Transactions by a Governmental Entity pursuant to the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Entity in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other party and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Entities with respect to such antitrust, competition, fair trade or similar clearances, including any position as to a Divestiture.  To the extent permitted by applicable Law, each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Entities.  To the extent permitted by applicable Law, each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Entity with respect to the Transactions, including promptly notifying the other party of any material communication it receives from any Governmental Entity relating to any review or investigation of the Transactions under the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar Laws.  To the extent permitted by applicable Law, the parties shall, and shall use their reasonable best efforts to cause their respective affiliates to use their reasonable best efforts to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Holdings and its Subsidiaries or AmSurg and its Subsidiaries,

as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)           Subject to the penultimate sentence of this Section 5.6(c), AmSurg and Holdings shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts to obtain approval of the consummation of the Transactions by any antitrust or competition Governmental Entity, including taking all commercially reasonable steps necessary to avoid or eliminate each and every legal impediment under any applicable federal or state antitrust, competition, fair trade or similar Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the parties hereto to close the Transactions as promptly as reasonably practicable, and in any event prior to the Outside Date.  Notwithstanding the foregoing or any other provision of this Agreement, neither AmSurg nor Holdings nor any of their respective Subsidiaries and affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any material assets or businesses, or otherwise modify any material business practice or contractual relationship (each, a “Divestiture”) if such Divestiture, individually or in the aggregate, would or would reasonably be expected to be materially adverse to (i) AmSurg and its Subsidiaries, taken as a whole, (ii) Holdings and its Subsidiaries, taken as a whole, or (iii) AmSurg, Holdings and their respective Subsidiaries, taken as a whole, but deemed for this purpose to be the same size as AmSurg and its Subsidiaries, taken as a whole.  In the event of any conflict between subsections (a), (b) or (c) of this Section 5.6, the provisions of this Section 5.6(c) shall, with respect to the matters addressed in this Section 5.6(c), supersede the provisions of subsection (a) and (b) of this Section 5.6.

(d)           Each party shall, and shall cause its respective Subsidiaries to, respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby.

(e)           Any fee or expense (other than any attorneys’ fees) payable by any party in connection with the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar Laws with respect to the Transactions shall be borne, in each case, equally by AmSurg and Holdings.

5.7          Certain Notices.  Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement:  (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity, the NASDAQ or the

NYSE (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.  AmSurg and Holdings shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity in connection with the Transactions.

5.8          Public Announcements.  Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of Holdings and AmSurg (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.  Holdings and AmSurg agree that the press release announcing the execution and delivery of this Agreement shall be a joint release in the form heretofore agreed by the parties.  In addition, subject to the right of the Holdings Board to make a Holdings Adverse Recommendation Change or the AmSurg Board to make an AmSurg Adverse Recommendation Change, in each case in accordance with and subject to the terms and conditions of Section 5.4, Holdings and AmSurg agree to cause their respective directors and officers to refrain from taking any position in any public statement that is (a) contrary to the positions previously taken by AmSurg and Holdings with respect to this Agreement and the Transactions, including the Mergers or (b) reasonably likely to have a material adverse impact on the ability of the parties hereto to consummate the Transactions.

5.9          Indemnification.

(a)           From and after the Merger 2 Effective Time, New Amethyst shall indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) Holdings’ and AmSurg’s organizational documents in effect as of the date of this Agreement and (iii) any Contract of Holdings, AmSurg or any of their respective Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of Holdings, AmSurg and any of their respective Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at, prior to or after the Merger 2 Effective Time, including in connection with this Agreement or the Transactions.

(b)           New Amethyst agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Merger 2 Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in charter, bylaws or other organizational documents shall survive the Mergers and shall continue in full force and effect in accordance with their terms.  For a period of no less than six (6) years from the Merger 2 Effective Time, New Amethyst shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Holdings, AmSurg or any of their respective Subsidiaries in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Merger 1 Effective Time were current or former directors or officers of Holdings, AmSurg or any of their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)           For six (6) years from and after the Merger 2 Effective Time, New Amethyst shall maintain for the benefit of the Indemnitees, a D&O insurance policy that provides coverage for events occurring at or prior to the Merger 2 Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Holdings, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that New Amethyst shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by AmSurg prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 250% of such last annual premium, New Amethyst shall nevertheless be obligated to provide such coverage as may be obtained for 250% of such last annual premium).  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Merger 1 Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Merger 2 Effective Time, including in respect of the Transactions.

(d)           In the event that New Amethyst or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, New

Amethyst shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e)           The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under Holdings’s, AmSurg’s or any of their respective Subsidiaries’ organizational documents in effect as of the date of this Agreement or in any Contract of Holdings, AmSurg or any of their respective Subsidiaries in effect as of the date of this Agreement.  The obligations of New Amethyst under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Holdings, AmSurg or any of their respective Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10        Stock Exchange Listing.  Holdings and AmSurg shall use their reasonable best efforts to cause the shares of New Amethyst Common Stock and the shares of New Amethyst Series A-1 Preferred Stock to be duly listed on the NYSE prior to the Merger 1 Effective Time.

5.11        Section 16 Matters.  Prior to the Effective Time, Holdings and AmSurg shall take all such steps as may be required to cause any dispositions of Holdings Common Stock (including derivative securities with respect to Holdings Common Stock) or acquisitions of AmSurg Common Stock (including derivative securities with respect to AmSurg Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdings or AmSurg, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12        Shareholder Litigation.  Each of Holdings and AmSurg shall provide the other party the opportunity to participate in the defense of any litigation brought by stockholders of Holdings or shareholders of AmSurg or in the name of Holdings or AmSurg against Holdings or AmSurg, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Mergers;

provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

5.13        Tax Matters.

(a)           Notwithstanding anything herein to the contrary, neither AmSurg, New Amethyst or Holdings shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  Both prior to and following the Merger 2 Effective Time, AmSurg, New Amethyst and Holdings shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for each of the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (i) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and (ii) using its reasonable best efforts to obtain the opinions referred to in Sections 6.2(d) and 6.3(d), and any tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, including by executing customary letters of representation.  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).  Each of Holdings and AmSurg shall report each of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)           As soon as reasonably practicable after the date of this Agreement, Holdings shall deliver to AmSurg a copy of the proposed form of the Holdings Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Holdings Tax Opinion Materials”).  AmSurg shall be entitled to a reasonable amount of time to provide Holdings with written comments on the Holdings Tax Opinion Materials.  Holdings shall furnish AmSurg with a copy of the final Holdings Tax Opinion Materials.

(c)           As soon as reasonably practicable after the date of this Agreement, AmSurg shall deliver to Holdings a copy of the proposed form of the AmSurg Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “AmSurg Tax Opinion Materials”).  Holdings shall be entitled to a reasonable amount of time to provide AmSurg with written comments on the AmSurg Tax Opinion

Materials.  AmSurg shall furnish Holdings with a copy of the final AmSurg Tax Opinion Materials.

5.14        Employee Matters.

(a)           During the period beginning on the Closing Date and ending on December 31, 2017 (the “Protection Period”), New Amethyst shall cause the employees of Holdings and its Subsidiaries immediately prior to the Closing (the “Legacy Holdings Employees”) and the employees of AmSurg and its Subsidiaries immediately prior to the Closing (the “Legacy AmSurg Employees”), which defined terms shall in each case not include any such employees covered by collective bargaining or other labor agreements, with compensation and employee benefits during their employment during the Protection Period that either (x) are substantially comparable, in the aggregate, to those provided (A) in the case of the Legacy Holdings Employees, to the Legacy Holdings Employees immediately prior to the Closing Date or (B) in the case of the Legacy AmSurg Employees, to the Legacy AmSurg Employees immediately prior to the Closing Date, or (y) constitute a migration to a common platform of compensation or employee benefits to be provided to similarly situated Legacy Holdings Employees and Legacy AmSurg Employees (which migration, as to any particular element of compensation or benefits, shall occur with respect to substantially all similarly situated employees at substantially the same time); provided, that this Section 5.14(a) shall not apply to post-Closing equity compensation awards (which are covered by Section 5.14(b)), post-Closing severance pay and termination benefits (which are covered by Section 5.14(c)) or annual (or other short-term) cash incentive awards (which are covered by Section 5.14(d)).  Subject to the other provisions of this Section 5.14, New Amethyst shall cause to be honored, in accordance with their terms, all Holdings Benefit Plans and all AmSurg Benefit Plans in accordance with the terms thereof as of the Closing Date, provided that such plans or agreements may be amended, terminated or suspended in accordance with their terms and Applicable Law.

(b)           Following the Closing Date, equity awards shall be granted to employees of New Amethyst and its Subsidiaries in the sole discretion of the New Amethyst Board (or its compensation committee or other designee), except that the equity grant policies of New Amethyst after the Closing shall not take into account the status of a grantee as a Legacy Holdings Employee or a Legacy AmSurg Employee.

(c)           New Amethyst shall cause to be maintained during the Protection Period those Holdings Benefit Plans and AmSurg Benefit Plans providing severance pay and termination benefits that are set forth on Section 5.14(c) of the AmSurg Disclosure Schedule such that, in the event of the termination of employment of any Legacy Holdings Employee or any Legacy AmSurg Employee during the Protection Period, such individual shall be entitled to severance pay and termination benefits set forth under such disclosed arrangement applicable to such termination (if any), and subject to the terms and conditions set forth in such Holdings Benefit Plan or AmSurg Benefit Plan.

(d)           New Amethyst shall cause to be maintained through December 31, 2017 those annual (or other short-term) cash incentive award programs covering the Legacy Holdings Employees and the Legacy AmSurg Employees substantially in the form as in effect immediately prior to the Closing Date.

(e)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans in which the Legacy Holdings Employees or Legacy AmSurg Employees commence to participate after the Closing (the “New Plans”), each Legacy Holdings Employee and Legacy AmSurg Employee shall be credited with his or her years of service with Holdings and its Subsidiaries or AmSurg and its Subsidiaries, as applicable, and their respective predecessors, before the Closing Date, to the same extent as such individual was entitled, before the Closing, to credit for such service under any similar Holdings Benefit Plan or AmSurg Benefit Plan in which such individual participated or was eligible to participate immediately prior to the Closing Date (such plans, collectively, the “Old Plans”), provided that the foregoing shall not apply (x) with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits for the same period of service or (y) under any New Plan as to which neither the Legacy Holdings Employees nor the Legacy AmSurg Employees are provided with such service credit. In addition, and without limiting the generality of the foregoing, (A) each Legacy Holdings Employee and Legacy AmSurg Employee who ceases to be eligible to participate in an Old Plan shall be immediately eligible to participate, without any waiting time, in any corresponding New Plan to the extent coverage under such New Plan is comparable and intended to replace the benefits under any such Old Plan, and (B) for purposes of any New Plan providing medical, dental, pharmaceutical and/or vision benefits, New Amethyst shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Legacy Holdings Employee and Legacy AmSurg Employee and his or her covered dependents, except to the extent such conditions would not have been waived under the applicable Old Plan, and New Amethyst shall cause any eligible expenses incurred by such Legacy Holdings Employee or Legacy AmSurg Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Legacy Holdings Employee’s or Legacy AmSurg Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(f)            Nothing contained in this Agreement shall be construed as requiring New Amethyst or any of its Subsidiaries to continue (or resume) the employment of any specific person following the Closing Date.  In addition, no provision of this Section 5.14 shall be construed to create any third party beneficiary rights in any employee, officer, current or former director or consultant of AmSurg or Holdings or any of their Subsidiaries, or any beneficiary of such employee, officer, director or consultant under any employee benefit plan, program, policy or arrangement sponsored by any such Person, nor is any provision of this Section 5.14 intended to constitute an amendment to any such employee benefit plan, program, policy or arrangement.

5.15        Integration Planning.  Prior to the Closing Date, the Current AmSurg CEO and the Current Holdings CEO shall mutually develop an integration plan with the assistance of an integration team, the members of which shall be persons mutually selected by the Current AmSurg CEO and the Current Holdings CEO  Holdings and AmSurg shall, and shall cause each of its respective Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Laws, to cooperate with the other party prior to the Closing Date in connection with planning the integration of the businesses of Holdings and AmSurg and identifying potential synergies.

5.16        Financing.  Subject to the terms and conditions of this Agreement, each of AmSurg and Holdings shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain the Financing.  Each of AmSurg and Holdings shall, and shall cause its Subsidiaries to, and cause its and their respective officers, employees and advisors (including legal and accounting representatives to), use its reasonable best efforts to cooperate in any manner that is reasonably requested by AmSurg or Holdings in order (A) to satisfy on a timely basis all conditions to funding set forth in the Debt Commitment Letter that are within AmSurg’s or Holdings’s control and to consummate the Financing at or prior to the Closing and (B) if any portion of the Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including the flex provisions), to arrange to obtain alternative financing, including from alternative sources, on terms and conditions not materially less favorable than the terms and conditions (including the flex provisions) set forth in the Debt Commitment Letter.  For purposes of this Agreement, references to “Financing” mean the financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, modified or replaced by this Section 5.16 and references to “Debt Commitment Letter” mean the executed commitment letter, fee letter and engagement letter dated as of the date hereof entered into by and among AmSurg and Envision Healthcare Corporation, a Delaware corporation (“Envision”), and the financial institutions party thereto (the “Lenders”) and shall include such documents as permitted, or required, as the case may be, to be amended, modified or replaced by this Section 5.16.

5.17        Payoff of Indebtedness; Existing Notes and Credit Agreements.

(a)           No less than three (3) Business Days prior to the Closing Date, (i) AmSurg shall deliver, or cause to be delivered to Holdings, customary payoff letters, Lien terminations and instruments of discharge in form and substance reasonably satisfactory to Holdings to allow for the payoff, discharge and termination in full on the Closing Date of the AmSurg Term Loan Credit Agreement and the Liens thereunder, (ii) unless Holdings has obtained the Envision Term Loan Consent, Holdings shall deliver, or cause to be delivered to AmSurg, customary payoff letters, Lien terminations and instruments of discharge in form and substance reasonably satisfactory to AmSurg to allow for the payoff, discharge and termination in full on the Closing Date of the Envision Term Loan Credit Agreement and the Liens thereunder and (iii) unless Holdings has obtained the Envision ABL Consent, Holdings shall deliver, or cause to be delivered to AmSurg, customary payoff letters, Lien terminations and instruments of discharge in form and substance reasonably satisfactory to AmSurg to allow for the payoff, discharge and termination in full on the Closing Date of the Envision ABL Credit Agreement and the Liens thereunder.

(b)           Prior to or at the Merger 2 Effective Time, AmSurg shall cause the repurchase, or satisfaction and discharge of the AmSurg 2020 Notes in accordance with, as mutually determined by the parties, the following clauses (i) or (ii) (the satisfaction and discharge of the AmSurg 2020 Notes pursuant to clause (b)(ii) and the repurchase of the AmSurg 2020 Notes pursuant to clause (b)(i) are each referred to herein as a “Discharge” of the AmSurg 2020 Notes).

(i)            Prior to the Merger 2 Effective Time, AmSurg, as mutually determined by the parties, may in accordance with the AmSurg 2020 Indenture, commence a tender offer (the “Debt Tender Offer”) for all of the outstanding AmSurg 2020 Notes on the terms and conditions determined by the parties, and Holdings shall provide such assistance as may be reasonably requested by AmSurg in connection therewith.  In the event the parties mutually elect to direct AmSurg to conduct a Debt Tender Offer, (A) the parties shall promptly prepare all necessary and appropriate documentation in connection with the Debt Tender Offer, including the offer to purchase, related letters of transmittal and other related documents (collectively, the “Debt Offer Documents”); (B) the parties shall cooperate, and shall use their commercially reasonable efforts to cause their respective advisors and representatives to cooperate, with each other in the preparation of the Debt Offer Documents; (C) the parties shall cooperate in connection with the Debt Tender Offer in order to cause the initial settlement of the Debt Tender Offer to occur simultaneously with the Merger 2 Effective Time; (D) the closing of the Debt Tender Offer shall be conditioned on, and shall not occur prior to, the Merger 2 Effective Time and shall otherwise be completed in compliance with applicable Laws and SEC rules and regulations; and (E) simultaneously with and conditioned upon the Merger 2 Effective Time and in accordance with the terms of the Debt Tender Offer (but prior to the time AmSurg is required to pay for any AmSurg 2020 Notes accepted in the Debt Tender Offer), the proceeds of the Financing shall be used to consummate the Debt Tender Offer (including the payment of all applicable premiums and all related fees and expenses) and to pay all fees and expenses related thereto, including those of any dealer managers.  If mutually agreed by the parties, AmSurg shall withdraw and terminate, or cause to be withdrawn and terminated, any Debt Tender Offer.  If mutually agreed by the parties, in connection with the Debt Tender Offer, AmSurg shall enter into one or more dealer manager agreements on customary terms with such Persons as shall be mutually determined by the parties (which agreements shall be assumed by AmSurg in the event this Agreement is terminated).

(ii)           If any of the AmSurg 2020 Notes will not be repurchased, exchanged or modified pursuant to Section 5.17(b)(i) prior to or simultaneously with the Merger 2 Effective Time, AmSurg shall at the Merger 2 Effective Time, as mutually determined by the parties, comply with Article 9.01 of the AmSurg 2020 Indenture or use commercially reasonable efforts to obtain the agreement of the trustee under the AmSurg 2020 Indenture to waive compliance with Article 9.01 of the AmSurg 2020 Indenture in connection with the Discharge.  If mutually requested by the parties in writing, AmSurg shall, simultaneously with the Merger 2 Effective Time, (A) issue a notice of redemption for all of the outstanding aggregate principal amount of the AmSurg 2020 Notes, as the case may be, pursuant to the redemption provisions of the AmSurg 2020 Indenture (if such notice has not yet been issued), (B) deposit in trust all required funds with respect to such satisfaction and discharge as set forth in the applicable provisions of the AmSurg 2020 Indenture, and give irrevocable instructions to the applicable trustee to apply the deposit toward the payment of the applicable class of AmSurg 2020 Notes upon redemption, (C) pay or cause to be paid all other sums payable pursuant to the AmSurg 2020 Indenture, (D) deliver to the applicable trustee Officer’s Certificates and Opinions of Counsel (each as defined in the AmSurg 2020 Indenture) stating that all conditions precedent to satisfaction and discharge have been complied with, (E) use commercially reasonable efforts to cause the trustee to acknowledge satisfaction and discharge the AmSurg 2020 Indenture in writing concurrently with the Merger 2 Effective Time and the mailing of the notice of redemption to holders of the applicable class of AmSurg 2020 Notes pursuant to the applicable provisions of the AmSurg 2020 Indenture and the deposit of all required funds with respect to such satisfaction and discharge and (F) take any other actions mutually requested by the parties to facilitate the satisfaction and discharge of the AmSurg 2020 Notes, as the case may be, pursuant to the satisfaction and discharge provisions of the AmSurg 2020 Indenture and the other provisions of the AmSurg 2020 Indenture; provided, however, that prior to or contemporaneously with AmSurg’s being required to take any of the actions described in clauses (A) through (F) above, sufficient funds to effect the satisfaction and discharge of the AmSurg 2020 Notes shall have been deposited with the trustee under the AmSurg 2020 Indenture.

(c)           Unless AmSurg has obtained the AmSurg 2022 Consent, prior to or simultaneously with the Merger 2 Effective Time, as mutually determined by the parties, AmSurg shall commence, as soon as reasonably practicable, offers to purchase any and all of each class of the AmSurg 2022 Notes on or after the Merger 2 Effective Time on terms and conditions that satisfy the requirements for a Change of Control Offer (as defined in the AmSurg 2022 Indenture) (the “Change of Control Offers”); provided, further, that (i) the parties shall promptly prepare all necessary and appropriate documentation in connection with the Change of Control Offers, including the offers to purchase and other related documents (collectively, the “Change of Control Offer Documents”) and (ii) AmSurg shall not be required to purchase any of the AmSurg 2022 Notes prior to the Merger 2 Effective Time.  The closing of the Change of Control Offers, if any, shall be expressly conditioned on the occurrence of the Change of Control (as defined in the applicable Indenture) as a result of the Mergers and the Transactions contemplated by this Agreement.  Each Change of Control Offer shall be conducted in compliance with applicable Law, including SEC rules and regulations, to the extent applicable.  The parties shall, and shall cause their respective Subsidiaries and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by the other party in connection with the Change of Control Offers.

(d)           The parties shall reasonably cooperate with each other in the preparation of the Debt Offer Documents, any other documents relating to the Discharge, the Change of Control Offer Documents and the Waiver Agreements.  If at any time prior to the Discharge or the completion of the Change of Control Offers, as applicable, any information should be discovered by the parties that should be set forth in an amendment or supplement to such documentation so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement prepared by the parties describing such information shall be disseminated by or on behalf of AmSurg or its Subsidiaries to the applicable lenders or noteholders.

(e)           Each of the parties shall jointly and severally indemnify, defend and hold harmless each of the other parties, its Subsidiaries and their respective Affiliates, and their respective directors, managers, general partners, officers, employees and representatives, in each case prior to the Merger 1 Effective Time, from and against any liability or obligation suffered or incurred by them in connection with the transactions contemplated by Section 5.17(a), (b), (c) or (d) and any information utilized in connection therewith, except to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of the indemnified party, any of its Subsidiaries, or any of their Representatives, or to historical information relating to the indemnified party or its Subsidiaries provided by or on behalf of the indemnified party.  Except as provided in Section 5.17(b)(i), any fee or expense (other than any attorneys’ fees) payable by any party in connection with the Debt Commitment Letter, the Financing and any of the transactions set forth in this Section 5.17 shall be borne, in each case, equally by AmSurg and Holdings. Notwithstanding anything in this Agreement to the contrary, neither the pendency nor consummation of any transactions contemplated by Section

5.17(a) (b), (c) or (d) will be a condition to the obligations of the parties to consummate the Mergers or the other Transactions.

(f)            For the avoidance of doubt, (i) all debt outstanding under the Envision 2022 Notes shall remain outstanding from and after the Merger 2 Effective Time and the consummation of the Mergers and the other Transactions until repaid, repurchased, exchanged, modified, redeemed or satisfied and discharged and (ii) any actions required to be taken by AmSurg pursuant to this Section 5.17 following the Merger 1 Effective Time will be obligations of New Amethyst from and after the Merger 1 Effective Time.

5.18        Registration of the New Amethyst Capital Stock.  AmSurg and New Amethyst shall each use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and SEC rules and regulations to file registration statements on Form 8-A with respect to the New Amethyst Common Stock and the New Amethyst Series A-1 Preferred Stock pursuant to Section 12(b) of the Exchange Act prior to the effective date of the Form S-4.

5.19        Delisting; Deregistration.  New Amethyst shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable (i) the delisting by New Amethyst of the Holdings Common Stock from the NYSE,  (ii) the delisting by New Amethyst of the AmSurg Common Stock and the AmSurg Series A-1 Preferred Stock from the NASDAQ and (iii) the deregistration of the Holdings Common Stock, the AmSurg Common Stock and the AmSurg Series A-1 Preferred Stock under the Exchange Act as promptly as practicable after the Merger 2 Effective Time.

5.20        Support of Transaction.  Without limiting any other covenant contained in Article 5, which covenants shall control to the extent of any conflict with the succeeding provisions of this Section 5.20, AmSurg, New Amethyst and Holdings shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of AmSurg, Holdings or their respective Affiliates are required to obtain in order to consummate the Mergers and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 6 or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable; provided, that any fee or expense (other than any attorneys’ fees) payable by any party in connection with the foregoing clauses (a), (b) and (c) shall be borne, in each case, equally by

Holdings and AmSurg.  For the avoidance of doubt, the parties’ obligations with respect to obtaining the Financing are exclusively governed by Section 5.16 and with respect to HSR Act matters are exclusively governed by Section 5.6.

5.21        Envision and Intermediate Mergers.  Holdings shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law to consummate, immediately prior to the Closing, (i) the merger of Envision with and into Envision Healthcare Intermediate Corporation, a Delaware corporation (“Intermediate”), with Intermediate continuing as the surviving corporation (the “Envision Merger”), and (ii) the merger of Intermediate with and into Holdings, with Holdings continuing as the surviving corporation (the “Intermediate Merger”).

5.22        Further Assurances.  Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1          Conditions to Obligations of Each Party Under This Agreement.  The obligations of Holdings,  AmSurg  and New Amethyst to consummate Merger 1, Merger 2 and the other Transactions, as applicable, are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)           Shareholder Approvals.  AmSurg shall have obtained the AmSurg Shareholder Approval, and Holdings shall have obtained the Holdings Stockholder Approval.

(b)           NYSE Listing.  All of the shares of New Amethyst Common Stock and all of the shares of New Amethyst Series A-1 Preferred Stock issuable to the shareholders of AmSurg and the stockholders of Holdings, as applicable, pursuant to this Agreement shall have been duly listed on the NYSE.

(c)           Statutes and Injunctions.  No Law or Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Mergers by any Governmental Entity (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the Mergers and shall continue in effect.

(d)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e)           HSR Act; Other Competition Authority Approvals.  (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; (ii) the other antitrust, competition, investment, trade regulation or similar approvals set forth in Section 6.1(e) of the Holdings Disclosure Schedule and Section 6.1(e) of the AmSurg Disclosure Schedule shall have been obtained and shall be in effect and, if applicable, the waiting period, together with any extensions thereof, or mandated filings thereunder shall have expired, been terminated or been made, as applicable and (iii) any other antitrust, competition, investment, trade regulation or similar approvals that are required under Law to have been obtained prior to Closing shall have been obtained.

(f)            Envision and Intermediate Mergers.  Each of the Envision Merger and the Intermediate Merger shall have been consummated.

(g)           New Amethyst Registration.  Registration statements on Form 8-A with respect to the New Amethyst Common Stock and the New Amethyst Series A-1 Preferred Stock shall have been filed pursuant to Section 12(b) of the Exchange Act, which registration statements shall have become effective.

6.2          Conditions to Obligations of Holdings Under This Agreement.  The obligations of Holdings to consummate Merger 2 are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)           The representations and warranties of AmSurg set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or AmSurg Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an AmSurg Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 3.1 (Corporation Organization), Section 3.2 (AmSurg Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.18 (Broker’s Fees), Section 3.19 (Opinion of Financial Advisors) and Section 3.23 (New Amethyst) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date.  Holdings shall have received a certificate validly executed and signed on behalf of AmSurg by an executive officer of AmSurg certifying that this condition has been satisfied.

(b)           AmSurg shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Holdings shall have received a certificate validly executed and signed on behalf of AmSurg by an executive officer of AmSurg certifying that this condition has been satisfied.

(c)           No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, an AmSurg Material Adverse Effect.

(d)           Holdings shall have (i) received a written tax opinion from Debevoise & Plimpton LLP, counsel to Holdings, dated as of the Closing Date, in form and substance reasonably satisfactory to Holdings and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Holdings Tax Opinion”) and (ii) a copy of the AmSurg Tax Opinion.  Such counsel shall be entitled to rely upon customary representation letters from each of AmSurg and Holdings (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated as of the date of such opinion.

6.3          Conditions to Obligations of AmSurg and New Amethyst Under This Agreement.  The obligations of AmSurg and New Amethyst to consummate Merger 1 and Merger 2, as applicable, are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)           The representations and warranties of Holdings set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Holdings Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Holdings Material Adverse Effect; provided, that (i) the representations and warranties set forth in in Section 4.1 (Corporate Organization), Section 4.2 (Holdings Capitalization), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.18 (Broker’s Fees) and Section 4.19 (Opinion of Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date.  AmSurg shall have received a certificate validly executed and signed on behalf of Holdings by an executive officer of Holdings certifying that this condition has been satisfied.

(b)           Holdings shall have performed or complied with, as applicable, all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and AmSurg shall have received a certificate validly executed and signed on behalf of Holdings by an executive officer of Holdings certifying that this condition has been satisfied.

(c)           No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.

(d)           AmSurg shall have received (i) a written tax opinion from Bass, Berry & Sims PLC, counsel to AmSurg, dated as of the Closing Date, in form and substance reasonably satisfactory to AmSurg and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “AmSurg Tax Opinion”) and (ii) a copy of the Holdings Tax Opinion.  Such counsel shall be entitled to rely upon customary representation letters from each of AmSurg and Holdings (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated as of the date of such opinion.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1          Termination.  This Agreement may be terminated, and the Mergers and the other Transactions contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Holdings Stockholder Approval or the AmSurg Shareholder Approval:

(a)           By mutual written consent of Holdings and AmSurg;

(b)           By either Holdings or AmSurg:

(i)            if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Mergers by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Mergers; provided, that the right to terminate the Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

(ii)           if the Transactions shall not have been consummated by the twelve (12) month anniversary of the date of this Agreement (the “Outside Date”) whether such date is before or after the date of the Holdings Stockholder Approval and the AmSurg Shareholder Approval;

(iii)          if the Holdings Stockholder Approval shall not have been obtained upon a vote taken thereon at the Holdings Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Holdings if Holdings’s failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the Holdings Stockholder Approval; or

(iv)          if the AmSurg Shareholder Approval shall not have been obtained upon a vote taken thereon at the AmSurg Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to AmSurg if AmSurg’s failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the AmSurg Shareholder Approval;

(c)           By AmSurg:

(i)            if Holdings shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Holdings prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Holdings by AmSurg of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b);

(ii)           at any time prior to the Holdings Stockholders Meeting, if (A) the Holdings Board shall have failed to include the Holdings Recommendation in the Joint Proxy Statement or (B) if after the date hereof a Competing Proposal was publicly announced or disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make such Competing Proposal) the Holdings Board fails to affirm the Holdings Recommendation within ten (10) Business Days after receipt of a written request from AmSurg to do so; or

(iii)          if the Holdings Board has effected a Holdings Adverse Recommendation Change when permitted to do so in accordance with Section 5.4; or

(d)           By Holdings:

(i)            if AmSurg shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by AmSurg prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to AmSurg by Holdings of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b);

(ii)           at any time prior to the AmSurg Shareholders Meeting, if (A) the AmSurg Board shall have failed to include the AmSurg Recommendation in the Joint Proxy Statement or (B) if after the date hereof a Competing Proposal was publicly announced or disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make such Competing Proposal) the AmSurg Board fails to affirm the AmSurg Recommendation within ten (10) Business Days after receipt of a written request from Holdings to do so; or

(iii)          if the AmSurg Board has effected an AmSurg Adverse Recommendation Change when permitted to do so in accordance with Section 5.4.

7.2          Effect of Termination.  In the event of the valid termination of this Agreement by either Holdings or AmSurg as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made.  In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Holdings or AmSurg, other than this Section 7.2,

Section 7.3 and Article 8, which provisions shall survive such termination; provided, that nothing herein shall relieve any party for any liability for Willful Breach or fraud.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement and the Clean Team Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

7.3          Termination Fee; Expenses.

(a)           Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions, (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions and (iv) any “Ticking Fee” (as defined in the Debt Commitment Letter) (each of which fees and expenses shall be borne, in each case, equally by Holdings and AmSurg), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

(b)           Holdings shall pay to AmSurg $180 million (the “Holdings Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated pursuant to Section 7.1(c)(ii), or Section 7.1(c)(iii), then Holdings shall pay the entire Holdings Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)           if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii), (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the stockholders of Holdings contemplated by this Agreement at the Holdings Stockholders Meeting having occurred, and in any such case a Competing Proposal for Holdings shall have been publicly announced or become publicly known at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Holdings contemplated by this Agreement at the Holdings Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, (1) Holdings enters into a definitive agreement in respect of a Competing Proposal and the transaction contemplated by such proposal is later consummated or (2) Holdings consummates the transaction contemplated by such Competing Proposal, then Holdings shall pay the Holdings Termination Fee (less any Expenses previously paid to AmSurg pursuant to Section 7.3(c)) on the second Business Day following the date Holdings consummates such transaction; provided, that, solely for purposes of this Section 7.3(b)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to fifteen percent (15%) shall be changed to fifty percent (50%).

Any Holdings Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds.

(c)           Holdings shall pay to AmSurg its Expenses in an amount not to exceed $15 million, if this Agreement is terminated pursuant to Section 7.1(b)(iii) (except if, prior to such termination, the AmSurg Shareholder Approval was not obtained upon a vote taken thereon at the AmSurg Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof).  Any Expenses of AmSurg due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds no later than two Business Days after Holdings’s receipt from AmSurg of an itemized statement identifying such Expenses.

(d)           AmSurg shall pay to Holdings $180 million (the “AmSurg Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), then AmSurg shall pay the entire AmSurg Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)           if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv), (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the shareholders of AmSurg contemplated by this Agreement at the AmSurg Shareholders Meeting having occurred, and in any such case a Competing Proposal for AmSurg shall have been publicly announced or become publicly known at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of AmSurg contemplated by this Agreement at the AmSurg Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) or (C), and (y) if within twelve (12) months after the date of such termination, (1) AmSurg enters into a definitive agreement in respect of a Competing Proposal and the transaction contemplated by such proposal is later consummated or (2) AmSurg consummates the transaction contemplated by such Competing Proposal, then AmSurg shall pay the AmSurg Termination Fee (less any Expenses previously paid to Holdings pursuant to Section 7.3(e)) on the second Business Day following the date AmSurg consummates such transaction; provided, that, solely for purposes of this Section 7.3(d)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to fifteen percent (15%) shall be changed to fifty percent (50%).

Any AmSurg Termination Fee due under this Section 7.3(d) shall be paid by wire transfer of immediately available funds.

(e)           AmSurg shall pay to Holdings its Expenses in an amount not to exceed $15 million if this Agreement is terminated pursuant to Section 7.1(b)(iv) (except if, prior to such termination, the Holdings Stockholder Approval was not obtained upon a vote taken thereon at the Holdings Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof).  Any Expenses of Holdings due under this Section 7.3(e) shall be paid by wire transfer of immediately available funds no later than two Business Days after AmSurg’s receipt from Holdings of an itemized statement identifying such Expenses.

(f)            The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, AmSurg or Holdings, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit.  Notwithstanding anything to the contrary in this Agreement, in the event that the Holdings Termination Fee or the AmSurg Termination Fee is payable and actually paid to Holdings or AmSurg in accordance with this Section 7.3, payment of such Holdings Termination Fee or AmSurg Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party against any other party or such other party’s stockholders or shareholders, as applicable, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement, any contract or agreement executed in connection herewith or the negotiation, execution or performance hereof or the Transactions contemplated hereby and thereby, except in the case of Willful Breach or fraud.  Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Holdings Termination Fee or the AmSurg Termination Fee, expanding the circumstances in which the Holdings Termination Fee or the AmSurg Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Holdings Termination Fee or the AmSurg Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the Holdings Termination Fee and the AmSurg Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of a Holdings Termination Fee or an AmSurg Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of any Willful Breach or fraud.  Notwithstanding any provision in this Section 7.3 to the contrary, in no event shall either party be required to pay the AmSurg Termination Fee or the Holdings Termination Fee, as applicable, or the Expenses of either party on more than one occasion.

7.4          Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of

Directors at any time prior to the Merger 1 Effective Time, whether before or after the Holdings Stockholder Approval or the AmSurg Shareholder Approval has been obtained; provided, that after the Holdings Stockholder Approval or the AmSurg Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Holdings or shareholders of AmSurg without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.  To the extent any amendment, modification or supplement to Section 7.4, 8.9 or 8.11 is sought which is adverse to the rights of the Lenders, the prior written consent of the Lenders shall be required before such amendment, modification or supplement is rendered effective.

7.5          Extension of Time; Waiver.  At any time prior to the Merger 1 Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Holdings Stockholder Approval or the AmSurg Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Holdings or shareholders of AmSurg, as applicable, without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8
GENERAL PROVISIONS

8.1          Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger 2 Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Merger 2 Effective Time.

8.2                               Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to AmSurg, addressed to it at:

AmSurg Corp.

1A Burton Hill Boulevard

Nashville, Tennessee

Tel:  (615) 665-1283

Fax:  (615) 665-0755

Attention:                                         Claire M. Gulmi

Email:                                                            cgulmi@amsurg.com

with a copy to (for information purposes only):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Tel:  (615) 742-6236

Fax:  (615) 742-2736

Attention:                       J. James Jenkins, Jr.

Email:                                          jjenkins@bassberry.com

If to Holdings, addressed to it at:

Envision Healthcare Holdings, Inc.

6363 South Fiddlers Green Circle, 14th Floor

Greenwood Village, CO 80111

Tel:  (303) 495-1200

Fax:  (303) 495-1288

Attention:                                         Craig A. Wilson

Email:                                                            craig.wilson@evhc.net

with a copy to (for information purposes only):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Tel:  (212) 909-6000

Fax:  (212) 909-6836

Attention:                       Paul S. Bird

Kevin A. Rinker

Email:                                          psbird@debevoise.com

karinker@debevoise.com

8.3                               Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to AmSurg or Holdings, as applicable, than those contained in the Confidentiality Agreement and the Clean Team Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Affiliated Medical Group” means a professional corporation, association, limited liability company or other professional entity owned by one or more physicians for which a Subsidiary of AmSurg or Holdings, as applicable, or another Affiliated Medical Group of AmSurg or Holdings, as applicable, provides management services pursuant to an Affiliated Medical Group Physician Services Agreement, Affiliated Medical Group Management Services Agreement or other similar agreement, and whose physician owners may have entered into a Stock Transfer and Option Agreement and an Indemnity Agreement or other similar agreement.

“Affiliated Medical Group Management Services Agreement” means an agreement between an Affiliated Medical Group and a Subsidiary of AmSurg or Holdings, as applicable, pursuant to which such Subsidiary provides management services to the Affiliated Medical Group for its operations at one or more hospitals and/or other healthcare facilities.

“Affiliated Medical Group Physician Services Agreement” means an agreement between an Affiliated Medical Group and a Subsidiary of AmSurg or

Holdings, as applicable, pursuant to which the Affiliated Medical Group provides professional medical services at one or more hospitals and/or other healthcare facilities under contract with such Subsidiary and the Subsidiary provides management services to the Affiliated Medical Group.

“AmSurg 2020 Indenture” means that certain Indenture, dated as of November 20, 2012, among AmSurg, as issuer, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as supplemented from time to time.

“AmSurg 2020 Notes” means the 5.625% Senior Notes due 2020 issued under and governed by the AmSurg 2020 Indenture.

“AmSurg 2022 Consent” means a supplemental indenture executed by AmSurg and U.S. Bank National Association, as trustee under the AmSurg 2022 Indenture, pursuant to which the Holders (as defined in the AmSurg 2022 Indenture) of at least a majority of the principal amount of the AmSurg 2022 Notes then outstanding consent to any Change of Control (as defined in the AmSurg 2022 Indenture) that may occur as a result of the Mergers or the Transactions contemplated by this Agreement.

“AmSurg 2022 Indenture” means that certain Indenture, dated as of July 16, 2014, among AmSurg Escrow Corp., as issuer, and U.S. Bank National Association, as trustee, as supplemented from time to time.

“AmSurg 2022 Notes” means the 5.625% Senior Notes due 2022 issued under and governed by the AmSurg 2022 Indenture.

“AmSurg Common Book-Entry Share” means any share of AmSurg Common Stock held in book entry form.

“AmSurg Common Certificate” means a certificate representing any shares of AmSurg Common Stock.

“AmSurg Common Stock” means the common stock, no par value, of AmSurg.

“AmSurg Disclosure Schedule” means the disclosure schedule delivered by AmSurg to Holdings prior to the execution of this Agreement.

“AmSurg Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by AmSurg or any of its Subsidiaries.

“AmSurg Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of AmSurg and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an AmSurg Material Adverse Effect:  (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which AmSurg and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Mergers, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 3.4), (vi) changes in AmSurg’s stock price or the trading volume of AmSurg’s stock or any change in the credit rating of AmSurg (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Mergers or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on AmSurg and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which AmSurg and its Subsidiaries conduct their businesses.

“AmSurg Owned Real Property” means all real property owned or purported to be owned (as reflected in the most recent AmSurg SEC Financial Statements) by AmSurg or any of its Subsidiaries.

“AmSurg Preferred Book-Entry Share” means any share of AmSurg Series A-1 Preferred Stock held in book entry form.

“AmSurg Preferred Certificate” means a certificate representing any shares of AmSurg Series A-1 Preferred Stock.

“AmSurg PSU Award” means a contractual right granted under any AmSurg Stock Plan that is subject to performance-vesting conditions upon the satisfaction of which the holder has the right to receive a number of shares of AmSurg Common Stock based on the performance criteria set forth in the applicable award agreement.

“AmSurg Series A-1 Preferred Stock” means the 5.250% Mandatory Convertible Preferred Stock, Series A-1, no par value, of AmSurg.

“AmSurg Stock Option” means any option to acquire shares of AmSurg Stock granted under any AmSurg Stock Plan.

“AmSurg Stock Plans” means, together, (i) the AmSurg 2014 Equity and Incentive Plan, (ii) the AmSurg 2006 Stock Incentive Plan and (iii) the AmSurg 1997 Stock Incentive Plan.

“AmSurg Stock Unit Award” means a contractual right granted under any AmSurg Stock Plan to receive, upon the vesting and/or settlement thereof, a number of shares of AmSurg Common Stock, but excluding the AmSurg PSU Awards.

“AmSurg Term Loan Credit Agreement” means the Credit Agreement, dated as of July 16, 2014, among AmSurg, as borrower, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to AmSurg, Holdings or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA.

“associate” (i) for purposes of Section 3.21, has the meaning set forth in Section 203 of the DGCL and (ii) for purposes of Section 4.21, has the meaning set forth in Section 203 of the Tennessee Business Combination Act.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Billing Entity” means a partnership, limited liability company or other entity whose only significant activity is invoicing and collecting payments for professional medical services on behalf of an Affiliated Medical Group or a Subsidiary and which transfers all of its revenue on a regular basis to such Affiliated Medical Group or Subsidiary.

“Business Day” means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” means the Holdings Disclosure Schedule and the AmSurg Disclosure Schedule.

“Envision 2022 Indenture” means that certain Indenture, dated as of June 18, 2014, among Envision, as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee, as supplemented from time to time.

“Envision 2022 Notes” means the 5.125% Senior Notes due 2022 issued under and governed by the Envision 2022 Indenture.

“Envision ABL Credit Agreement” means the Credit Agreement, dated as of May 25, 2011, among Envision, certain of its subsidiaries, the lenders party thereto and Deutsche Bank AG New York Branch as administrative agent and collateral agent (as amended by Amendment No. 1 dated as of February 27, 2013, Amendment No. 2 dated as of February 6, 2015 and further amended, waived, supplemented or otherwise modified from time to time).

“Envision Term Loan Consent” means a waiver agreement between Envision, the Administrative Agent (as defined in the Envision Term Loan Credit Agreement) and the Required Lenders (as defined in the Envision Term Loan Credit Agreement) pursuant to which the Required Lenders waive any default under Section 9.1(k) of the Envision Term Loan Credit Agreement that would occur as a result of the Mergers or the Transactions contemplated by this Agreement.

“Envision Term Loan Credit Agreement” means the Credit Agreement, dated as of May 25, 2011, among Envision, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the lenders party thereto (as amended by Amendment No. 1, dated as of February 7, 2013, Amendment No. 2, dated as of February 10, 2015, Amendment No. 3, dated as of October 28, 2015, Amendment No. 4, dated as of November 12, 2015, Amendment No. 5, dated as of January 26, 2016 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state or local Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with Holdings or AmSurg, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement or Form S-4, the filing of any required notices under the HSR Act or other applicable federal or state antitrust, competition, fair trade or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers or the other Transactions.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Governmental Program” means all “federal healthcare programs” (as defined by 42 U.S.C. § 1320a—7b(f)), including without limitation Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant, and any other similar or successor federal, state or local healthcare payment programs with, or sponsored in whole or in part by, any Governmental Entity.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Health Care Laws” means any and all applicable Laws relating to the regulation of the healthcare industry or to the provision, administration, management of and/or payment for health care or health care-related items or services or professionals including, without limitation, all Laws, as amended from time to time, relating to: (i) coverage, operation, billing and submission of a claim to a Governmental Program, including reimbursement, payments, and cost reporting and other Governmental Program reimbursement requirements; (ii) Medicare and Medicaid; (iii) fraud and abuse, rebates, kickbacks, referrals, self-referrals, inducements, false or fraudulent claims, corporate practice of medicine, fee splitting, including without limitation the following Laws and all rules and regulations promulgated pursuant thereto, each as amended: the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7(b)), the federal Stark Law (42 U.S.C. § 1395nn), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), and the Federal Health Care Fraud law (18 U.S.C. § 1347); (iv) facility licensing and accreditation, including certificates of need requirements; (v) professional licensing, conflicts of interest, professional responsibility and standard of care; (vi) medical records, patient confidentiality and patient privacy and security, specifically including, without limitation, HIPAA; (vii) business or trade practices or consumer protection, whether or not such Laws apply exclusively to the provision or arrangement of or payment for health care services; (viii) Laws governing treatment and reporting relating to infectious diseases; and (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and any Laws promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, and all regulations promulgated thereunder (including without limitation the Standards for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, 45 CFR Parts 160 and 164, Subparts A and C, the Standards for Electronic Transactions and Code Sets, 45 CFR Parts 160 and 162, and the Breach Notification for Unsecured Protected Health Information Rules, 45 CFR Parts 164, Subpart D) and applicable state Laws regarding the privacy, security, use or disclosure of patient identifying information.

“Holdings Disclosure Schedule” means the disclosure schedule delivered by Holdings to AmSurg prior to the execution of this Agreement.

“Holdings Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Holdings or any of its Subsidiaries.

“Holdings Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Holdings and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Holdings Material Adverse Effect:  (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Holdings and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Mergers, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 4.4), (vi) changes in Holdings’s stock price or the trading volume of Holdings’s stock or any change in the credit rating of Holdings (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Mergers or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Holdings and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Holdings and its Subsidiaries conduct their businesses.

“Holdings Owned Real Property” means all real property owned or purported to be owned (as reflected in the most recent Holdings SEC Financial Statements) by Holdings or any of its Subsidiaries.

“Holdings PSU Award” means a contractual right granted under any Holdings Stock Plan that is subject to performance-vesting conditions upon the satisfaction of which the holder has the right to receive a number of shares of Holdings Common Stock based on the performance criteria set forth in the applicable award agreement.

“Holdings Stock Option” means any option to acquire shares of Holdings Common Stock granted under any Holdings Stock Plan.

“Holdings Stock Plans” means the 2013 Holdings Omnibus Incentive Plan and the CDRT Holding Corporation Stock Incentive Plan, as amended.

“Holdings Stock Unit Award” means a contractual right granted under any Holdings Stock Plan to receive, upon the vesting and/or settlement thereof, a number of shares of Holdings Common Stock, but excluding the Holdings PSU Awards.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnity Agreement” means an agreement between the physician owner(s) of an Affiliated Medical Group and a Subsidiary of AmSurg or Holdings, as applicable, pursuant to which the Subsidiary indemnifies the physician owner(s) for any liability arising out of the management services provided by the Subsidiary pursuant to an Affiliated Medical Group Physician Services Agreement or Affiliated Medical Group Management Services Agreement.

“Intellectual Property” means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Joint Proxy Statement” means a proxy statement relating to the Holdings Stockholders Meeting and the AmSurg Shareholders Meeting.

“Knowledge” and “known” means the actual knowledge of the officers of AmSurg set forth in Section 8.3(a) of the AmSurg Disclosure Schedule or of the

officers of Holdings set forth in Section 8.3(a) of the Holdings Disclosure Schedule, as applicable.

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lenders” shall mean the parties to the Debt Commitment Letter (other than AmSurg, Holdings and their respective affiliates) and their respective former, current or future directors, officers or affiliates.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965 (42. U.S.C. § 1396 et seq.), and any statutes succeeding thereto, and all Laws, manuals, state plans, orders, and guidelines pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965 (42. U.S.C. § 1395 et seq.), and any statutes succeeding thereto, and all Laws, manuals, orders and guidelines pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“NASDAQ” means the NASDAQ Global Select Market.

“New Amethyst Share Issuance” means the issuance of shares of New Amethyst Common Stock in Merger 2 pursuant to Section 2.1.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Permitted Liens” means (i) Liens for current Taxes, or governmental assessments, charges or claims of payment not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Holdings included in the Holdings SEC Documents or AmSurg included in the AmSurg SEC Documents, as the case may be, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate, (iv) restrictions on transfers under applicable securities Laws and (v) Liens arising under the AmSurg 2020 Indenture, the AmSurg 2022 Indenture, the AmSurg Term Loan Credit Agreement, the Envision 2022 Indenture, the Envision ABL Credit Agreement and the Envision Term Loan Credit Agreement, as applicable.

“Person” means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Private Program” shall mean any private or commercial insurance companies, commercial payers, health maintenance organization, preferred provider organization, managed care plan or organizations, third party administrator, employer, union trust, or other similar third party consumer of healthcare services or risk bearing entities or other private reimbursement programs (including any private or workers’ compensation insurance program).

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, legal counsel, financial advisors, consultants, Lenders and other advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Transfer and Option Agreement” means an agreement between the physician owner(s) of an Affiliated Medical Group and a Subsidiary of Holdings pursuant to which such physician owner(s) agree to transfer the equity interests in the Affiliated Medical Group to a designee of the Subsidiary under certain circumstances.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act, and, for purposes of Article 3 and Article 4, any Affiliated Medical Group.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes, of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, severance, alternative minimum, disability, estimated, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, and taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and other taxes, fees, levies, duties, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“TBCA” means the Tennessee Business Corporation Act, as amended.

“Waiver Agreements” means the Envision ABL Consent, the Envision Term Loan Consent and the AmSurg 2022 Consent.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

8.4          Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Amended and Restated New Amethyst Bylaws”	Section 1.4(b)

“Amended and Restated New Amethyst Charter”	Section 1.4(a)

“AmSurg”	Preamble

“AmSurg Adverse Recommendation Change”	Section 5.3(b)(ii)

“AmSurg Benefit Plan”	Section 3.11(a)

“AmSurg Board”	Section 3.3(b)

“AmSurg Business Personnel”	Section 3.12(a)

“AmSurg Bylaws”	Section 3.1

“AmSurg Charter”	Section 3.1

“AmSurg Designee”	Section 1.5(b)

“AmSurg Healthcare Professionals”	Section 3.22(c)

“AmSurg Material Contracts”	Section 3.16(c)

“AmSurg Material Intellectual Property”	Section 3.17(d)

“AmSurg Preferred Stock”	Section 3.2(a)

“AmSurg Real Property”	Section 3.14(c)

“AmSurg Recommendation”	Section 3.3(b)

“AmSurg Registered Intellectual Property”	Section 3.17(a)

“AmSurg Restricted Stock”	Section 3.2(a)

“AmSurg SEC Documents”	Section 3.5(a)

“AmSurg SEC Financial Statements”	Section 3.5(c)

“AmSurg Shareholder Approval”	Section 3.3(d)

“AmSurg Shareholders Meeting”	Section 5.3(b)(i)

“AmSurg Tax Opinion”	Section 6.3(d)

“AmSurg Tax Opinion Materials”	Section 5.13(c)

“AmSurg Termination Fee”	Section 7.3(d)

“Assumed New Amethyst PSU Award”	Section 2.3(d)

“Assumed New Amethyst Stock Option”	Section 2.3(b)

“Assumed New Amethyst Stock Unit Award”	Section 2.3(c)

“Change of Control Offer Documents”	Section 5.17(c)

“Change of Control Offers”	Section 5.17(c)

“Clean Team Agreement”	Section 5.5(a)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Common Shares Trust”	Section 2.1(d)(ii)

“Competing Proposal”	Section 5.4(g)(i)

“Competing Proposal Notice”	Section 5.4(b)

“Confidentiality Agreement”	Section 5.5(a)

“Corporate Governance Guidelines”	Section 1.4(b)

“Current AmSurg CEO”	Section 1.5(b)

“Current Holdings CEO”	Section 1.5(b)

“D&O Insurance”	Section 5.9(c)

“Debt Commitment Letter”	Section 5.16

“Debt Offer Documents”	Section 5.17(b)(i)

“Debt Tender Offer”	Section 5.17(b)(i)

“Delaware Secretary of State”	Section 1.3(a)

“Discharge”	Section 5.17(b)

“Divestiture”	Section 5.6(c)

“Envision”	Section 5.16

“Envision Merger”	Section 5.21

“Excess Shares”	Section 2.1(d)(i)

“Exchange Agent”	Section 2.2(a)

“Exchange Ratio”	Section 2.1(b)(ii)

“Executive Chairman Term”	Section 1.5(c)

“FCPA”	Section 3.9(b)

“Financing”	Section 5.16

“Form S-4”	Section 3.7

“Fractional Shares Cash Amount”	Section 2.1(d)(ii)

“HCPCS”	Section 3.22(d)

“Holdings”	Preamble

“Holdings Adverse Recommendation Change”	Section 5.3(c)(ii)

“Holdings Benefit Plan”	Section 4.11(a)

“Holdings Board”	Section 4.3(b)

“Holdings Book-Entry Shares”	Section 2.1(b)(iii)

“Holdings Business Personnel”	Section 4.12(a)

“Holdings Bylaws”	Section 4.1

“Holdings Certificate”	Section 2.1(b)(iii)

“Holdings Charter”	Section 4.1

“Holdings Common Stock”	Section 4.2(a)

“Holdings Designee”	Section 1.5(b)

“Holdings ESPPs”	Section 2.5

“Holdings Exchange Fund”	Section 2.2(b)

“Holdings Healthcare Professionals”	Section 4.22(c)

“Holdings Material Contracts”	Section 4.16(c)

“Holdings Material Intellectual Property”	Section 4.17(d)

“Holdings Preferred Stock”	Section 4.2(a)

“Holdings Real Property”	Section 4.14(c)

“Holdings Recommendation”	Section 4.3(b)

“Holdings Registered Intellectual Property”	Section 4.17(a)

“Holdings SEC Documents”	Section 4.5(a)

“Holdings SEC Financial Statements”	Section 4.5(c)

“Holdings Stockholder Approval”	Section 4.3(c)

“Holdings Stockholders Meeting”	Section 5.3(c)(i)

“Holdings Tax Opinion”	Section 6.2(d)

“Holdings Tax Opinion Materials”	Section 5.13(b)

“Holdings Termination Fee”	Section 7.3(b)

“Indemnitee”	Section 5.9(a)

“Intended Tax Treatment”	Section 5.13(a)

“Intermediate”	Section 5.21

“Intermediate Merger”	Section 5.21

“Intervening Event”	Section 5.4(g)(ii)

“Legacy AmSurg Employees”	Section 5.14(a)

“Legacy Holdings Employees”	Section 5.14(a)

“Lenders”	Section 5.16

“Measurement Date”	Section 3.2(a)

“Merger 1”	Recitals

“Merger 1 Articles of Merger”	Section 1.3(a)

“Merger 1 Certificate of Merger”	Section 1.3(a)

“Merger 1 Effective Time”	Section 1.3(b)

“Merger 2”	Recitals

“Merger 2 Certificate of Merger”	Section 1.3(a)

“Merger 2 Consideration”	Section 2.1(b)(ii)

“Merger 2 Effective Time”	Section 1.3(b)

“Mergers”	Recitals

“Multiemployer Plan”	Section 3.11(e)

“Negotiation Period”	Section 5.4(b)

“New Amethyst”	Preamble

“New Amethyst Awards”	Section 2.3(a)

“New Amethyst Board”	Section 1.5(b)

“New Amethyst Common Stock”	Section 2.1(a)(ii)

“New Amethyst Preferred Stock”	Section 3.23

“New Amethyst Series A-1 Preferred Stock”	Section 2.1(a)(iv)

“New Plans”	Section 5.14(e)

“OFAC”	Section 3.9(e)

“Old Plans”	Section 5.14(e)

“Outside Date”	Section 7.1(b)(ii)

“Permits”	Section 3.10

“PHI”	Section 3.22(h)

“Protection Period”	Section 5.14(a)

“Sarbanes-Oxley Act”	Section 3.5(d)

“Second Amended and Restated New Amethyst Charter”	Section 1.4(b)

“Superior Proposal”	Section 5.4(g)(iii)

“Tennessee Secretary of State”	Section 1.3(a)

“Transactions”	Section 1.1(c)

“Unsuccessful Security Incidents”	Section 3.22(h)

8.5                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6                               Severability.  If any term, condition or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term, condition or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7                               Entire Agreement.  This Agreement (together with the Exhibits, the Holdings Disclosure Schedules, the AmSurg Disclosure Schedules and the other documents delivered pursuant hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.8                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9                               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to (i) Section 5.9, to the extent it applies to the Indemnitees and (ii) Section 7.4, 8.9 and 8.11, to the extent they apply to the Lenders, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10                        Mutual Drafting; Interpretation.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  In this Agreement, when determining whether an item is “material” to Holdings or its Subsidiary or AmSurg or its Subsidiary, the term “material” shall be interpreted to mean, as applicable, “material to the business of Holdings and its Subsidiaries, taken as a whole” or “material to the business of AmSurg and its Subsidiaries, taken as a whole.”

8.11                        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 Except to the extent the Mergers may be required to be governed by the laws of the State of Tennessee, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Notwithstanding anything to the contrary herein, the Debt Commitment Letter and the performance thereof by the Lenders shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)                                 Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of

Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.  Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.  Notwithstanding anything to the contrary herein, each of the parties hereto agrees that it will not bring or support any Proceeding against the Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement other than pursuant to, and subject to the limitations set forth in, the Debt Commitment Letter.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DEBT COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DEBT COMMITMENT LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.12                        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13                        Delivery by Facsimile or Email.  This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties.  No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

8.14                        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.15                        Disclosure Schedules.  The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENVISION HEALTHCARE HOLDINGS, INC.

By:	/s/ William A. Sanger
	Name:	William A. Sanger
	Title:	President and Chief Executive
Officer

AMSURG CORP.

By:	/s/ Christopher A. Holden
	Name:	Christopher A. Holden
	Title:	President and Chief Executive
Officer

NEW AMETHYST CORP.

By:	/s/ Claire M. Gulmi
	Name:	Claire M. Gulmi
	Title:	Vice President and Secretary

[Signature Page to Merger Agreement]

Exhibit A — Form of Amended and Restated Charter of New Amethyst

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NEW AMETHYST CORP.

FIRST:  The name of the corporation is New Amethyst Corp. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,100,000,000 consisting of (x) 1,000,000,000 shares of Common Stock, par value $0.01 per share, and (y) 100,000,000 shares of Preferred Stock, par value $0.01, of which 1,725,000 shares are designated as 5.250% Mandatory Convertible Preferred Stock, Series A-1 (the “Series A-1 Preferred Stock”), and the remainder of which are issuable in one or more series as hereinafter provided.

1.             Provisions Relating to the Common Stock.

(a)           Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b)           Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2.             Provisions Relating to the Preferred Stock.

(a)           The terms of the Series A-1 Preferred Stock shall be set forth on Exhibit A to this Amended and Restated Certificate of Incorporation.

(b)           One or more additional series of Preferred Stock may be issued at any time and from time to time.  The Board of Directors is hereby authorized to provide for the issuance of shares out of unissued shares of Preferred Stock that have not been designated as a series in one or more additional series and, by resolution and by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations and restrictions thereof, if any, may be different from those of any and all other series at any time outstanding.

(c)           The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(d)           Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation including any Preferred Stock Certificate of Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation including any Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

3.             Voting in Election of Directors.  Except as may be required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation including any Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

FIFTH:  The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.             Except as may otherwise be provided by law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.             Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.

3.             Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors.

4.             Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

5.              No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except that such directors may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  Any amendment, modification or repeal of this Section 5 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

6.              To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred, to each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director of the Corporation, provided that, except as otherwise provided in the By-laws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors.  The rights provided by this Section 6 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-laws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.  Any amendment, modification or repeal of this Section 6 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

7.              Unless and except to the extent the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

8.              In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-laws of the Corporation.

SIXTH:  Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office.  The stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

SEVENTH:  The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

EIGHTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising out of or pursuant to any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation), or (d) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

[Remainder of page intentionally left blank.]

Exhibit A

Section 1. Purpose.  This Exhibit A sets forth the terms and conditions of the Corporation’s Series A-1 Preferred Stock.

Section 2. Definitions. The following terms, where used in this Exhibit A, have the following meanings:

“Accumulated Dividend Amount” shall have the meaning set forth in Section 7(d).

“Additional Conversion Amount” shall have the meaning set forth in Section 5(c).

“ADRs” shall have the meaning set forth in Section 11(e).

“Agent Members” shall have the meaning set forth in Section 21(a).

“Applicable Market Value” (i) of the Common Stock means, the Average VWAP per share of Common Stock for the 20 consecutive Trading Day period commencing on and including the 22nd Scheduled Trading Day prior to the Mandatory Conversion Date (subject to postponement as described in Section 5(a)) and (ii) with respect to any common stock or ADRs included in the Exchange Property that are traded on a U.S. national securities exchange as described in Section 11(e) shall be determined as provided in the preceding clause (i) as though a share of such common stock or a single ADR were a share of Common Stock.

“Average Price” shall have the meaning set forth in Section 4(c).

“Average VWAP” means, for any period, the average of the VWAP on each Trading Day in such period.

“Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board, any committee of such board duly authorized to take such action.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close.

“By-laws” means the By-laws of the Corporation, as they may be amended from time to time.

“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, as amended from time to time.

“Clause A Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Common Equity” of any corporation means the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such corporation.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion and Dividend Disbursing Agent” shall initially mean Computershare Trust Company N.A., the Corporation’s duly appointed conversion and dividend disbursing agent for the Series A-1 Preferred Stock, and any successor appointed under Section 20.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Rate” shall be, per share of Series A-1 Preferred Stock (excluding shares of Common Stock, if any, issued in respect of accrued and unpaid dividends pursuant to Section 4(b)), as follows, subject to adjustment pursuant to Section 11:

(i)            if the Applicable Market Value of the Common Stock is equal to or greater than $55.13 (the “Threshold Appreciation Price”), then the Conversion Rate shall be 1.8141 shares of Common Stock per share of Series A-1 Preferred Stock (the “Minimum Conversion Rate”);

(ii)           if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $45.00 (the “Initial Price”), then the Conversion Rate shall be $100 divided by the Applicable Market Value of the Common Stock; or

(iii)          if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be 2.2222 shares of Common Stock per share of Series A-1 Preferred Stock (the “Maximum Conversion Rate”).

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” means New Amethyst Corp.

“Depositary” shall have the meaning set forth in Section 21(a).

“Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year, commencing on, and including, the first such date on or following the Closing Date and ending on, and including, the Mandatory Conversion Date.

“Dividend Period” means the period commencing on, and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, the Issue Date), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date.

“DTC” means The Depository Trust Company.

2

“Effective Date” means, with respect to a Fundamental Change, the date upon which such Fundamental Change becomes effective.

“Event of Non-payment” shall have the meaning set forth in Section 15(b).

“Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from the Corporation or, if applicable, from the seller of such Common Stock (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Property” shall have the meaning set forth in Section 11(e).

“Expiration Date” shall have the meaning set forth in Section 11(a)(v).

“Expiration Time” shall have the meaning set forth in Section 11(a)(v).

“Five-Day Average VWAP” (i) with respect to the Common Stock shall mean the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Effective Date and (ii) with respect to any common stock or ADRs included in the Exchange Property that are traded on a U.S. national securities exchange as described in Section 11(e) shall be determined as provided in the preceding clause (i) as though a share of such common stock or a single ADR were a share of Common Stock, subject to Section 11(c)(i).

“Fixed Conversion Rates” means, collectively, the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” shall have the meaning set forth in Section 4(d).

“Fundamental Change” shall be deemed to have occurred if any of the following occurs:

(i)            a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s or the Corporation’s Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Equity or the Corporation otherwise becomes aware of such ownership;

(ii)           the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or

3

represent solely the right to receive, stock, other securities, other property or assets; (b) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; or (c) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any Person other than one of the Corporation’s wholly-owned Subsidiaries; or

(iii)          stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(iv)          the Common Stock (or other Exchange Property) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the Corporation’s common stockholders (excluding cash payments for fractional shares or pursuant to dissenters’ rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Series A-1 Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares.

For the purposes of this definition of “Fundamental Change,” any transaction or event that constitutes a Fundamental Change under both clause (i) and clause (ii) above will be deemed to constitute a Fundamental Change solely under clause (ii) of this definition of “Fundamental Change.”

“Fundamental Change Conversion” shall have the meaning set forth in Section 7(a).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 8(c).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(a).

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, a number of shares of Common Stock (or, if applicable, Units of Exchange Property) determined using the table below based on the applicable Effective Date and Stock Price paid (or deemed paid) per share of Common Stock in such Fundamental Change, as set forth in the following table:

4

Stock Price

Effective Date	$10.00	$20.00	$30.00	$40.00	$45.00	$48.00	$52.00	$55.13	$60.00	$70.00	$80.00	$90.00	$100.00	$150.00	$200.00
July 2, 2014	2.2286	2.1851	2.0702	1.9474	1.9006	1.8783	1.8547	1.8406	1.8248	1.8091	1.8051	1.8058	1.8077	1.8134	1.8143
July 1, 2015	2.2257	2.2102	2.1273	1.9962	1.9378	1.9087	1.8774	1.8585	1.8375	1.8166	1.8111	1.8108	1.8118	1.8141	1.8142
July 1, 2016	2.2233	2.2219	2.1916	2.0726	1.9958	1.9535	1.9061	1.8775	1.8468	1.8200	1.8144	1.8138	1.8140	1.8141	1.8141
July 1, 2017	2.2222	2.2222	2.2222	2.2222	2.2222	2.0833	1.9231	1.8141	1.8141	1.8141	1.8141	1.8141	1.8141	1.8141	1.8141

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

(i)            if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Date dates in the table, the Fundamental Change Conversion Rate shall be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Price amounts and the two Effective Date dates, as applicable, based on a 365-day year;

(ii)           if the Stock Price is greater than $200.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to the immediately succeeding paragraph), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate, subject to adjustment pursuant to Section 11; and

(iii)          if the Stock Price is less than $10.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to the immediately succeeding paragraph) (the “Minimum Stock Price”), then the Fundamental Change Conversion Rate shall be determined (a) as if the Stock Price equaled the Minimum Stock Price and (b) if the Effective Date is between two Effective Date dates on the table, using straight-line interpolation, as described herein.

The Stock Prices set forth in the first row of the table (i.e., the column headers) shall be adjusted as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table shall be subject to adjustment in the same manner as each Fixed Conversion Rate pursuant to Section 11.

“Fundamental Change Dividend Make-whole Amount” shall have the meaning set forth in Section 7(d).

“Global Preferred Share” shall have the meaning set forth in Section 21(a).

5

“Global Shares Legend” shall have the meaning set forth in Section 21(a).

“Holder” means the Person in whose name shares of the Series A-1 Preferred Stock are registered.

“Initial Liquidation Preference” means $100 per share of Series A-1 Preferred Stock.

“Initial Price” shall have the meaning set forth in the definition of Conversion Rate.

“Issue Date” shall mean the Closing Date (as defined in the Merger Agreement), which is the original issue date of the Series A-1 Preferred Stock.

“Junior Stock” means the Common Stock and each other class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series A-1 Preferred Stock as to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” has the meaning set forth in Section 12(a).

“Mandatory Conversion” means a conversion pursuant to Section 5.

“Mandatory Conversion Date” means July 1, 2017.

“Market Disruption Event” means any of the following events:

(i)                                     any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) or in futures or option contracts relating to the Common Stock (or such other security) on the relevant exchange or quotation system;

(ii)                                  any event (other than a failure to open or a closure as described in clause (iii) of this definition of Market Disruption Event) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock (or such other security) on any relevant exchange or quotation system; or

(iii)                               the failure to open of one of the exchanges or quotation systems on which futures or options contracts relating to the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time

6

for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For purposes of clauses (i) and (ii) of this definition of “Market Disruption Event,” the relevant exchange or quotation system will be the New York Stock Exchange; provided that if the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, the relevant exchange or quotation system will be the principal national securities exchange on which the Common Stock (or such other security) is listed for trading.

“Maximum Conversion Rate” shall have the meaning set forth in the definition of Conversion Rate.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., AmSurg Corp. and the Corporation, as amended from time to time.

“Minimum Conversion Rate” shall have the meaning set forth in the definition of Conversion Rate.

“Minimum Stock Price” shall have the meaning set forth in the definition of Fundamental Change Conversion Rate.

“Non-U.S. Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“Officer” means the Chief Executive Officer and President, the Executive Chairman, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Officers’ Certificate” means a certificate of the Corporation that is signed on behalf of the Corporation by two authorized Officers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Corporation.

“Optional Conversion” shall have the meaning set forth in Section 6(a).

“Optional Conversion Additional Conversion Amount” shall have the meaning set forth in Section 6(b). “Optional Conversion Average Price” shall have the meaning set forth in Section 6(b).

“Optional Conversion Date” shall have the meaning set forth in Section 8(c).

7

“Parity Stock” means any class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which expressly provide that such class or series will rank equally with the Series A-1 Preferred Stock as to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Director” or “Preferred Directors” shall have the meaning set forth in Section 15(b).

“Preferred Stock” means any and all series of preferred stock of the Corporation, including, without limitation, the Series A-1 Preferred Stock.

“Purchased Shares” shall have the meaning set forth in Section 11(a)(v).

“Record Date” means, for purposes of a Fixed Conversion Rate adjustment pursuant to Section 11, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property.

“Record Holders” means, as to any day, the Holders of record of the Series A-1 Preferred Stock as they appear on the stock register of the Corporation at 5:00 p.m., New York City time, on such day.

“Registrar” means the Transfer Agent.

“Regular Record Date” means with respect to payment of dividends on the Series A-1 Preferred Stock, the record date fixed by the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. The Regular Record Date shall apply regardless of whether such date is a Business Day.

“Reorganization Event” shall have the meaning set forth in Section 11(e).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day, except that if the Common Stock is not listed on a national securities exchange, “Scheduled Trading Day” means a Business Day.

“Senior Stock” shall have the meaning set forth in Section 15(c)(i).

“Series A-1 Preferred Stock” means the Corporation’s 5.250% Mandatory Convertible Preferred Stock, Series A-1.

8

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and directors and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion.

“Spin-Off’ shall have the meaning set forth in Section 11(a)(iii).

“Stock Price” means:

(i)                                     in the case of a Fundamental Change described in clause (ii) of the definition of Fundamental Change in which the holders of Common Stock receive only cash in the Fundamental Change, the cash amount paid per share of Common Stock; and

(ii)                                  in the case of any other Fundamental Change, the Five-Day Average VWAP.

“Subsidiary” means, with respect to the Corporation or any other Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Threshold Appreciation Price” shall have the meaning set forth in the definition of Conversion Rate.

“Trading Day” means any day on which:

(i)                                     there is no Market Disruption Event; and

(ii)                                  the New York Stock Exchange is open for trading, or, if the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Common Stock (or such other security) is listed is open for trading, or, if the Common Stock (or such other security) is not listed on a national securities exchange, any Business Day.

A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

9

“Transfer Agent” means, initially, Computershare Trust Company N.A. until a successor transfer agent is appointed pursuant to Section 20 and, thereafter, means such successor. The foregoing sentence shall likewise apply to any such subsequent successor or successors.

“Trigger Event” shall have the meaning set forth in Section 11(a)(iii).

“Unit of Exchange Property” shall have the meaning set forth in Section 11(e)

“VWAP” means:

(i)                                     per share of Common Stock, on any Trading Day, the price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page EVHC <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose; and

(ii)                                  per share of capital stock (other than the Common Stock) or per ADR, in each case traded on a U.S. national securities exchange, on any Trading Day, the price per share of such capital stock or per ADR as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page (or any successor service) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or if such price is not available, the market value per share of such capital stock or per ADR on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

Section 3. Dividends.

(a)                                 Subject to the rights of Holders of any class of capital stock ranking senior to the Series A-1 Preferred Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors and to the extent lawful, cumulative dividends at a rate per year of 5.250% of the Initial Liquidation Preference (equivalent to $5.25 per year per share of Series A-1 Preferred Stock), payable in cash, by delivery of shares of Common Stock or by delivery of any combination of cash and shares of Common Stock, as determined by the Corporation in its sole discretion (subject to the limitations described in Section 4). Declared dividends on the Series A-1 Preferred Stock shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not declared or in any Dividend Period or Dividend Periods, as the case may be, there have been funds or shares of Common Stock legally available for the payment of such dividends. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders on the Regular Record Date immediately preceding such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date, except that dividends payable on the Mandatory Conversion Date will be payable to the Holders

10

presenting the Series A-1 Preferred Stock for conversion. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without any adjustment, interest or other penalty in respect of such delay. Dividends payable on shares of Series A-1 Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four. Dividends payable on shares of Series A-1 Preferred Stock for any period other than a full Dividend Period shall be based on the number of days elapsed during such Dividend Period and computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated dividends on shares of Series A-1 Preferred Stock shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

(b)                                 No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A-1 Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividends, upon all outstanding shares of Series A-1 Preferred Stock. No dividend shall be paid unless and until the Board of Directors declares a dividend payable with respect to the Series A-1 Preferred Stock.

(c)                                  Holders shall not be entitled to any dividends on the Series A-1 Preferred Stock, whether payable in cash, shares of Common Stock or any combination thereof, in excess of full cumulative dividends.

(d)

(i)                                     So long as any share of Series A-1 Preferred Stock remains outstanding:

(A)                               no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock, except dividends payable solely in shares of Common Stock;

(B)                               no dividend or distribution shall be declared or paid on Parity Stock, except as set forth in this Section 3(d); and

(C)                               no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Series A-1 Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders on the applicable Regular Record Date).

(ii)                                  The limitations set forth in Section 3(d)(i) shall not apply to:

(A)                               redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any

11

employee benefit plan in the ordinary course of business (including purchases of shares of Common Stock in lieu of tax withholding and purchases of shares of Common Stock to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount;

(B)                               any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(C)                               the acquisition by the Corporation or any of its Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than for the beneficial ownership by the Corporation or any of its Subsidiaries), including as trustees or custodians; and

(D)                               the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Regular Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series A-1 Preferred Stock and any shares of Parity Stock, all dividends declared on Series A-1 Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared and paid pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A-1 Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of funds of the Corporation lawfully available and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide a 10 Business Days’ written notice to the Holders prior to such Dividend Payment Date.

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Corporation, including Common Stock and other Junior Stock, from time to time out of any funds of the Corporation lawfully available for such payment, and Holders shall not be entitled to participate in any such dividends.

12

Section 4. Method of Payment of Dividends.

(a)                                 Subject to the limitations described below, any declared dividend (or any portion of any declared dividend) on the Series A-1 Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, including in connection with the payment of declared and unpaid dividends, may be paid by the Corporation, as determined in the Corporation’s sole discretion:

(i)                                     in cash;

(ii)                                  by delivery of shares of Common Stock; or

(iii)                               by delivery, of any combination of cash and shares of Common Stock;

provided that in the case of a Fundamental Change Conversion that is a Reorganization Event, dividends otherwise payable in shares of Common Stock may be paid by delivery of Units of Exchange Property in accordance with Section 11(e); and provided further that if the Board of Directors may not lawfully authorize payment of all or any portion of such accrued and unpaid dividends in cash, it shall authorize payment of such dividends in shares of Common Stock or Units of Exchange Property, as the case may be, if lawfully permitted to do so.

(b)                                 Each payment of a declared dividend on the Series A-1 Preferred Stock shall be made in cash, except to the extent the Corporation timely elects to make all or any portion of such payment in shares of Common Stock. The Corporation shall give notice to Holders of any such election and the portions of such payment that will be made in cash and in shares of Common Stock no later than 10 Scheduled Trading Days prior to the Dividend Payment Date for such dividend; provided that if the Corporation does not provide timely notice of such election, the Corporation will be deemed to have elected to pay the relevant dividend in cash.

(c)                                  If the Corporation elects to pay any dividend or portion thereof in shares of Common Stock, such shares of Common Stock shall be valued for such purpose at 97% of the Average VWAP per Common Share over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day prior to the applicable Dividend Payment Date (the “Average Price”).

(d)                                 Notwithstanding the foregoing, in no event shall the number of shares of Common Stock to be delivered, in connection with any declared dividend on the Series A-1 Preferred Stock, including any dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $15.75, subject to adjustment in a manner inversely proportional to any adjustment to each Fixed Conversion Rate as set forth in Section 11 (such dollar amount, as adjusted from time to time, the “Floor Price”). To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Common Stock delivered in connection with such declared dividend and (y) 97% of the Average Price, the Corporation shall, if it is legally able to do so, notwithstanding any notice by the Corporation to the contrary, pay such excess amount in cash.

(e)                                  To the extent that the Corporation, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of,

13

shares of Common Stock issued as payment of a dividend on the Series A-1 Preferred Stock, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of the Corporation for purposes of the Securities Act of 1933, as amended. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the shares of Common Stock are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the shares of Common Stock are then listed).

(f)                                   In respect of any cash paid, shares of Common Stock issued or Units of Exchange Property delivered in payment or partial payment of a dividend to a Non-U.S. Holder, the Corporation shall withhold and, in the case of such shares of Common Stock or Units of Exchange Property, the Corporation may do so by selling (or directing the Transfer Agent or any paying agent on behalf of the Corporation to withhold and sell) such amount in cash, number of shares of Common Stock or Units of Exchange Property as the Corporation deems necessary, to result in proceeds from such sale (after deduction of customary commissions, which shall be for the account of such Non-U.S. Holder) to pay all or any part of any U.S. withholding tax obligation that the Corporation has (as determined by it in its sole discretion) in respect of the payment or partial payment of such dividend of cash, shares of Common Stock or Units of Exchange Property to such Non-U.S. Holder.

Section 5. Mandatory Conversion on the Mandatory Conversion Date.

(a)                                 Each outstanding share of Series A-1 Preferred Stock shall automatically convert on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate, unless such share of Series A-1 Preferred Stock has been converted prior to the Mandatory Conversion Date in the manner described in Section 6 or Section 7; provided that if the Mandatory Conversion Date is not a Business Day, the Mandatory Conversion Date shall be postponed to the following Business Day; provided further, that if the Applicable Market Value is first determinable on a date later than the Mandatory Conversion Date because there are one or more Scheduled Trading Days that are not Trading Days during the 20 consecutive Scheduled Trading Day period commencing on and including the 22nd Scheduled Trading Day prior to the Mandatory Conversion Date, the Mandatory Conversion Date shall be postponed to such later date.

(b)                                 Each of the Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price, the Floor Price, the Fundamental Change Date, and the Applicable Market Value shall be subject to adjustment in accordance with the provisions of Section 11.

(c)                                  If prior to the Mandatory Conversion Date the Corporation has not declared all or any portion of the accumulated dividends on the Series A-1 Preferred Stock, the Conversion Rate shall be adjusted so that Holders receive an additional number of shares of Common Stock equal

14

to the amount of accumulated dividends that have not been declared (the “Additional Conversion Amount”) divided by the greater of the Floor Price and 97% of the Average Price. To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares of Common Stock and 97% of the Average Price, the Corporation shall, if the Corporation is legally able to do so, declare and pay such excess amount in cash pro rata to the Holders.

Section 6. Optional Conversion at the Option of the Holder.

(a)                                 Holders shall have the right to convert their shares of Series A-1 Preferred Stock, in whole or in part (but in no event less than one share Series A-1 Preferred Stock) (any conversion pursuant to this Section 6, an “Optional Conversion”), at any time prior to the Mandatory Conversion Date, other than during the Fundamental Change Conversion Period, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment in accordance with Section 11.

(b)                                 If as of any Optional Conversion Date the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on a Dividend Payment Date prior to such Optional Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Optional Conversion, so that the converting Holder receives an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared for such full Dividend Periods (the “Optional Conversion Additional Conversion Amount”), divided by the greater of the Floor Price and the Average VWAP per share of Common Stock over the 20 consecutive Trading Day period commencing on, and including, the 22nd Trading Day prior to the Optional Conversion Date (such average being referred to as the “Optional Conversion Average Price”). To the extent that the Optional Conversion Additional Conversion Amount exceeds the product of the number of additional shares and the Optional Conversion Average Price, the Corporation will not have any obligation to pay the shortfall in cash. Except as described in the first sentence of this Section 6(b), upon any Optional Conversion of any shares of the Series A-1 Preferred Stock, the Corporation shall make no payment or allowance for undeclared dividends on such shares of the Series A-1 Preferred Stock, unless such Optional Conversion occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares as of such Record Date, in accordance with Section 3.

(c)                                  To effect an Optional Conversion, the converting Holder shall comply with the applicable conversion procedures set forth in Section 8. The Corporation shall, in accordance with the instructions provided by the Holder thereof in the written notice of conversion provided to the Corporation pursuant to Section 8, deliver to the Holder the whole number of shares of Common Stock to which the converting Holder shall be entitled upon such Optional Conversion, together with payment of cash in lieu of any fraction of a share of Common Stock, as provided in Section 10, and any certificate or certificates, as the case may be, representing shares of Series A-1 Preferred Stock, as provided in Section 8(d)(i). Such delivery shall take place on the third Business Day succeeding the Optional Conversion Date. If applicable, the Corporation shall instruct the Transfer Agent to register the whole number of shares of Common Stock to which the converting Holder shall be entitled upon such Optional Conversion in the name or names, as the case may be, specified by such Holder in the notice of conversion.

15

Section 7. Fundamental Change Conversion.

(a)                                 If a Fundamental Change occurs on or prior to the Mandatory Conversion Date, Holders, subject to adjustments in accordance with Section 11, shall have the right to:

(i)                                     convert their Series A-1 Preferred Stock, in whole or in part (but in no event less than one Series A-1 Preferred Stock) (any such conversion pursuant to this Section 7 being a “Fundamental Change Conversion”) at any time during the period (the “Fundamental Change Conversion Period”) from and including the Effective Date of such Fundamental Change to, but excluding, the earlier of (i) the Mandatory Conversion Date and (ii) the date that is 30 calendar days after the Effective Date (any conversion pursuant to this Section 7, a “Fundamental Change Conversion”) (1) into a number of shares of Common Stock equal to the Fundamental Change Conversion Rate per share of Series A-1 Preferred Stock; or (2) if the Fundamental Change also constitutes a Reorganization Event, Units of Exchange Property in accordance with Section 11(e), based on the Fundamental Change Conversion Rate;

(ii)                                  with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount payable in cash or in shares of Common Stock; and

(iii)                               with respect to such converted shares, receive the Accumulated Dividend Amount payable in cash or in shares of Common Stock;

subject, in the case of clauses (ii) and (iii), to the Corporation’s right to deliver shares of Common Stock in lieu of all or part of such amounts as set forth in Section 7(d). Such delivery shall take place on the third Business Day following the applicable Fundamental Change Conversion Date.

Notwithstanding clauses (ii) and (iii), if such Effective Date or the relevant Fundamental Change Conversion Date falls during a Dividend Period for which the Corporation declared a dividend, the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holders as of such Record Date, in accordance with Section 3, and such dividend shall not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount shall not include the present value of such dividend.

(b)                                 To the extent practicable, at least 20 calendar days prior to the anticipated Effective Date of the Fundamental Change, but in any event not later than two Business Days following the Corporation’s becoming aware of the occurrence of a Fundamental Change, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Record Holders. Such notice shall contain:

(i)                                     the date on which the Fundamental Change is anticipated to be effected;

(ii)                                  the Fundamental Change Conversion Period;

(iii)                               the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change; and

16

(iv)                              whether the Corporation has elected to pay all or any portion of accrued and unpaid dividends in shares of Common Stock or Units of Exchange Property, as the case may be, and, if so, the portion thereof (as a percentage) that will be paid in shares of Common Stock or Units of Exchange Property.

(c)                                  To effect a Fundamental Change Conversion, the converting Holder must submit its Series A-1 Preferred Stock for conversion and comply with the applicable conversion procedures set forth in Section 8 at any time during the Fundamental Change Conversion Period. Holders who do not submit Series A-1 Preferred Stock for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Series A-1 Preferred Stock at the Fundamental Change Conversion Rate or to receive the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. To the extent a Holder does not convert its shares of Series A-1 Preferred Stock pursuant to this Section 7 and a Reorganization Event has occurred, in lieu of shares of Common Stock, the Corporation shall pay or deliver, as the case may be, to such Holder on the Mandatory Conversion Date, Units of Exchange Property as determined in accordance with Section 11(e).

(d)

(i)                                     For any shares of Series A-1 Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the shares of Common Stock issued upon conversion at the Fundamental Change Conversion Rate, the Corporation will at its option:

(A)                               pay the Holder in cash, to the extent the Corporation is legally permitted to do so, the present value, computed using a discount rate of 5.250% per year, of all dividend payments on the Holder’s Series A-1 Preferred Stock for all the remaining Dividend Periods (excluding any accumulated and unpaid dividends for all Dividend Periods ending on or prior to the Dividend Payment Date preceding the Effective Date of the Fundamental Change as well as dividends accumulated to the Effective Date of the Fundamental Change) from such Effective Date to but excluding the Mandatory Conversion Date (the “Fundamental Change Dividend Make-whole Amount”);

(B)                               increase the number of shares of Common Stock to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 97% of the Stock Price, or

(C)                               pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of Common Stock in accordance with the provisions of clauses (A) and (B) above.

(ii)                                  In addition, for any Series A-1 Preferred Stock that are converted during the Fundamental Change Conversion Period, to the extent that, as of the Effective Date of the Fundamental Change, the Corporation has not declared any or all of the accumulated dividends on the Series A-1 Preferred Stock as of such Effective Date (including

17

accumulated and unpaid dividends for all dividend periods ending on or prior to the Dividend Payment Date preceding the Effective Date of the Fundamental Change as well as dividends accumulated to the Effective Date of the Fundamental Change, the “Accumulated Dividend Amount”), Holders who convert Series A-1 Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. The Accumulated Dividend Amount will be payable at the Corporation’s election in either:

(A)                               cash, to the extent the Corporation is legally permitted to do so,

(B)                               an additional number of shares of Common Stock equal to (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the Stock Price, or

(C)                               a combination of cash and shares of Common Stock.

(iii)                               The Corporation shall pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent the Corporation elects on or prior to the second Business Day following the Effective Date of a Fundamental Change to make all or any portion of such payments in shares of Common Stock. If the Corporation elects to deliver shares of Common Stock in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount or any portion thereof paid in shares of Common Stock exceeds the product of the number of additional shares the Corporation delivers in respect thereof and 97% of the Stock Price, the Corporation shall, if it is legally able to do so, declare and pay such excess amount in cash.

(e)                                  Not later than the second Business Day following the Effective Date, the Corporation shall notify Holders of:

(i)                                     the Fundamental Change Conversion Rate;

(ii)                                  the Fundamental Change Dividend Make-whole Amount and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, and specifying the combination thereof, if applicable; and

(iii)                               the Accumulated Dividend Amount as of the Effective Date and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, and if applicable, specifying the combination thereof, if applicable.

Section 8. Conversion Procedures.

(a)                                 On the Mandatory Conversion Date, any Fundamental Change Conversion Date or any Optional Conversion Date (each, a “Conversion Date”), dividends on any shares of Series A-1 Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and on the Mandatory Conversion Date (subject to postponement as described in Section 5(a)), such converted shares of Series A-1 Preferred Stock shall cease to be outstanding, in each case,

18

subject to the right of Holders of such shares of Series A-1 Preferred Stock to receive shares of Common Stock (or Units of Exchange Property, if applicable) into which such shares of Series A-1 Preferred Stock were converted and any accrued and unpaid dividends on such shares to which such Holders are otherwise entitled pursuant to Section 5(c), Section 6(b) or Section 7(d), as applicable.

(b)                                 Subject to postponement as described in Section 5(a), on the Mandatory Conversion Date, pursuant to Section 5, any outstanding shares of Series A-1 Preferred Stock shall automatically convert into shares of Common Stock. The Person or Persons entitled to receive the Common Stock issuable upon any such conversion of the Series A-1 Preferred Stock shall be treated as the record holder or record holders, as the case may be, of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Conversion Date. Except as provided under Section 11, prior to 5:00 p.m., New York City time, on such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A-1 Preferred Stock shall not be outstanding for any purpose, and Holders of shares of Series A-1 Preferred Stock shall have no rights with respect to such shares of Common Stock, including, without limitation, voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Series A-1 Preferred Stock. No allowance or adjustment, except as set forth in Section 11, shall be made in respect of dividends payable to holders of record of Common Stock as of any date prior to such applicable Conversion Date.

(c)                                  To effect an Optional Conversion pursuant to Section 6 or a Fundamental Change Conversion pursuant to Section 7, a Holder who

(i)                                     holds a beneficial interest in a Global Preferred Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii)                                  holds Series A-1 Preferred Stock in definitive, certificated form must:

(A)                               complete and manually sign the conversion notice on the back of the Series A-1 Preferred Stock certificate or a facsimile of such conversion notice;

(B)                               deliver the completed conversion notice and the certificated Series A-1 Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(C)                               if required, furnish appropriate endorsements and transfer documents; and

(D)                               if required, pay all transfer or similar taxes or duties, if any.

(the day on which the Holder complies with such requirements, the “Optional Conversion Date” or the “Fundamental Change Conversion Date”, as the case may be); provided that, the Fundamental Change Conversion Date shall be a date no earlier than the Effective Date of the Fundamental Change and no later than 5:00 p.m., New York City time, on the last day of the Fundamental Change Conversion Period.

19

The issuance by the Corporation of shares of Common Stock upon an Optional Conversion shall be deemed effective immediately prior to 5:00 p.m., New York City time, on the Optional Conversion Date.

(d)                                 With respect to any Optional Conversion or any Fundamental Change Conversion of shares of Series A-1 Preferred Stock:

(i)                                     if there shall have been surrendered certificate or certificates, as the case may be, representing a greater number of shares of Series A-1 Preferred Stock than the number of shares of Series A-1 Preferred Stock to be converted, the Corporation shall execute and the Registrar shall countersign and deliver to such Holder or such Holder’s designee, at the expense of the Corporation, new certificate or certificates, as the case may be, representing the number of shares of Series A-1 Preferred Stock that shall not have been converted; and

(ii)                                  if the shares of Series A-1 Preferred Stock converted are held in book-entry form through the facilities of the Depositary, promptly following the relevant Optional Conversion Date or Fundamental Change Conversion Date, as the case may be, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of Series A-1 Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the relevant Global Preferred Share.

                                                Section 9. Reservation of Common Stock.

(a)                                 The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common stock, solely for issuance, the full number of shares of Common Stock issuable upon payment of accrued and unpaid dividends and upon conversion of the Series A-1 Preferred Stock at the Maximum Conversion Rate then in effect.

(b)                                 All shares of Common Stock delivered upon conversion of the Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, charges, security interests and other encumbrances (other than liens, claims, charges, security interests and other encumbrances created by the Holders).

(c)                                  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A-1 Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder, if any, requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)                                 The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A-1 Preferred Stock and payment of dividends thereon, if any; provided, however, that if the rules of such exchange or automated quotation system permit the

20

Corporation to defer the listing of such Common Stock until the first conversion of Series A-1 Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A-1 Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

                                                Section 10. Fractional Shares.

(a)                                 No fractional shares of Common Stock or any other common stock or ADRs included in the Exchange Property shall be issued to Holders, including as a result of any conversion of shares of Series A-1 Preferred Stock or as a result of any payment of dividends on the Series A-1 Preferred Stock in shares of Common Stock or Units of Exchange Property.

(b)                                 In lieu of any fractional share of Common Stock or any other common stock or ADRs included in the Exchange Property otherwise issuable upon Mandatory Conversion, Optional Conversion or Fundamental Change Conversion (including in connection with a dividend payment), that Holder shall be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of Common Stock, or, if applicable, such other common stock or ADR, on the Trading Day immediately preceding the applicable Conversion Date.

(c)                                  If more than one share of the Series A-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock, or, if applicable, other common stock or full ADRs, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered for conversion. If the Corporation pays dividends in Common Stock, other common stock or ADRs pursuant to Section 4(b) on more than one share of Series A-1 Preferred Stock held at any one time by or for the same Holder, the number of full shares of Common Stock, or, if applicable, other common stock or full ADRs, payable in connection with such dividend shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered for conversion.

                                                Section 11. Conversion Rate Adjustments to the Fixed Conversion Rates.

(a)                                 Each Fixed Conversion Rate shall be adjusted from time to time as follows:

(i)                                     If the Corporation issues Common Stock as a dividend or distribution to all or substantially all holders of the Common Stock, or if the Corporation effects a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of the Common Stock, each Fixed Conversion Rate shall be adjusted based on the following formula:

where,

21

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (and prior to giving effect to such event); and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this Section 11(a)(i) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the earlier of (a) the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Fixed Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(ii)                                  If the Corporation issues to all or substantially all holders of the Common Stock any rights (other than pursuant to any stockholder rights plan), options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Common Stock at less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, each Fixed Conversion Rate will be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such issuance;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;

22

OS0 = the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date;

X = the number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the aggregate price payable to exercise such rights, options or warrants, divided by the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance.

Any increase in the Fixed Conversion Rates made pursuant to this Section 11(a)(ii) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each Fixed Conversion Rate shall be decreased, effective as of the date of such expiration or termination, to the Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the Fixed Conversion Rate that would then be in effect if such issuance had not been announced.

For purposes of this Section 11(a)(ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(iii)                               If the Corporation pays a dividend or other distribution to all or substantially all holders of Common Stock of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation, excluding:

(1)                                 any dividend, distribution or issuance as to which an adjustment was effected pursuant to Section 11(a)(i) or Section 11(a)(ii);

(2)                                 dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 11(a)(iv) below;

(3)                                 Spin-Offs as to which the provisions set forth below in this Section 11(a)(iii) apply; and

23

(4)                                 any dividends or distributions in connection with a Reorganization Event that is included in Exchange Property under Section 11(e),

then each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;

SP0 = the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such dividend or distribution; and

FMV = the fair market value (as determined in good faith by the Board of Directors) on the Record Date for such dividend or distribution of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation, expressed as an amount per share of Common Stock.

If the Board of Directors determines the “FMV” (as defined in this Section 11(a)(iii)) of any dividend or other distribution for purposes of this Section 11(a)(iii) by referring to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such dividend or distribution.

Notwithstanding the foregoing, if “FMV” (as defined in this Section 11(a)(iii)) is equal to or greater than “SP0” (as defined in this Section 11(a)(iii)), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Series A-1 Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount and kind of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution.

Any increase made under the portion of this Section 11(a)(iii) above shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution. If such dividend or distribution is not so paid or made, each Fixed Conversion Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay the dividend or other distribution and (b) the date such dividend

24

or distribution was to have been paid, to the Fixed Conversion Rate that would then be in effect if the dividend or other distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this Section 11(a)(iii) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Corporation (a “Spin-Off’) that are, or, when issued, will be, traded on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, then each Fixed Conversion Rate shall instead be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution;

FMV0 = the Average VWAP per share of such capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for such dividend or distribution; and

MP0 = the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for such dividend or distribution.

The adjustment to each Fixed Conversion Rate under the immediately preceding paragraph shall occur at 5:00 p.m., New York City time, on the 10th consecutive Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution, but will be given effect as of 9:00 a.m., New York City time, on the date immediately following the Record Date for such dividend or distribution. The Corporation shall delay the settlement of any conversion of shares of the Series A-1 Preferred Stock if the Conversion Date occurs after the Record Date for such dividend or distribution and prior to the end of such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates as described above) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

For purposes of this Section 11(a)(iii) (and subject in all respects to Section 11(a)(i) and Section 11(a)(ii)):

(A)                               rights, options or warrants distributed by the Corporation to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares

25

of the Corporation’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(i)                                     are deemed to be transferred with such shares of the Common Stock;

(ii)                                  are not exercisable; and

(iii)                               are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(a)(iii) (and no adjustment to the Fixed Conversion Rates under this Section 11(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this Section 11(a)(iii).

(B)                               If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(C)                               In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (B)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this clause (iii) was made:

(1)                                 in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Conversion Rates shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 11(a)(iv), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(2)                                 in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Conversion Rates shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 11(a)(i), Section 11(a)(ii) and this Section 11(a)(iii), if any dividend or distribution to which this Section 11(a)(iii) is applicable includes one or both of:

(A)                               a dividend or distribution of shares of Common Stock to which Section 11(a)(i)is applicable (the “Clause A Distribution”); or

26

(B)                               an issuance of rights, options or warrants to which Section 11(a)(ii) is applicable (the “Clause B Distribution”),

then:

(1)                                 such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 11(a)(iii) is applicable (the “Clause C Distribution”) and any Fixed Conversion Rate adjustment required by this Section 11(a)(iii) with respect to such Clause C Distribution shall then be made; and

(2)                                 the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Fixed Conversion Rate adjustment required by Section 11(a)(i) and Section 11(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such effective date” within the meaning of Section 11(a)(i) or “outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date” within the meaning of Section 11(a)(ii).

(iv)                              If the Corporation pays a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Record Date for such distribution;

SP0 = the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and

C = an amount of cash per share of Common Stock that the Corporation distributes to holders of the Common Stock.

Notwithstanding the foregoing, if “C” (as defined in this Section 11(a)(iv)) is equal to or greater than “SP0” (as defined in this Section 11(a)(iv)), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Series A-1 Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution.

27

Any adjustment to the Fixed Conversion Rates pursuant to this Section 11(a)(iv) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such distribution. If such distribution is not so paid, the Fixed Conversion Rates shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay such dividend and (b) the date such dividend was to have been paid, to the Fixed Conversion Rates that would then be in effect if such distribution had not been declared.

(v)                                 If the Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (except as provided in Section 11(c)(iii)) and the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

FMV = the fair market value (as determined in good faith by the Board of Directors) as of the Expiration Date of the aggregate value of all cash and any other consideration paid or payable for shares of the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1 = the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such  tender or exchange offer (the “Expiration Time”), less any Purchased Shares;

OS0 = the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1 = the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to each Fixed Conversion Rate under this Section 11(a)(v) shall occur at 5:00 p.m., New York City time, on the tenth consecutive Trading Day immediately following,

28

and including, the Trading Day immediately following the Expiration Date, but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. The Corporation shall delay the settlement of any conversion of Series A-1 Preferred Stock if the Conversion Date occurs during such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

(vi)                              If the Corporation has in effect a stockholder rights plan while any shares of Series A-1 Preferred Stock remain outstanding, Holders shall receive, upon a conversion of Series A-1 Preferred Stock, in addition to Common Stock, rights under the Corporation’s stockholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the stockholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that Holders would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series A-1 Preferred Stock, each Fixed Conversion Rate shall be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation pursuant to Section 11(a)(iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a stockholder rights plan will not trigger an adjustment to the Fixed Conversion Rates pursuant to Section 11(a)(ii) or Section 11(a)(iii) above.

(b)                                 Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 11, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate. If any adjustment to the Fixed Conversion Rate is treated as a distribution to any Non-U.S. Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Non-U.S. Holder.

(c)                                  Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price, Applicable Market Value and Five-Day Average VWAP.

(i)                                     All required calculations will be made to the nearest cent or 1/10,000th of a share.

If an adjustment is made to the Fixed Conversion Rates pursuant to this Section 11, an inversely proportional adjustment shall also be made (x) to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of the definition of Conversion Rate shall apply on the Mandatory Conversion Date (subject to

29

postponement as described in Section 5(a)), and (y) to the Floor Price. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 11(a) or Section 11(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment. The Corporation shall make appropriate adjustments to the VWAP per share of Common Stock used to calculate the Applicable Market Value or the Five-Day Average VWAP, as the case may be, to account for any adjustments to the Fixed Conversion Rates that became effective during the period in which the Applicable Market Value or the Five-Day Average VWAP, as the case may be, is being calculated.

(ii)                                  Notwithstanding Section 11(a), no adjustment to the Fixed Conversion Rates shall be made if Holders participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the same basis as holders of the Common Stock and solely as a result of holding shares of Series A-1 Preferred Stock, as if such Holders held a number of shares of Common Stock equal to the Maximum Conversion Rate as of the Record Date for such transaction, multiplied by the number of shares of Series A-1 Preferred Stock held by such Holders.

(iii)                               The Fixed Conversion Rates shall not be adjusted except as provided herein. Without limiting the foregoing, the Fixed Conversion Rates shall not be adjusted for:

(A)                               the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)                               the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any Subsidiaries of the Corporation;

(C)                               the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)                               a change solely in the par value of the Common Stock;

(E)                                stock repurchases that are not tender offers, including structured or derivative transactions;

(F)                                 as a result of a tender offer solely to holders of fewer than 100 shares of Common Stock;

(G)                               a third-party tender or exchange offer; or

30

(H)                              the payment of dividends on the Series A-1 Preferred Stock, whether in cash or in shares of Common Stock.

(iv)                              The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(d)                                 Notice of Adjustment. Whenever a Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, is to be adjusted, the Corporation shall: (i) compute such adjusted Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, a written notice to Holders of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, to Holders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, was determined and setting forth such revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable.

(e)                                  Recapitalizations, Reclassifications and Changes of the Common Stock. In the event of:

(A)                               any recapitalization, reclassification or change of the Common Stock (other than changes only in par value or resulting from a subdivision or combination);

(B)                               any consolidation or merger of the Corporation with or into another Person or any statutory exchange or binding share exchange; or

(C)                               any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its Subsidiaries;

in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then, at the effective time of such Reorganization Event, each share of Series A-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of the Common Stock received in such Reorganization Event (the “Exchange Property”), and, at the effective time of such Reorganization Event, the Corporation shall amend its Certificate of Incorporation to provide for such change in the convertibility of the Series A-1 Preferred Stock; provided that if the kind and amount of Exchange Property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such

31

Reorganization Event by a Person, then the Exchange Property receivable upon such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make an election with respect to the kind and amount of Exchange Property so receivable (or of all such holders if none makes an election). The Conversion Rate then in effect shall be applied on the applicable Conversion Date to the amount of such Exchange Property received per share of Common Stock in the Reorganization Event (a “Unit of Exchange Property”), as determined in accordance with this Section 11(e). For the purpose of determining which clause of the definition of Conversion Rate shall apply on the Mandatory Conversion Date (subject to postponement as described in Section 5(a)) and for the purpose of calculating the Conversion Rate if clause (ii) of the definition thereof is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors, except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs shall be the Applicable Market Value determined with regard to a share of such common stock or a single ADR, as the case may be (or for the purpose of determining the Stock Price on a Fundamental Change Conversion Date, the value of such common stock or ADRs shall be the Five-Day Average VWAP determined with regard to a share of such common stock or a single ADR, as the case may be). For the purpose of paying accrued and unpaid dividends in Units of Exchange Property in accordance with Section 4, the value of a Unit of Exchange Property shall equal 97% of the value determined pursuant to the immediately preceding sentence.

The above provisions of this Section 11(e) shall similarly apply to successive Reorganization Events and the provisions of Section 11(a)-(d) shall apply to any shares of capital stock of the Corporation (or of any successor) received by the holders of Common Stock in any such Reorganization Event.

The amendment to the Certificate of Incorporation providing that the Series A-1 Preferred Stock shall be convertible into Exchange Property shall also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under this Section 11. The Corporation shall not become a party to any Reorganization event unless the terms of such transaction are consistent with this Section 11(e).

The Corporation (or any successor) shall, as soon as reasonably practicable (but in any event within five Business Days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such Reorganization Event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11(e).

(f)                                   For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 12. Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder

32

shall be entitled to receive for each share of Series A-1 Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (x) the Initial Liquidation Preference and (y) an amount equal to any accrued and unpaid dividends on each share of Series A-1 Preferred Stock, whether or not declared, to (but not including) the date fixed for liquidation, dissolution or winding up (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment. If in any distribution described in Section 12(a) the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A-1 Preferred Stock and any Parity Stock as to such distribution, Holders and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled.

(c)           Residual Distributions. After payment of the full amount of the Liquidation Preference, including an amount equal to any accrued and unpaid dividends, to which they are entitled, Holders will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 12, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 13. No Sinking Fund. The Series A-1 Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section 14. Status of Converted or Repurchased Shares. Shares of Series A-1 Preferred Stock that are duly converted in accordance herewith or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance; provided that any such cancelled shares of Series A-1 Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A-1 Preferred Stock.

Section 15. Voting Rights.

(a)           General. Holders shall not have any voting rights in respect of their shares of Series A-1 Preferred Stock except as set forth below or as otherwise from time to time required by law or the Certificate of Incorporation. Except as provided herein with respect to voting rights allocated pro rata with other classes or series of Parity Stock based on the liquidation preference of each such class or series, Holders will be entitled to one vote for each such share on any matter on which Holders are entitled to vote, including any action by written consent.

33

(b)           Preferred Directors. Whenever, at any time or times, dividends payable on the shares of Series A-1 Preferred Stock have not been paid for an aggregate of six or more Dividend Periods, whether or not consecutive (an “Event of Non-payment”), the Holders will have the right, with holders of shares of any one or more other classes or series of outstanding Parity Stock upon which like voting rights have been conferred and are exercisable at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to elect two directors (together, the “Preferred Directors” and each, a “Preferred Director”) at the next annual meeting or special meeting of the Corporation’s stockholders and at each subsequent annual meeting or special meeting of the Corporation’s stockholders until all accrued and unpaid dividends have been paid in full or fully set aside for payment on Series A-1 Preferred Stock, at which time such right will terminate, except as otherwise provided herein or expressly provided by law, subject to reverting in the event of each and every Event of Non-payment; provided that it will be a qualification for election for any Preferred Director that the election of such Preferred Director will not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which the Corporation’s securities may then be listed or traded that listed or traded companies, including that the Corporation have a majority of independent directors.

Upon any termination of the right set forth in the immediately preceding paragraph, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected as described above.

Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only at a meeting of the Corporation’s stockholders at which this is a permitted action by the affirmative vote of the Holders of a majority in voting power of the shares of Series A-1 Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Parity Stock upon which like voting rights have been conferred and are exercisable at the time (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such Holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as described above, the remaining Preferred Director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

At any time after the right of Holders to elect Preferred Directors has become vested and is continuing but a meeting of the Corporation’s stockholders to elect such Preferred Directors has not yet been held, or if a vacancy shall exist in the office of any such Preferred Director that has not been filled by the remaining Preferred Director, the Board of Directors may, but shall not be required to, call a special meeting of Holders and the holders of any one or more classes or series of outstanding Parity Stock upon which like voting rights have been conferred and are exercisable at the time, for the purpose of electing the Preferred Directors that such Holders and holders are entitled to elect; provided that in the event the Board of Directors does not call such special meeting, such election will be held at the next annual meeting. At any such meeting held for the purpose of electing such Preferred Director or Preferred Directors, as the case may be, (whether at an annual meeting or special meeting), the presence in person or by proxy of the Holders and holders of shares representing at least a majority of the voting power of

34

the Series A-1 Preferred Stock and any Parity Stock having similar voting rights shall be required to constitute a quorum of the Series A-1 Preferred Stock and any Parity Stock having similar voting rights. The affirmative vote of Holders and the holders of any Parity Stock having similar voting rights constituting a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such Preferred Director.

(c)           Voting Rights as to Particular Matters. So long as any shares of Series A-1 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least two-thirds in voting power of the shares of Series A-1 Preferred Stock at the time outstanding and all other Parity Stock having similar voting rights that are exercisable at the time, voting together as a single class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), given in person or by proxy, either by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series A-1 Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation (“Senior Stock”);

(ii)           Amendment of Series A-1 Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including, unless no vote on such merger or consolidation is required by Section 15(c)(iii), any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A-1 Preferred Stock; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange, a reclassification involving the Series A-1 Preferred Stock, or a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the Series A-1 Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) the Series A-1 Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A-1 Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 15(c), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of Preferred Stock, or any securities convertible into or exchangeable or

35

exercisable for any other series of Preferred Stock (including the Series A-1 Preferred Stock), ranking equally with and/or junior to Series A-1 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders.

(d)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-laws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A-1 Preferred Stock is listed or traded at the time.

Section 16. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series A-1 Preferred Stock as the absolute, true and lawful owner thereof for all purposes, including, without limitation, for purposes of making payment and settling conversions, to the fullest extent permitted by law and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 17. Notices. All notices or communications in respect of Series A-1 Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Incorporation, the By-laws or by applicable law. Notwithstanding the foregoing, if shares of Series A-1 Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders in any manner permitted by such facility.

Section 18. No Pre-emptive Rights; No Redemption Right. No share of Series A-1 Preferred Stock or share of Common Stock issued upon conversion of the Series A-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. The Series A-1 Preferred Stock are not redeemable.

Section 19. Replacement Stock Certificates.

(a)           If physical certificates are issued, and any of the Series A-1 Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder thereof, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A-1 Preferred Stock certificate, or in lieu of and substitution for the lost, stolen or destroyed Series A-1 Preferred Stock certificate, a new Series A-1 Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A-1 Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A-1 Preferred

36

Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b)           The Corporation is not required to issue any certificate representing the Series A-1 Preferred Stock on or after the Mandatory Conversion Date (subject to postponement as described in Section 5(a)). In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date (subject to postponement as described in Section 5(a)), the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable, along with any other consideration payable or deliverable, pursuant to the terms of the Series A-1 Preferred Stock formerly evidenced by the certificate.

Section 20. Transfer Agent, Registrar, Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar, conversion and dividend disbursing agent for the Series A-1 Preferred Stock shall be Computershare Trust Company N.A. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 21. Form.

(a)           The Series A-1 Preferred Stock shall be issued in the form of one or more permanent global shares of Series A-1 Preferred Stock in definitive, fully registered form eligible for book-entry settlement with the global legend (the “Global Shares Legend”) as set forth on the form of Series A-1 Preferred Stock certificate attached hereto as Schedule G (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made part of this Certificate of Incorporation. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for DTC (the “Depositary”), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

This Section 21(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 21(a), countersign and deliver any Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Amended and Restated Certificate of Incorporation with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the

37

custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares or the Certificate of Incorporation.

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Series A-1 Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b)           Signature. Two Officers permitted by applicable law shall sign each Global Preferred Share for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Registrar countersigned such Global Preferred Share, such Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Series A-1 Preferred Stock.

Section 22. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-1 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

38

Section 23. Listing. The Corporation hereby covenants and agrees that, if its listing application for the Series A-1 Preferred Stock is approved, upon such listing, the Corporation shall use its reasonable best efforts to keep the Series A-1 Preferred Stock listed on the New York Stock Exchange.

If the Global Preferred Share or Global Preferred Shares, as the case maybe, or the Series A-1 Preferred Stock represented thereby shall be listed on the New York Stock Exchange or any other stock exchange, the Depositary may, with the written approval of the Corporation, appoint a registrar (acceptable to the Corporation) for registration of such Global Preferred Share or Global Preferred Shares, as the case may be, or the Series A-1 Preferred Stock represented thereby in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Corporation. If the Global Preferred Share or Global Preferred Shares, as the case may be or the Series A-1 Preferred Stock represented thereby are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Corporation, arrange such facilities for the delivery, transfer, surrender and exchange of such Global Preferred Share or Global Preferred Shares, as the case may be, or the Series A-1 Preferred Stock represented thereby as may be required by law or applicable stock exchange regulations.

Section 24. Ranking. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the Series A-1 Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation rank (i) senior to any Junior Stock, (ii) on parity with any Parity Stock and (iii) junior to any Senior Stock and the Corporation’s existing and future indebtedness (including trade payables).

Section 25. Other Rights. The shares of Series A-1 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

39

Schedule G

[FORM OF FACE OF 5.250% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A-1]

[INCLUDE FOR GLOBAL PREFERRED SHARES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [ ]	[Initial] Number of Shares of Series A-1	Preferred Stock [ ]
CUSIP [ ]
ISIN [ ]

NEW AMETHYST CORP.

5.250% Mandatory Convertible Preferred Stock, Series A-1
(par value $0.01 per share)
(initial liquidation preference $100 per share)

NEW AMETHYST CORP., a Delaware corporation (the “Corporation”), hereby certifies that [ ] / Cede & Co. (the “Holder”), is the registered owner of [0] / [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 5.250% Mandatory Convertible Preferred Stock, Series A-1, par value $0.01 per share, initial liquidation preference of $100 per share (the “Series A-1 Preferred Stock”). The shares of Series A-1 Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A-1 Preferred Stock represented hereby are, and shall in all respects be subject to the provisions of the Amended and Restated Certificate of Incorporation dated [ ], [2016], as amended from time to time (the “Certificate of Incorporation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Incorporation. The Corporation will provide a copy of the Certificate of Incorporation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series A-1 Preferred Stock set forth on the reverse hereof, and to the Certificate of Incorporation, which select provisions and the Certificate of Incorporation  shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Incorporation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this share certificate representing the shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall not be entitled to any benefit under the Certificate of Incorporation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by an Officer of the Corporation this [ ]th day of [•] [2016].

NEW AMETHYST CORP.

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series A-1 Preferred Stock referred to in the within-mentioned Certificate of Incorporation.

Dated: [ ]

COMPUTERSHARE TRUST COMPANY N.A., as Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR SERIES A-1 PREFERRED STOCK]

Cumulative dividends on each share of Series A-1 Preferred Stock shall be payable subject to the terms and conditions of, in the manner and at the applicable rate provided in the Certificate of Incorporation.

The shares of Series A-1 Preferred Stock shall be convertible into shares of common stock, par value $0.01 per share, of the Corporation or Units of Exchange Property, as the case may be, in the manner and in accordance with the terms set forth in the Certificate of Incorporation.

The Corporation shall furnish without charge to each holder who so requests a summary of the authority of the board of directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the

Mandatory Convertible Preferred Stock, Series A-1)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [ ] 5.250% Mandatory Convertible Preferred Stock, Series A-1 (the “Series A-1 Preferred Stock”), of New Amethyst Corp. (the “Corporation”), represented by stock certificate No(s). [ ] (the “Series A-1 Preferred Stock Certificate(s)”), into shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of the Amended and Restated Certificate of Incorporation establishing the terms of the Series A-1 Preferred Stock (the “Certificate of Incorporation”), as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A-1 Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Incorporation.

Date of Conversion:

Applicable Conversion Rate:

Number of Series A-1 Preferred Stock to be Converted:

Shares of Common Stock to be Issued: *

Signature:

Name:

Address:**

Fax No.:

*              The Corporation is not required to issue shares of Common Stock until the original Series A-1 Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.

**           Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A-1 Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification, if any)

(Insert address and zip code of assignee)

(Insert assignee’s social security or taxpayer identification, if any)

and irrevocably appoints:

as agent to transfer the shares of Series A-1 Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit A

Schedule I(l)

New Amethyst Corp.

Global Preferred Share
5.250% Mandatory Convertible Preferred Stock, Series A-1

Certificate Number: [ ]

The number of shares of Series A-1 Preferred Stock initially represented by this Global Preferred Share shall be               . Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Series A-1 Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

(1) Attach Schedule I only to Global Preferred Shares.

Exhibit B — Form of Second Amended and Restated Charter of New Amethyst

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENVISION HEALTHCARE CORPORATION

FIRST.  Name.  The name of the corporation is Envision Healthcare Corporation (the “Corporation”).

SECOND.  Registered Office.  The address of the Corporation’s registered office in the State of Delaware 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

THIRD.  Purpose.  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.  Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of:  (x) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 1,725,000 shares are designated as 5.250% Mandatory Convertible Preferred Stock, Series A-1 (the “Series A-1 Preferred Stock”), and the remainder of which are issuable in one or more series as hereinafter provided.  The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

1.                                      Provisions Relating to the Common Stock.

(a)                                 Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b)                                 Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2.                                      Provisions Relating to the Preferred Stock.

(a)                                 The terms of the Series A-1 Preferred Stock shall be set forth on Exhibit A to this Second Amended and Restated Certificate of Incorporation.

(b)                                 One or more additional series of Preferred Stock may be issued at any time and from time to time.  The Board of Directors is hereby authorized to provide for the issuance of shares out of unissued shares of Preferred Stock that have not been designated as a series in one or more additional series and, by resolution and by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations and restrictions thereof, if any, may be different from those of any and all other series at any time outstanding.

(c)                                  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(d)                                 Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation including any Preferred Stock Certificate of Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation including any Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

2

3.                                      Voting in Election of Directors.  Except as may be required by the DGCL or as provided in this Second Amended and Restated Certificate of Incorporation including any Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

FIFTH.  Management of Corporation.  The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.                                       Except as may otherwise be provided by law, this Second Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Corporation, as amended from time to time (the “By-laws”), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                       Except as otherwise provided in and subject to Article XI of the By-laws, and subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.

3.                                       The directors of the Corporation (other than those directors, if any, elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation) shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one-third of the total number of such directors.  Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date.  Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.  Commencing with the first annual meeting of stockholders following the Effective Date and at each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding to elect directors.  If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors

3

in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

4.                                       Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors.

5.                                       Except as otherwise provided by law or as otherwise provided in or subject to Article XI of the By-laws, and subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

6.                                           No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except that such directors may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

7.                                           To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred, to each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director of the Corporation, provided that, except as otherwise provided in the By-laws, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors.  The rights provided by this Section 7 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-laws, by

4

agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

8.                                           Unless and except to the extent the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH.  Stockholder Action by Written Consent.  Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH.  Special Meetings.  Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office.  The stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

EIGHTH.  Amendment of the Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this Second Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal.

NINTH.  Amendment of the By-laws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the By-laws, without the assent or vote of stockholders of the Corporation.  Any amendment, alteration or repeal of the By-laws by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office; provided that, during the period beginning at the Merger 2 Effective Time (as defined in the Agreement and Plan of Merger, dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., AmSurg Corp. and New Amethyst Corp., as amended from time to time) and ending on the third (3rd) anniversary of the Merger 2 Effective Time, the provisions of Article XI of the By-laws may be amended, altered or repealed by the Board of Directors, and any By-law provision or other resolution inconsistent with Article XI of the By-laws may be adopted by the Board of Directors, only by the affirmative vote of three-fourths of the Board of Directors.  In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of

5

stockholders.  Notwithstanding anything to the contrary in this Article NINTH, on the third (3rd) anniversary of the Merger 2 Effective Time, Article XI of the By-laws shall, automatically and without any action on the part of the Board of Directors or the stockholders of the Corporation, become void and be of no further force or effect.

TENTH.  Exclusive Jurisdiction for Certain Actions.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising out of or pursuant to any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Second Amended and Restated Certificate of Incorporation or the By-laws), or (d) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

6

Exhibit A

Section 1. Purpose.  This Exhibit A sets forth the terms and conditions of the Corporation’s Series A-1 Preferred Stock.

Section 2. Definitions. The following terms, where used in this Exhibit A, have the following meanings:

“Accumulated Dividend Amount” shall have the meaning set forth in Section 7(d).

“Additional Conversion Amount” shall have the meaning set forth in Section 5(c).

“ADRs” shall have the meaning set forth in Section 11(e).

“Agent Members” shall have the meaning set forth in Section 21(a).

“Applicable Market Value” (i) of the Common Stock means, the Average VWAP per share of Common Stock for the 20 consecutive Trading Day period commencing on and including the 22nd Scheduled Trading Day prior to the Mandatory Conversion Date (subject to postponement as described in Section 5(a)) and (ii) with respect to any common stock or ADRs included in the Exchange Property that are traded on a U.S. national securities exchange as described in Section 11(e) shall be determined as provided in the preceding clause (i) as though a share of such common stock or a single ADR were a share of Common Stock.

“Average Price” shall have the meaning set forth in Section 4(c).

“Average VWAP” means, for any period, the average of the VWAP on each Trading Day in such period.

“Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board, any committee of such board duly authorized to take such action.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close.

“By-laws” means the Amended and Restated By-laws of the Corporation, as amended from time to time.

“Certificate of Incorporation” means the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended from time to time.

“Clause A Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Common Equity” of any corporation means the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such corporation.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion and Dividend Disbursing Agent” shall initially mean Computershare Trust Company N.A., the Corporation’s duly appointed conversion and dividend disbursing agent for the Series A-1 Preferred Stock, and any successor appointed under Section 20.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Rate” shall be, per share of Series A-1 Preferred Stock (excluding shares of Common Stock, if any, issued in respect of accrued and unpaid dividends pursuant to Section 4(b)), as follows, subject to adjustment pursuant to Section 11:

(i)                                     if the Applicable Market Value of the Common Stock is equal to or greater than $55.13 (the “Threshold Appreciation Price”), then the Conversion Rate shall be 1.8141 shares of Common Stock per share of Series A-1 Preferred Stock (the “Minimum Conversion Rate”);

(ii)                                  if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $45.00 (the “Initial Price”), then the Conversion Rate shall be $100 divided by the Applicable Market Value of the Common Stock; or

(iii)                               if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be 2.2222 shares of Common Stock per share of Series A-1 Preferred Stock (the “Maximum Conversion Rate”).

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” means Envision Healthcare Corporation.

“Depositary” shall have the meaning set forth in Section 21(a).

“Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year, commencing on, and including, the first such date on or following the Closing Date and ending on, and including, the Mandatory Conversion Date.

“Dividend Period” means the period commencing on, and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, the Issue Date), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date.

“DTC” means The Depository Trust Company.

2

“Effective Date” means, with respect to a Fundamental Change, the date upon which such Fundamental Change becomes effective.

“Event of Non-payment” shall have the meaning set forth in Section 15(b).

“Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from the Corporation or, if applicable, from the seller of such Common Stock (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Property” shall have the meaning set forth in Section 11(e).

“Expiration Date” shall have the meaning set forth in Section 11(a)(v).

“Expiration Time” shall have the meaning set forth in Section 11(a)(v).

“Five-Day Average VWAP” (i) with respect to the Common Stock shall mean the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Effective Date and (ii) with respect to any common stock or ADRs included in the Exchange Property that are traded on a U.S. national securities exchange as described in Section 11(e) shall be determined as provided in the preceding clause (i) as though a share of such common stock or a single ADR were a share of Common Stock, subject to Section 11(c)(i).

“Fixed Conversion Rates” means, collectively, the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” shall have the meaning set forth in Section 4(d).

“Fundamental Change” shall be deemed to have occurred if any of the following occurs:

(i)                                     a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s or the Corporation’s Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Equity or the Corporation otherwise becomes aware of such ownership;

(ii)                                  the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or

3

represent solely the right to receive, stock, other securities, other property or assets; (b) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; or (c) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any Person other than one of the Corporation’s wholly-owned Subsidiaries; or

(iii)                               stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(iv)                              the Common Stock (or other Exchange Property) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the Corporation’s common stockholders (excluding cash payments for fractional shares or pursuant to dissenters’ rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Series A-1 Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares.

For the purposes of this definition of “Fundamental Change,” any transaction or event that constitutes a Fundamental Change under both clause (i) and clause (ii) above will be deemed to constitute a Fundamental Change solely under clause (ii) of this definition of “Fundamental Change.”

“Fundamental Change Conversion” shall have the meaning set forth in Section 7(a).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 8(c).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(a).

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, a number of shares of Common Stock (or, if applicable, Units of Exchange Property) determined using the table below based on the applicable Effective Date and Stock Price paid (or deemed paid) per share of Common Stock in such Fundamental Change, as set forth in the following table:

4

Stock Price

Effective Date	$10.00	$20.00	$30.00	$40.00	$45.00	$48.00	$52.00	$55.13	$60.00	$70.00	$80.00	$90.00	$100.00	$150.00	$200.00
July 2, 2014	2.2286	2.1851	2.0702	1.9474	1.9006	1.8783	1.8547	1.8406	1.8248	1.8091	1.8051	1.8058	1.8077	1.8134	1.8143
July 1, 2015	2.2257	2.2102	2.1273	1.9962	1.9378	1.9087	1.8774	1.8585	1.8375	1.8166	1.8111	1.8108	1.8118	1.8141	1.8142
July 1, 2016	2.2233	2.2219	2.1916	2.0726	1.9958	1.9535	1.9061	1.8775	1.8468	1.8200	1.8144	1.8138	1.8140	1.8141	1.8141
July 1, 2017	2.2222	2.2222	2.2222	2.2222	2.2222	2.0833	1.9231	1.8141	1.8141	1.8141	1.8141	1.8141	1.8141	1.8141	1.8141

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

(i)                                     if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Date dates in the table, the Fundamental Change Conversion Rate shall be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Price amounts and the two Effective Date dates, as applicable, based on a 365-day year;

(ii)                                  if the Stock Price is greater than $200.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to the immediately succeeding paragraph), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate, subject to adjustment pursuant to Section 11; and

(iii)                               if the Stock Price is less than $10.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to the immediately succeeding paragraph) (the “Minimum Stock Price”), then the Fundamental Change Conversion Rate shall be determined (a) as if the Stock Price equaled the Minimum Stock Price and (b) if the Effective Date is between two Effective Date dates on the table, using straight-line interpolation, as described herein.

The Stock Prices set forth in the first row of the table (i.e., the column headers) shall be adjusted as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table shall be subject to adjustment in the same manner as each Fixed Conversion Rate pursuant to Section 11.

“Fundamental Change Dividend Make-whole Amount” shall have the meaning set forth in Section 7(d).

“Global Preferred Share” shall have the meaning set forth in Section 21(a).

5

“Global Shares Legend” shall have the meaning set forth in Section 21(a).

“Holder” means the Person in whose name shares of the Series A-1 Preferred Stock are registered.

“Initial Liquidation Preference” means $100 per share of Series A-1 Preferred Stock.

“Initial Price” shall have the meaning set forth in the definition of Conversion Rate.

“Issue Date” shall mean the Closing Date (as defined in the Merger Agreement), which is the original issue date of the Series A-1 Preferred Stock.

“Junior Stock” means the Common Stock and each other class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series A-1 Preferred Stock as to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” has the meaning set forth in Section 12(a).

“Mandatory Conversion” means a conversion pursuant to Section 5.

“Mandatory Conversion Date” means July 1, 2017.

“Market Disruption Event” means any of the following events:

(i)                                     any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) or in futures or option contracts relating to the Common Stock (or such other security) on the relevant exchange or quotation system;

(ii)                                  any event (other than a failure to open or a closure as described in clause (iii) of this definition of Market Disruption Event) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock (or such other security) on any relevant exchange or quotation system; or

(iii)                               the failure to open of one of the exchanges or quotation systems on which futures or options contracts relating to the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time

6

for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For purposes of clauses (i) and (ii) of this definition of “Market Disruption Event,” the relevant exchange or quotation system will be the New York Stock Exchange; provided that if the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, the relevant exchange or quotation system will be the principal national securities exchange on which the Common Stock (or such other security) is listed for trading.

“Maximum Conversion Rate” shall have the meaning set forth in the definition of Conversion Rate.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., AmSurg Corp. and New Amethyst Corp., as amended from time to time.

“Minimum Conversion Rate” shall have the meaning set forth in the definition of Conversion Rate.

“Minimum Stock Price” shall have the meaning set forth in the definition of Fundamental Change Conversion Rate.

“Non-U.S. Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“Officer” means the Chief Executive Officer and President, the Executive Chairman, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Officers’ Certificate” means a certificate of the Corporation that is signed on behalf of the Corporation by two authorized Officers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Corporation.

“Optional Conversion” shall have the meaning set forth in Section 6(a).

“Optional Conversion Additional Conversion Amount” shall have the meaning set forth in Section 6(b). “Optional Conversion Average Price” shall have the meaning set forth in Section 6(b).

“Optional Conversion Date” shall have the meaning set forth in Section 8(c).

7

“Parity Stock” means any class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which expressly provide that such class or series will rank equally with the Series A-1 Preferred Stock as to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Director” or “Preferred Directors” shall have the meaning set forth in Section 15(b).

“Preferred Stock” means any and all series of preferred stock of the Corporation, including, without limitation, the Series A-1 Preferred Stock.

“Purchased Shares” shall have the meaning set forth in Section 11(a)(v).

“Record Date” means, for purposes of a Fixed Conversion Rate adjustment pursuant to Section 11, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property.

“Record Holders” means, as to any day, the Holders of record of the Series A-1 Preferred Stock as they appear on the stock register of the Corporation at 5:00 p.m., New York City time, on such day.

“Registrar” means the Transfer Agent.

“Regular Record Date” means with respect to payment of dividends on the Series A-1 Preferred Stock, the record date fixed by the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. The Regular Record Date shall apply regardless of whether such date is a Business Day.

“Reorganization Event” shall have the meaning set forth in Section 11(e).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day, except that if the Common Stock is not listed on a national securities exchange, “Scheduled Trading Day” means a Business Day.

“Senior Stock” shall have the meaning set forth in Section 15(c)(i).

“Series A-1 Preferred Stock” means the Corporation’s 5.250% Mandatory Convertible Preferred Stock, Series A-1.

8

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and directors and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion.

“Spin-Off’ shall have the meaning set forth in Section 11(a)(iii).

“Stock Price” means:

(i)                                     in the case of a Fundamental Change described in clause (ii) of the definition of Fundamental Change in which the holders of Common Stock receive only cash in the Fundamental Change, the cash amount paid per share of Common Stock; and

(ii)                                  in the case of any other Fundamental Change, the Five-Day Average VWAP.

“Subsidiary” means, with respect to the Corporation or any other Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Threshold Appreciation Price” shall have the meaning set forth in the definition of Conversion Rate.

“Trading Day” means any day on which:

(i)                                     there is no Market Disruption Event; and

(ii)                                  the New York Stock Exchange is open for trading, or, if the Common Stock (or any other security into which the Series A-1 Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Common Stock (or such other security) is listed is open for trading, or, if the Common Stock (or such other security) is not listed on a national securities exchange, any Business Day.

A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

9

“Transfer Agent” means, initially, Computershare Trust Company N.A. until a successor transfer agent is appointed pursuant to Section 20 and, thereafter, means such successor. The foregoing sentence shall likewise apply to any such subsequent successor or successors.

“Trigger Event” shall have the meaning set forth in Section 11(a)(iii).

“Unit of Exchange Property” shall have the meaning set forth in Section 11(e)

“VWAP” means:

(i)                                     per share of Common Stock, on any Trading Day, the price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page EVHC <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose; and

(ii)                                  per share of capital stock (other than the Common Stock) or per ADR, in each case traded on a U.S. national securities exchange, on any Trading Day, the price per share of such capital stock or per ADR as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page (or any successor service) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or if such price is not available, the market value per share of such capital stock or per ADR on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

Section 3. Dividends.

(a)                                 Subject to the rights of Holders of any class of capital stock ranking senior to the Series A-1 Preferred Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors and to the extent lawful, cumulative dividends at a rate per year of 5.250% of the Initial Liquidation Preference (equivalent to $5.25 per year per share of Series A-1 Preferred Stock), payable in cash, by delivery of shares of Common Stock or by delivery of any combination of cash and shares of Common Stock, as determined by the Corporation in its sole discretion (subject to the limitations described in Section 4). Declared dividends on the Series A-1 Preferred Stock shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not declared or in any Dividend Period or Dividend Periods, as the case may be, there have been funds or shares of Common Stock legally available for the payment of such dividends. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders on the Regular Record Date immediately preceding such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date, except that dividends payable on the Mandatory Conversion Date will be payable to the Holders

10

presenting the Series A-1 Preferred Stock for conversion. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without any adjustment, interest or other penalty in respect of such delay. Dividends payable on shares of Series A-1 Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four. Dividends payable on shares of Series A-1 Preferred Stock for any period other than a full Dividend Period shall be based on the number of days elapsed during such Dividend Period and computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated dividends on shares of Series A-1 Preferred Stock shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

(b)                                 No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A-1 Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividends, upon all outstanding shares of Series A-1 Preferred Stock. No dividend shall be paid unless and until the Board of Directors declares a dividend payable with respect to the Series A-1 Preferred Stock.

(c)                                  Holders shall not be entitled to any dividends on the Series A-1 Preferred Stock, whether payable in cash, shares of Common Stock or any combination thereof, in excess of full cumulative dividends.

(d)

(i)                                     So long as any share of Series A-1 Preferred Stock remains outstanding:

(A)                               no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock, except dividends payable solely in shares of Common Stock;

(B)                               no dividend or distribution shall be declared or paid on Parity Stock, except as set forth in this Section 3(d); and

(C)                               no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Series A-1 Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders on the applicable Regular Record Date).

(ii)                                  The limitations set forth in Section 3(d)(i) shall not apply to:

(A)                               redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any

11

employee benefit plan in the ordinary course of business (including purchases of shares of Common Stock in lieu of tax withholding and purchases of shares of Common Stock to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount;

(B)                               any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(C)                               the acquisition by the Corporation or any of its Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than for the beneficial ownership by the Corporation or any of its Subsidiaries), including as trustees or custodians; and

(D)                               the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Regular Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series A-1 Preferred Stock and any shares of Parity Stock, all dividends declared on Series A-1 Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared and paid pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A-1 Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of funds of the Corporation lawfully available and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide a 10 Business Days’ written notice to the Holders prior to such Dividend Payment Date.

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Corporation, including Common Stock and other Junior Stock, from time to time out of any funds of the Corporation lawfully available for such payment, and Holders shall not be entitled to participate in any such dividends.

12

Section 4. Method of Payment of Dividends.

(a)                                 Subject to the limitations described below, any declared dividend (or any portion of any declared dividend) on the Series A-1 Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, including in connection with the payment of declared and unpaid dividends, may be paid by the Corporation, as determined in the Corporation’s sole discretion:

(i)                                     in cash;

(ii)                                  by delivery of shares of Common Stock; or

(iii)                               by delivery, of any combination of cash and shares of Common Stock;

provided that in the case of a Fundamental Change Conversion that is a Reorganization Event, dividends otherwise payable in shares of Common Stock may be paid by delivery of Units of Exchange Property in accordance with Section 11(e); and provided further that if the Board of Directors may not lawfully authorize payment of all or any portion of such accrued and unpaid dividends in cash, it shall authorize payment of such dividends in shares of Common Stock or Units of Exchange Property, as the case may be, if lawfully permitted to do so.

(b)                                 Each payment of a declared dividend on the Series A-1 Preferred Stock shall be made in cash, except to the extent the Corporation timely elects to make all or any portion of such payment in shares of Common Stock. The Corporation shall give notice to Holders of any such election and the portions of such payment that will be made in cash and in shares of Common Stock no later than 10 Scheduled Trading Days prior to the Dividend Payment Date for such dividend; provided that if the Corporation does not provide timely notice of such election, the Corporation will be deemed to have elected to pay the relevant dividend in cash.

(c)                                  If the Corporation elects to pay any dividend or portion thereof in shares of Common Stock, such shares of Common Stock shall be valued for such purpose at 97% of the Average VWAP per Common Share over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day prior to the applicable Dividend Payment Date (the “Average Price”).

(d)                                 Notwithstanding the foregoing, in no event shall the number of shares of Common Stock to be delivered, in connection with any declared dividend on the Series A-1 Preferred Stock, including any dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $15.75, subject to adjustment in a manner inversely proportional to any adjustment to each Fixed Conversion Rate as set forth in Section 11 (such dollar amount, as adjusted from time to time, the “Floor Price”). To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Common Stock delivered in connection with such declared dividend and (y) 97% of the Average Price, the Corporation shall, if it is legally able to do so, notwithstanding any notice by the Corporation to the contrary, pay such excess amount in cash.

(e)                                  To the extent that the Corporation, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of,

13

shares of Common Stock issued as payment of a dividend on the Series A-1 Preferred Stock, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of the Corporation for purposes of the Securities Act of 1933, as amended. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the shares of Common Stock are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the shares of Common Stock are then listed).

(f)                                   In respect of any cash paid, shares of Common Stock issued or Units of Exchange Property delivered in payment or partial payment of a dividend to a Non-U.S. Holder, the Corporation shall withhold and, in the case of such shares of Common Stock or Units of Exchange Property, the Corporation may do so by selling (or directing the Transfer Agent or any paying agent on behalf of the Corporation to withhold and sell) such amount in cash, number of shares of Common Stock or Units of Exchange Property as the Corporation deems necessary, to result in proceeds from such sale (after deduction of customary commissions, which shall be for the account of such Non-U.S. Holder) to pay all or any part of any U.S. withholding tax obligation that the Corporation has (as determined by it in its sole discretion) in respect of the payment or partial payment of such dividend of cash, shares of Common Stock or Units of Exchange Property to such Non-U.S. Holder.

Section 5. Mandatory Conversion on the Mandatory Conversion Date.

(a)                                 Each outstanding share of Series A-1 Preferred Stock shall automatically convert on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate, unless such share of Series A-1 Preferred Stock has been converted prior to the Mandatory Conversion Date in the manner described in Section 6 or Section 7; provided that if the Mandatory Conversion Date is not a Business Day, the Mandatory Conversion Date shall be postponed to the following Business Day; provided further, that if the Applicable Market Value is first determinable on a date later than the Mandatory Conversion Date because there are one or more Scheduled Trading Days that are not Trading Days during the 20 consecutive Scheduled Trading Day period commencing on and including the 22nd Scheduled Trading Day prior to the Mandatory Conversion Date, the Mandatory Conversion Date shall be postponed to such later date.

(b)                                 Each of the Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price, the Floor Price, the Fundamental Change Date, and the Applicable Market Value shall be subject to adjustment in accordance with the provisions of Section 11.

(c)                                  If prior to the Mandatory Conversion Date the Corporation has not declared all or any portion of the accumulated dividends on the Series A-1 Preferred Stock, the Conversion Rate shall be adjusted so that Holders receive an additional number of shares of Common Stock equal

14

to the amount of accumulated dividends that have not been declared (the “Additional Conversion Amount”) divided by the greater of the Floor Price and 97% of the Average Price. To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares of Common Stock and 97% of the Average Price, the Corporation shall, if the Corporation is legally able to do so, declare and pay such excess amount in cash pro rata to the Holders.

Section 6. Optional Conversion at the Option of the Holder.

(a)                                 Holders shall have the right to convert their shares of Series A-1 Preferred Stock, in whole or in part (but in no event less than one share Series A-1 Preferred Stock) (any conversion pursuant to this Section 6, an “Optional Conversion”), at any time prior to the Mandatory Conversion Date, other than during the Fundamental Change Conversion Period, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment in accordance with Section 11.

(b)                                 If as of any Optional Conversion Date the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on a Dividend Payment Date prior to such Optional Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Optional Conversion, so that the converting Holder receives an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared for such full Dividend Periods (the “Optional Conversion Additional Conversion Amount”), divided by the greater of the Floor Price and the Average VWAP per share of Common Stock over the 20 consecutive Trading Day period commencing on, and including, the 22nd Trading Day prior to the Optional Conversion Date (such average being referred to as the “Optional Conversion Average Price”). To the extent that the Optional Conversion Additional Conversion Amount exceeds the product of the number of additional shares and the Optional Conversion Average Price, the Corporation will not have any obligation to pay the shortfall in cash. Except as described in the first sentence of this Section 6(b), upon any Optional Conversion of any shares of the Series A-1 Preferred Stock, the Corporation shall make no payment or allowance for undeclared dividends on such shares of the Series A-1 Preferred Stock, unless such Optional Conversion occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares as of such Record Date, in accordance with Section 3.

(c)                                  To effect an Optional Conversion, the converting Holder shall comply with the applicable conversion procedures set forth in Section 8. The Corporation shall, in accordance with the instructions provided by the Holder thereof in the written notice of conversion provided to the Corporation pursuant to Section 8, deliver to the Holder the whole number of shares of Common Stock to which the converting Holder shall be entitled upon such Optional Conversion, together with payment of cash in lieu of any fraction of a share of Common Stock, as provided in Section 10, and any certificate or certificates, as the case may be, representing shares of Series A-1 Preferred Stock, as provided in Section 8(d)(i). Such delivery shall take place on the third Business Day succeeding the Optional Conversion Date. If applicable, the Corporation shall instruct the Transfer Agent to register the whole number of shares of Common Stock to which the converting Holder shall be entitled upon such Optional Conversion in the name or names, as the case may be, specified by such Holder in the notice of conversion.

15

Section 7. Fundamental Change Conversion.

(a)                                 If a Fundamental Change occurs on or prior to the Mandatory Conversion Date, Holders, subject to adjustments in accordance with Section 11, shall have the right to:

(i)                                     convert their Series A-1 Preferred Stock, in whole or in part (but in no event less than one Series A-1 Preferred Stock) (any such conversion pursuant to this Section 7 being a “Fundamental Change Conversion”) at any time during the period (the “Fundamental Change Conversion Period”) from and including the Effective Date of such Fundamental Change to, but excluding, the earlier of (i) the Mandatory Conversion Date and (ii) the date that is 30 calendar days after the Effective Date (any conversion pursuant to this Section 7, a “Fundamental Change Conversion”) (1) into a number of shares of Common Stock equal to the Fundamental Change Conversion Rate per share of Series A-1 Preferred Stock; or (2) if the Fundamental Change also constitutes a Reorganization Event, Units of Exchange Property in accordance with Section 11(e), based on the Fundamental Change Conversion Rate;

(ii)                                  with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount payable in cash or in shares of Common Stock; and

(iii)                               with respect to such converted shares, receive the Accumulated Dividend Amount payable in cash or in shares of Common Stock;

subject, in the case of clauses (ii) and (iii), to the Corporation’s right to deliver shares of Common Stock in lieu of all or part of such amounts as set forth in Section 7(d). Such delivery shall take place on the third Business Day following the applicable Fundamental Change Conversion Date.

Notwithstanding clauses (ii) and (iii), if such Effective Date or the relevant Fundamental Change Conversion Date falls during a Dividend Period for which the Corporation declared a dividend, the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holders as of such Record Date, in accordance with Section 3, and such dividend shall not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount shall not include the present value of such dividend.

(b)                                 To the extent practicable, at least 20 calendar days prior to the anticipated Effective Date of the Fundamental Change, but in any event not later than two Business Days following the Corporation’s becoming aware of the occurrence of a Fundamental Change, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Record Holders. Such notice shall contain:

(i)                                     the date on which the Fundamental Change is anticipated to be effected;

(ii)                                  the Fundamental Change Conversion Period;

(iii)                               the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change; and

16

(iv)                              whether the Corporation has elected to pay all or any portion of accrued and unpaid dividends in shares of Common Stock or Units of Exchange Property, as the case may be, and, if so, the portion thereof (as a percentage) that will be paid in shares of Common Stock or Units of Exchange Property.

(c)                                  To effect a Fundamental Change Conversion, the converting Holder must submit its Series A-1 Preferred Stock for conversion and comply with the applicable conversion procedures set forth in Section 8 at any time during the Fundamental Change Conversion Period. Holders who do not submit Series A-1 Preferred Stock for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Series A-1 Preferred Stock at the Fundamental Change Conversion Rate or to receive the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. To the extent a Holder does not convert its shares of Series A-1 Preferred Stock pursuant to this Section 7 and a Reorganization Event has occurred, in lieu of shares of Common Stock, the Corporation shall pay or deliver, as the case may be, to such Holder on the Mandatory Conversion Date, Units of Exchange Property as determined in accordance with Section 11(e).

(d)

(i)                                     For any shares of Series A-1 Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the shares of Common Stock issued upon conversion at the Fundamental Change Conversion Rate, the Corporation will at its option:

(A)                               pay the Holder in cash, to the extent the Corporation is legally permitted to do so, the present value, computed using a discount rate of 5.250% per year, of all dividend payments on the Holder’s Series A-1 Preferred Stock for all the remaining Dividend Periods (excluding any accumulated and unpaid dividends for all Dividend Periods ending on or prior to the Dividend Payment Date preceding the Effective Date of the Fundamental Change as well as dividends accumulated to the Effective Date of the Fundamental Change) from such Effective Date to but excluding the Mandatory Conversion Date (the “Fundamental Change Dividend Make-whole Amount”);

(B)                               increase the number of shares of Common Stock to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 97% of the Stock Price, or

(C)                               pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of Common Stock in accordance with the provisions of clauses (A) and (B) above.

(ii)                                  In addition, for any Series A-1 Preferred Stock that are converted during the Fundamental Change Conversion Period, to the extent that, as of the Effective Date of the Fundamental Change, the Corporation has not declared any or all of the accumulated dividends on the Series A-1 Preferred Stock as of such Effective Date (including

17

accumulated and unpaid dividends for all dividend periods ending on or prior to the Dividend Payment Date preceding the Effective Date of the Fundamental Change as well as dividends accumulated to the Effective Date of the Fundamental Change, the “Accumulated Dividend Amount”), Holders who convert Series A-1 Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. The Accumulated Dividend Amount will be payable at the Corporation’s election in either:

(A)                               cash, to the extent the Corporation is legally permitted to do so,

(B)                               an additional number of shares of Common Stock equal to (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the Stock Price, or

(C)                               a combination of cash and shares of Common Stock.

(iii)                               The Corporation shall pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent the Corporation elects on or prior to the second Business Day following the Effective Date of a Fundamental Change to make all or any portion of such payments in shares of Common Stock. If the Corporation elects to deliver shares of Common Stock in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount or any portion thereof paid in shares of Common Stock exceeds the product of the number of additional shares the Corporation delivers in respect thereof and 97% of the Stock Price, the Corporation shall, if it is legally able to do so, declare and pay such excess amount in cash.

(e)                                  Not later than the second Business Day following the Effective Date, the Corporation shall notify Holders of:

(i)                                     the Fundamental Change Conversion Rate;

(ii)                                  the Fundamental Change Dividend Make-whole Amount and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, and specifying the combination thereof, if applicable; and

(iii)                               the Accumulated Dividend Amount as of the Effective Date and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, and if applicable, specifying the combination thereof, if applicable.

Section 8. Conversion Procedures.

(a)                                 On the Mandatory Conversion Date, any Fundamental Change Conversion Date or any Optional Conversion Date (each, a “Conversion Date”), dividends on any shares of Series A-1 Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and on the Mandatory Conversion Date (subject to postponement as described in Section 5(a)), such converted shares of Series A-1 Preferred Stock shall cease to be outstanding, in each case,

18

subject to the right of Holders of such shares of Series A-1 Preferred Stock to receive shares of Common Stock (or Units of Exchange Property, if applicable) into which such shares of Series A-1 Preferred Stock were converted and any accrued and unpaid dividends on such shares to which such Holders are otherwise entitled pursuant to Section 5(c), Section 6(b) or Section 7(d), as applicable.

(b)                                 Subject to postponement as described in Section 5(a), on the Mandatory Conversion Date, pursuant to Section 5, any outstanding shares of Series A-1 Preferred Stock shall automatically convert into shares of Common Stock. The Person or Persons entitled to receive the Common Stock issuable upon any such conversion of the Series A-1 Preferred Stock shall be treated as the record holder or record holders, as the case may be, of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Conversion Date. Except as provided under Section 11, prior to 5:00 p.m., New York City time, on such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A-1 Preferred Stock shall not be outstanding for any purpose, and Holders of shares of Series A-1 Preferred Stock shall have no rights with respect to such shares of Common Stock, including, without limitation, voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Series A-1 Preferred Stock. No allowance or adjustment, except as set forth in Section 11, shall be made in respect of dividends payable to holders of record of Common Stock as of any date prior to such applicable Conversion Date.

(c)                                  To effect an Optional Conversion pursuant to Section 6 or a Fundamental Change Conversion pursuant to Section 7, a Holder who

(i)                                     holds a beneficial interest in a Global Preferred Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii)                                  holds Series A-1 Preferred Stock in definitive, certificated form must:

(A)                               complete and manually sign the conversion notice on the back of the Series A-1 Preferred Stock certificate or a facsimile of such conversion notice;

(B)                               deliver the completed conversion notice and the certificated Series A-1 Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(C)                               if required, furnish appropriate endorsements and transfer documents; and

(D)                               if required, pay all transfer or similar taxes or duties, if any.

(the day on which the Holder complies with such requirements, the “Optional Conversion Date” or the “Fundamental Change Conversion Date”, as the case may be); provided that, the Fundamental Change Conversion Date shall be a date no earlier than the Effective Date of the Fundamental Change and no later than 5:00 p.m., New York City time, on the last day of the Fundamental Change Conversion Period.

19

The issuance by the Corporation of shares of Common Stock upon an Optional Conversion shall be deemed effective immediately prior to 5:00 p.m., New York City time, on the Optional Conversion Date.

(d)                                 With respect to any Optional Conversion or any Fundamental Change Conversion of shares of Series A-1 Preferred Stock:

(i)                                     if there shall have been surrendered certificate or certificates, as the case may be, representing a greater number of shares of Series A-1 Preferred Stock than the number of shares of Series A-1 Preferred Stock to be converted, the Corporation shall execute and the Registrar shall countersign and deliver to such Holder or such Holder’s designee, at the expense of the Corporation, new certificate or certificates, as the case may be, representing the number of shares of Series A-1 Preferred Stock that shall not have been converted; and

(ii)                                  if the shares of Series A-1 Preferred Stock converted are held in book-entry form through the facilities of the Depositary, promptly following the relevant Optional Conversion Date or Fundamental Change Conversion Date, as the case may be, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of Series A-1 Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the relevant Global Preferred Share.

Section 9. Reservation of Common Stock.

(a)                                 The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common stock, solely for issuance, the full number of shares of Common Stock issuable upon payment of accrued and unpaid dividends and upon conversion of the Series A-1 Preferred Stock at the Maximum Conversion Rate then in effect.

(b)                                 All shares of Common Stock delivered upon conversion of the Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, charges, security interests and other encumbrances (other than liens, claims, charges, security interests and other encumbrances created by the Holders).

(c)                                  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A-1 Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder, if any, requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)                                 The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A-1 Preferred Stock and payment of dividends thereon, if any; provided, however, that if the rules of such exchange or automated quotation system permit the

20

Corporation to defer the listing of such Common Stock until the first conversion of Series A-1 Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A-1 Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 10. Fractional Shares.

(a)                                 No fractional shares of Common Stock or any other common stock or ADRs included in the Exchange Property shall be issued to Holders, including as a result of any conversion of shares of Series A-1 Preferred Stock or as a result of any payment of dividends on the Series A-1 Preferred Stock in shares of Common Stock or Units of Exchange Property.

(b)                                 In lieu of any fractional share of Common Stock or any other common stock or ADRs included in the Exchange Property otherwise issuable upon Mandatory Conversion, Optional Conversion or Fundamental Change Conversion (including in connection with a dividend payment), that Holder shall be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of Common Stock, or, if applicable, such other common stock or ADR, on the Trading Day immediately preceding the applicable Conversion Date.

(c)                                  If more than one share of the Series A-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock, or, if applicable, other common stock or full ADRs, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered for conversion. If the Corporation pays dividends in Common Stock, other common stock or ADRs pursuant to Section 4(b) on more than one share of Series A-1 Preferred Stock held at any one time by or for the same Holder, the number of full shares of Common Stock, or, if applicable, other common stock or full ADRs, payable in connection with such dividend shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered for conversion.

Section 11. Conversion Rate Adjustments to the Fixed Conversion Rates.

(a)                                 Each Fixed Conversion Rate shall be adjusted from time to time as follows:

(i)                                     If the Corporation issues Common Stock as a dividend or distribution to all or substantially all holders of the Common Stock, or if the Corporation effects a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of the Common Stock, each Fixed Conversion Rate shall be adjusted based on the following formula:

where,

21

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (and prior to giving effect to such event); and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this Section 11(a)(i) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the earlier of (a) the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Fixed Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(ii)                                  If the Corporation issues to all or substantially all holders of the Common Stock any rights (other than pursuant to any stockholder rights plan), options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Common Stock at less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, each Fixed Conversion Rate will be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such issuance;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;

22

OS0 = the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date;

X = the number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the aggregate price payable to exercise such rights, options or warrants, divided by the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance.

Any increase in the Fixed Conversion Rates made pursuant to this Section 11(a)(ii) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each Fixed Conversion Rate shall be decreased, effective as of the date of such expiration or termination, to the Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the Fixed Conversion Rate that would then be in effect if such issuance had not been announced.

For purposes of this Section 11(a)(ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(iii)                               If the Corporation pays a dividend or other distribution to all or substantially all holders of Common Stock of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation, excluding:

(1)                                 any dividend, distribution or issuance as to which an adjustment was effected pursuant to Section 11(a)(i) or Section 11(a)(ii);

(2)                                 dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 11(a)(iv) below;

(3)                                 Spin-Offs as to which the provisions set forth below in this Section 11(a)(iii) apply; and

23

(4)                                 any dividends or distributions in connection with a Reorganization Event that is included in Exchange Property under Section 11(e),

then each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;

SP0 = the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such dividend or distribution; and

FMV = the fair market value (as determined in good faith by the Board of Directors) on the Record Date for such dividend or distribution of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation, expressed as an amount per share of Common Stock.

If the Board of Directors determines the “FMV” (as defined in this Section 11(a)(iii)) of any dividend or other distribution for purposes of this Section 11(a)(iii) by referring to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such dividend or distribution.

Notwithstanding the foregoing, if “FMV” (as defined in this Section 11(a)(iii)) is equal to or greater than “SP0” (as defined in this Section 11(a)(iii)), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Series A-1 Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount and kind of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution.

Any increase made under the portion of this Section 11(a)(iii) above shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution. If such dividend or distribution is not so paid or made, each Fixed Conversion Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay the dividend or other distribution and (b) the date such dividend

24

or distribution was to have been paid, to the Fixed Conversion Rate that would then be in effect if the dividend or other distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this Section 11(a)(iii) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Corporation (a “Spin-Off’) that are, or, when issued, will be, traded on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, then each Fixed Conversion Rate shall instead be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution;

FMV0 = the Average VWAP per share of such capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for such dividend or distribution; and

MP0 = the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for such dividend or distribution.

The adjustment to each Fixed Conversion Rate under the immediately preceding paragraph shall occur at 5:00 p.m., New York City time, on the 10th consecutive Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution, but will be given effect as of 9:00 a.m., New York City time, on the date immediately following the Record Date for such dividend or distribution. The Corporation shall delay the settlement of any conversion of shares of the Series A-1 Preferred Stock if the Conversion Date occurs after the Record Date for such dividend or distribution and prior to the end of such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates as described above) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

For purposes of this Section 11(a)(iii) (and subject in all respects to Section 11(a)(i) and Section 11(a)(ii)):

(A)                               rights, options or warrants distributed by the Corporation to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares

25

of the Corporation’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(i)                                     are deemed to be transferred with such shares of the Common Stock;

(ii)                                  are not exercisable; and

(iii)                               are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(a)(iii) (and no adjustment to the Fixed Conversion Rates under this Section 11(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this Section 11(a)(iii).

(B)                               If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(C)                               In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (B)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this clause (iii) was made:

(1)                                 in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Conversion Rates shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 11(a)(iv), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(2)                                 in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Conversion Rates shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 11(a)(i), Section 11(a)(ii) and this Section 11(a)(iii), if any dividend or distribution to which this Section 11(a)(iii) is applicable includes one or both of:

(A)                               a dividend or distribution of shares of Common Stock to which Section 11(a)(i)is applicable (the “Clause A Distribution”); or

26

(B)                               an issuance of rights, options or warrants to which Section 11(a)(ii) is applicable (the “Clause B Distribution”),

then:

(1)                                 such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 11(a)(iii) is applicable (the “Clause C Distribution”) and any Fixed Conversion Rate adjustment required by this Section 11(a)(iii) with respect to such Clause C Distribution shall then be made; and

(2)                                 the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Fixed Conversion Rate adjustment required by Section 11(a)(i) and Section 11(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such effective date” within the meaning of Section 11(a)(i) or “outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date” within the meaning of Section 11(a)(ii).

(iv)                              If the Corporation pays a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Record Date for such distribution;

SP0 = the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and

C = an amount of cash per share of Common Stock that the Corporation distributes to holders of the Common Stock.

Notwithstanding the foregoing, if “C” (as defined in this Section 11(a)(iv)) is equal to or greater than “SP0” (as defined in this Section 11(a)(iv)), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Series A-1 Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution.

27

Any adjustment to the Fixed Conversion Rates pursuant to this Section 11(a)(iv) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such distribution. If such distribution is not so paid, the Fixed Conversion Rates shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay such dividend and (b) the date such dividend was to have been paid, to the Fixed Conversion Rates that would then be in effect if such distribution had not been declared.

(v)                                 If the Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (except as provided in Section 11(c)(iii)) and the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 = the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

FMV = the fair market value (as determined in good faith by the Board of Directors) as of the Expiration Date of the aggregate value of all cash and any other consideration paid or payable for shares of the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1 = the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), less any Purchased Shares;

OS0 = the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1 = the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to each Fixed Conversion Rate under this Section 11(a)(v) shall occur at 5:00 p.m., New York City time, on the tenth consecutive Trading Day immediately following,

28

and including, the Trading Day immediately following the Expiration Date, but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. The Corporation shall delay the settlement of any conversion of Series A-1 Preferred Stock if the Conversion Date occurs during such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

(vi)                              If the Corporation has in effect a stockholder rights plan while any shares of Series A-1 Preferred Stock remain outstanding, Holders shall receive, upon a conversion of Series A-1 Preferred Stock, in addition to Common Stock, rights under the Corporation’s stockholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the stockholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that Holders would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series A-1 Preferred Stock, each Fixed Conversion Rate shall be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation pursuant to Section 11(a)(iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a stockholder rights plan will not trigger an adjustment to the Fixed Conversion Rates pursuant to Section 11(a)(ii) or Section 11(a)(iii) above.

(b)                                 Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 11, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate. If any adjustment to the Fixed Conversion Rate is treated as a distribution to any Non-U.S. Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Non-U.S. Holder.

(c)                                  Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price, Applicable Market Value and Five-Day Average VWAP.

(i)                                     All required calculations will be made to the nearest cent or 1/10,000th of a share.

If an adjustment is made to the Fixed Conversion Rates pursuant to this Section 11, an inversely proportional adjustment shall also be made (x) to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of the definition of Conversion Rate shall apply on the Mandatory Conversion Date (subject to

29

postponement as described in Section 5(a)), and (y) to the Floor Price. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 11(a) or Section 11(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment. The Corporation shall make appropriate adjustments to the VWAP per share of Common Stock used to calculate the Applicable Market Value or the Five-Day Average VWAP, as the case may be, to account for any adjustments to the Fixed Conversion Rates that became effective during the period in which the Applicable Market Value or the Five-Day Average VWAP, as the case may be, is being calculated.

(ii)                                  Notwithstanding Section 11(a), no adjustment to the Fixed Conversion Rates shall be made if Holders participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the same basis as holders of the Common Stock and solely as a result of holding shares of Series A-1 Preferred Stock, as if such Holders held a number of shares of Common Stock equal to the Maximum Conversion Rate as of the Record Date for such transaction, multiplied by the number of shares of Series A-1 Preferred Stock held by such Holders.

(iii)                               The Fixed Conversion Rates shall not be adjusted except as provided herein. Without limiting the foregoing, the Fixed Conversion Rates shall not be adjusted for:

(A)                               the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)                               the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any Subsidiaries of the Corporation;

(C)                               the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)                               a change solely in the par value of the Common Stock;

(E)                                stock repurchases that are not tender offers, including structured or derivative transactions;

(F)                                 as a result of a tender offer solely to holders of fewer than 100 shares of Common Stock;

(G)                               a third-party tender or exchange offer; or

30

(H)                              the payment of dividends on the Series A-1 Preferred Stock, whether in cash or in shares of Common Stock.

(iv)                              The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(d)                                 Notice of Adjustment. Whenever a Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, is to be adjusted, the Corporation shall: (i) compute such adjusted Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, a written notice to Holders of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, to Holders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, was determined and setting forth such revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable.

(e)                                  Recapitalizations, Reclassifications and Changes of the Common Stock. In the event of:

(A)                               any recapitalization, reclassification or change of the Common Stock (other than changes only in par value or resulting from a subdivision or combination);

(B)                               any consolidation or merger of the Corporation with or into another Person or any statutory exchange or binding share exchange; or

(C)                               any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its Subsidiaries;

in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then, at the effective time of such Reorganization Event, each share of Series A-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of the Common Stock received in such Reorganization Event (the “Exchange Property”), and, at the effective time of such Reorganization Event, the Corporation shall amend its Certificate of Incorporation to provide for such change in the convertibility of the Series A-1 Preferred Stock; provided that if the kind and amount of Exchange Property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such

31

Reorganization Event by a Person, then the Exchange Property receivable upon such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make an election with respect to the kind and amount of Exchange Property so receivable (or of all such holders if none makes an election). The Conversion Rate then in effect shall be applied on the applicable Conversion Date to the amount of such Exchange Property received per share of Common Stock in the Reorganization Event (a “Unit of Exchange Property”), as determined in accordance with this Section 11(e). For the purpose of determining which clause of the definition of Conversion Rate shall apply on the Mandatory Conversion Date (subject to postponement as described in Section 5(a)) and for the purpose of calculating the Conversion Rate if clause (ii) of the definition thereof is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors, except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs shall be the Applicable Market Value determined with regard to a share of such common stock or a single ADR, as the case may be (or for the purpose of determining the Stock Price on a Fundamental Change Conversion Date, the value of such common stock or ADRs shall be the Five-Day Average VWAP determined with regard to a share of such common stock or a single ADR, as the case may be). For the purpose of paying accrued and unpaid dividends in Units of Exchange Property in accordance with Section 4, the value of a Unit of Exchange Property shall equal 97% of the value determined pursuant to the immediately preceding sentence.

The above provisions of this Section 11(e) shall similarly apply to successive Reorganization Events and the provisions of Section 11(a)-(d) shall apply to any shares of capital stock of the Corporation (or of any successor) received by the holders of Common Stock in any such Reorganization Event.

The amendment to the Certificate of Incorporation providing that the Series A-1 Preferred Stock shall be convertible into Exchange Property shall also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under this Section 11. The Corporation shall not become a party to any Reorganization event unless the terms of such transaction are consistent with this Section 11(e).

The Corporation (or any successor) shall, as soon as reasonably practicable (but in any event within five Business Days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such Reorganization Event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11(e).

(f)                                   For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 12. Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder

32

shall be entitled to receive for each share of Series A-1 Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (x) the Initial Liquidation Preference and (y) an amount equal to any accrued and unpaid dividends on each share of Series A-1 Preferred Stock, whether or not declared, to (but not including) the date fixed for liquidation, dissolution or winding up (such amounts collectively, the “Liquidation Preference”).

(b)                                 Partial Payment. If in any distribution described in Section 12(a) the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A-1 Preferred Stock and any Parity Stock as to such distribution, Holders and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled.

(c)                                  Residual Distributions. After payment of the full amount of the Liquidation Preference, including an amount equal to any accrued and unpaid dividends, to which they are entitled, Holders will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

(d)                                 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 12, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 13. No Sinking Fund. The Series A-1 Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section 14. Status of Converted or Repurchased Shares. Shares of Series A-1 Preferred Stock that are duly converted in accordance herewith or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance; provided that any such cancelled shares of Series A-1 Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A-1 Preferred Stock.

Section 15. Voting Rights.

(a)                                 General. Holders shall not have any voting rights in respect of their shares of Series A-1 Preferred Stock except as set forth below or as otherwise from time to time required by law or the Certificate of Incorporation. Except as provided herein with respect to voting rights allocated pro rata with other classes or series of Parity Stock based on the liquidation preference of each such class or series, Holders will be entitled to one vote for each such share on any matter on which Holders are entitled to vote, including any action by written consent.

33

(b)                                 Preferred Directors. Whenever, at any time or times, dividends payable on the shares of Series A-1 Preferred Stock have not been paid for an aggregate of six or more Dividend Periods, whether or not consecutive (an “Event of Non-payment”), the Holders will have the right, with holders of shares of any one or more other classes or series of outstanding Parity Stock upon which like voting rights have been conferred and are exercisable at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to elect two directors (together, the “Preferred Directors” and each, a “Preferred Director”) at the next annual meeting or special meeting of the Corporation’s stockholders and at each subsequent annual meeting or special meeting of the Corporation’s stockholders until all accrued and unpaid dividends have been paid in full or fully set aside for payment on Series A-1 Preferred Stock, at which time such right will terminate, except as otherwise provided herein or expressly provided by law, subject to reverting in the event of each and every Event of Non-payment; provided that it will be a qualification for election for any Preferred Director that the election of such Preferred Director will not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which the Corporation’s securities may then be listed or traded that listed or traded companies, including that the Corporation have a majority of independent directors.

Upon any termination of the right set forth in the immediately preceding paragraph, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected as described above.

Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only at a meeting of the Corporation’s stockholders at which this is a permitted action by the affirmative vote of the Holders of a majority in voting power of the shares of Series A-1 Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Parity Stock upon which like voting rights have been conferred and are exercisable at the time (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such Holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as described above, the remaining Preferred Director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

At any time after the right of Holders to elect Preferred Directors has become vested and is continuing but a meeting of the Corporation’s stockholders to elect such Preferred Directors has not yet been held, or if a vacancy shall exist in the office of any such Preferred Director that has not been filled by the remaining Preferred Director, the Board of Directors may, but shall not be required to, call a special meeting of Holders and the holders of any one or more classes or series of outstanding Parity Stock upon which like voting rights have been conferred and are exercisable at the time, for the purpose of electing the Preferred Directors that such Holders and holders are entitled to elect; provided that in the event the Board of Directors does not call such special meeting, such election will be held at the next annual meeting. At any such meeting held for the purpose of electing such Preferred Director or Preferred Directors, as the case may be, (whether at an annual meeting or special meeting), the presence in person or by proxy of the Holders and holders of shares representing at least a majority of the voting power of

34

the Series A-1 Preferred Stock and any Parity Stock having similar voting rights shall be required to constitute a quorum of the Series A-1 Preferred Stock and any Parity Stock having similar voting rights. The affirmative vote of Holders and the holders of any Parity Stock having similar voting rights constituting a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such Preferred Director.

(c)                                  Voting Rights as to Particular Matters. So long as any shares of Series A-1 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least two-thirds in voting power of the shares of Series A-1 Preferred Stock at the time outstanding and all other Parity Stock having similar voting rights that are exercisable at the time, voting together as a single class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), given in person or by proxy, either by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, shall be necessary for effecting or validating:

(i)                                     Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series A-1 Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation (“Senior Stock”);

(ii)                                  Amendment of Series A-1 Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including, unless no vote on such merger or consolidation is required by Section 15(c)(iii), any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A-1 Preferred Stock; or

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange, a reclassification involving the Series A-1 Preferred Stock, or a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the Series A-1 Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) the Series A-1 Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A-1 Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 15(c), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of Preferred Stock, or any securities convertible into or exchangeable or

35

exercisable for any other series of Preferred Stock (including the Series A-1 Preferred Stock), ranking equally with and/or junior to Series A-1 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders.

(d)                                 Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-laws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A-1 Preferred Stock is listed or traded at the time.

Section 16. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series A-1 Preferred Stock as the absolute, true and lawful owner thereof for all purposes, including, without limitation, for purposes of making payment and settling conversions, to the fullest extent permitted by law and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 17. Notices. All notices or communications in respect of Series A-1 Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Incorporation, the By-laws or by applicable law. Notwithstanding the foregoing, if shares of Series A-1 Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders in any manner permitted by such facility.

Section 18. No Pre-emptive Rights; No Redemption Right. No share of Series A-1 Preferred Stock or share of Common Stock issued upon conversion of the Series A-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. The Series A-1 Preferred Stock are not redeemable.

Section 19. Replacement Stock Certificates.

(a)                                 If physical certificates are issued, and any of the Series A-1 Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder thereof, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A-1 Preferred Stock certificate, or in lieu of and substitution for the lost, stolen or destroyed Series A-1 Preferred Stock certificate, a new Series A-1 Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A-1 Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A-1 Preferred

36

Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b)                                 The Corporation is not required to issue any certificate representing the Series A-1 Preferred Stock on or after the Mandatory Conversion Date (subject to postponement as described in Section 5(a)). In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date (subject to postponement as described in Section 5(a)), the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable, along with any other consideration payable or deliverable, pursuant to the terms of the Series A-1 Preferred Stock formerly evidenced by the certificate.

Section 20. Transfer Agent, Registrar, Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar, conversion and dividend disbursing agent for the Series A-1 Preferred Stock shall be Computershare Trust Company N.A. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 21. Form.

(a)                                 The Series A-1 Preferred Stock shall be issued in the form of one or more permanent global shares of Series A-1 Preferred Stock in definitive, fully registered form eligible for book-entry settlement with the global legend (the “Global Shares Legend”) as set forth on the form of Series A-1 Preferred Stock certificate attached hereto as Schedule G (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made part of this Certificate of Incorporation. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for DTC (the “Depositary”), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

This Section 21(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 21(a), countersign and deliver any Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Incorporation with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the

37

Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares or the Certificate of Incorporation.

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Series A-1 Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b)                                 Signature. Two Officers permitted by applicable law shall sign each Global Preferred Share for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Registrar countersigned such Global Preferred Share, such Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Series A-1 Preferred Stock.

Section 22. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-1 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

38

Section 23. Listing. The Corporation hereby covenants and agrees that, if its listing application for the Series A-1 Preferred Stock is approved, upon such listing, the Corporation shall use its reasonable best efforts to keep the Series A-1 Preferred Stock listed on the New York Stock Exchange.

If the Global Preferred Share or Global Preferred Shares, as the case maybe, or the Series A-1 Preferred Stock represented thereby shall be listed on the New York Stock Exchange or any other stock exchange, the Depositary may, with the written approval of the Corporation, appoint a registrar (acceptable to the Corporation) for registration of such Global Preferred Share or Global Preferred Shares, as the case may be, or the Series A-1 Preferred Stock represented thereby in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Corporation. If the Global Preferred Share or Global Preferred Shares, as the case may be or the Series A-1 Preferred Stock represented thereby are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Corporation, arrange such facilities for the delivery, transfer, surrender and exchange of such Global Preferred Share or Global Preferred Shares, as the case may be, or the Series A-1 Preferred Stock represented thereby as may be required by law or applicable stock exchange regulations.

Section 24. Ranking. Notwithstanding anything in this Certificate of Incorporation to the contrary, the Series A-1 Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation rank (i) senior to any Junior Stock, (ii) on parity with any Parity Stock and (iii) junior to any Senior Stock and the Corporation’s existing and future indebtedness (including trade payables).

Section 25. Other Rights. The shares of Series A-1 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

39

Schedule G

[FORM OF FACE OF 5.250% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A-1]

[INCLUDE FOR GLOBAL PREFERRED SHARES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [ ]	[Initial] Number of Shares of Series A-1	Preferred Stock [ ]
CUSIP [ ]
ISIN [ ]

ENVISION HEALTHCARE CORPORATION

5.250% Mandatory Convertible Preferred Stock, Series A-1
(par value $0.01 per share)
(initial liquidation preference $100 per share)

ENVISION HEALTHCARE CORPORATION, a Delaware corporation (the “Corporation”), hereby certifies that [ ] / Cede & Co. (the “Holder”), is the registered owner of [0] / [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 5.250% Mandatory Convertible Preferred Stock, Series A-1, par value $0.01 per share, initial liquidation preference of $100 per share (the “Series A-1 Preferred Stock”). The shares of Series A-1 Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A-1 Preferred Stock represented hereby are, and shall in all respects be subject to the provisions of the Second Amended and Restated Certificate of Incorporation dated [ ], [2016], as amended from time to time (the “Certificate of Incorporation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Incorporation. The Corporation will provide a copy of the Certificate of Incorporation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series A-1 Preferred Stock set forth on the reverse hereof, and to the Certificate of Incorporation, which select provisions and the Certificate of Incorporation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Incorporation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this share certificate representing the shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall not be entitled to any benefit under the Certificate of Incorporation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by an Officer of the Corporation this [ ]th day of [•] [2016].

ENVISION HEALTHCARE CORPORATION

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series A-1 Preferred Stock referred to in the within-mentioned Certificate of Incorporation.

Dated: [ ]

COMPUTERSHARE TRUST COMPANY N.A., as Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR SERIES A-1 PREFERRED STOCK]

Cumulative dividends on each share of Series A-1 Preferred Stock shall be payable subject to the terms and conditions of, in the manner and at the applicable rate provided in the Certificate of Incorporation.

The shares of Series A-1 Preferred Stock shall be convertible into shares of common stock, par value $0.01 per share, of the Corporation or Units of Exchange Property, as the case may be, in the manner and in accordance with the terms set forth in the Certificate of Incorporation.

The Corporation shall furnish without charge to each holder who so requests a summary of the authority of the board of directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the

Mandatory Convertible Preferred Stock, Series A-1)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [ ] 5.250% Mandatory Convertible Preferred Stock, Series A-1 (the “Series A-1 Preferred Stock”), of Envision Healthcare Corporation (the “Corporation”), represented by stock certificate No(s). [ ] (the “Series A-1 Preferred Stock Certificate(s)”), into shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of the Second Amended and Restated Certificate of Incorporation establishing the terms of the Series A-1 Preferred Stock (the “Certificate of Incorporation”), as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A-1 Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Incorporation.

Date of Conversion:

Applicable Conversion Rate:

Number of Series A-1 Preferred Stock to be Converted:

Shares of Common Stock to be Issued: *

Signature:

Name:

Address:**

Fax No.:

*                                         The Corporation is not required to issue shares of Common Stock until the original Series A-1 Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.

**                                  Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A-1 Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification, if any)

(Insert address and zip code of assignee)

(Insert assignee’s social security or taxpayer identification, if any)

and irrevocably appoints:

as agent to transfer the shares of Series A-1 Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I(l)

Envision Healthcare Corporation

Global Preferred Share
5.250% Mandatory Convertible Preferred Stock, Series A-1

Certificate Number: [ ]

The number of shares of Series A-1 Preferred Stock initially represented by this Global Preferred Share shall be               . Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Series A-1 Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

(1) Attach Schedule I only to Global Preferred Shares.

Exhibit C:  Form of Amended and Restated Bylaws of New Amethyst

ENVISION HEALTHCARE CORPORATION

AMENDED AND RESTATED BY-LAWS

Effective as of [•]

ENVISION HEALTHCARE CORPORATION

BY-LAWS

i

ii

iii

ENVISION HEALTHCARE CORPORATION

AMENDED AND RESTATED BY-LAWS

As amended and restated effective [•]

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.01.         Annual Meetings. The annual meeting of the stockholders of Envision Healthcare Corporation (the “Corporation”) for the election of directors to succeed directors whose terms expire and for the transaction of such other business as properly may come before such meeting shall be held each year either within or without the State of Delaware, on such date and at such place, if any, and time as exclusively may be fixed from time to time by resolution of the Corporation’s Board of Directors (the “Board”) and set forth in the notice or waiver of notice of the meeting. In lieu of holding an annual meeting of the stockholders at a designated place, the Board may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.02.         Special Meetings. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”). Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting. In lieu of holding a special meeting of the stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

Section 1.03.         Participation in Meetings by Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a)           participate in a meeting of stockholders; and

(b)           be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to

1

vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 1.04.         Notice of Meetings; Waiver of Notice.

(a)           Unless otherwise required by law, the Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in a manner permitted by the DGCL not less than 10 days nor more than 60 days prior to the meeting to each stockholder of record entitled to vote at such meeting, subject to such exclusions as are then permitted by the DGCL. The notice shall specify (i) the place, if any, date and time of such meeting, (ii) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (iii) the record date for determining the stockholders entitled to vote at the meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called, and (v) such other information as may be required by law or as may be deemed appropriate by the Chairman of the Board, Secretary or the Board. If the stockholder list referred to in Section 1.06 of these Amended and Restated By-laws (the “By-laws”) is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting.

(b)           Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission.  If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail.  Notice given by electronic transmission pursuant to this subsection shall be deemed given: (i) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.  An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c)           A written waiver of notice of meeting signed by a stockholder or a waiver by electronic transmission by a stockholder, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a waiver of notice. Attendance of a stockholder at a meeting is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

2

Section 1.05.         Proxies.

(a)           Each stockholder entitled to vote at a meeting of stockholders or to express consent to or dissent from corporate action may, in writing without a meeting, authorize another person or persons to act for such stockholder as proxy.

(b)           A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means, including but not limited to by facsimile signature, or by transmitting or authorizing an electronic transmission (as defined in Section 8.08 of these By-laws) setting forth an authorization to act as proxy for the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. Proxies by electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used if such copy, facsimile telecommunication or other reproduction is a complete reproduction of the entire original writing or transmission.

(c)           No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

Section 1.06.         Voting Lists. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list shall be open to the examination of any stockholder prior to and during the meeting for any purpose germane to the meeting as required by the DGCL or other applicable law on a reasonably accessible electronic network, provided the information required to gain access to such list is provided with the notice of the meeting or during ordinary business hours at the principal place of business of the Corporation.  In the event that the corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 1.07.         Quorum. Except as otherwise required by law, by the Certificate of Incorporation or these By-laws, the presence in person or by proxy of the holders of record of a majority in voting power of the outstanding shares of stock entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

3

Section 1.08.         Voting.

(a)           Except as otherwise provided in the Certificate of Incorporation or by applicable law, every holder of record of shares entitled to vote at a meeting of stockholders is entitled to one vote for each share outstanding in his or her name on the books of the Corporation (i) at the close of business on the record date for stockholders entitled to vote at such meeting or (ii) if no record date has been fixed, at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. All matters at any meeting at which a quorum is present shall be decided by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, except as otherwise provided in Section 1.08(b) of these By-laws with respect to the election of directors or unless a different or minimum vote is required by the Certificate of Incorporation or these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

(b)           Each director nominee in an uncontested election of directors (i.e., an election in which the number of director nominees does not exceed the number of directors to be elected at the meeting) shall be elected to the Board by the vote of a majority of the votes cast with respect to such director nominee’s election. In any contested election of directors (i.e., an election in which the number of director nominees exceeds the number of directors to be elected at the meeting), directors shall be elected by a plurality of the votes cast. For purposes of this section, “a majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director nominee’s election. Following certification of the stockholder vote in an uncontested election, any incumbent director who did not receive a majority of votes cast for his or her election shall promptly tender his or her resignation, contingent upon acceptance of such resignation by the Board in accordance with this Section 1.08(b), to the Chairman of the Board. The Chairman of the Board shall inform the Nominating and Corporate Governance Committee of such tender of resignation, and the Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board whether to accept the tendered resignation or reject it or whether any other action should be taken. In deciding upon its recommendation, the Nominating and Corporate Governance Committee shall consider all relevant factors, including without limitation the qualifications of the director who has tendered his or her resignation and the director’s contribution to the Corporation and the Board. The Board will act on the recommendation of the Nominating and Corporate Governance Committee no later than 90 days after the certification of the stockholder vote and disclose the decision by filing a Current Report on Form 8-K with the Securities and Exchange Commission. The Board shall consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors that the Board deems relevant. An incumbent director who tenders his or her resignation to the Board pursuant to this Section 1.08(b) will not participate in the decision of the Nominating and Corporate Governance Committee or the Board. The stockholders do not have the right to cumulate their votes for the election of directors.

4

Section 1.09.                          Adjournment. Any meeting of stockholders may be adjourned from time to time, by the chairperson of the meeting or by the vote of the holders of a majority of the shares of stock present in person or represented by proxy at the meeting, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these By-laws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.10.                          Organization; Procedure; Inspection of Elections.

(a)                                 At every meeting of stockholders the presiding person shall be the Chairman of the Board or, in the event of his or her absence or disability, the Chief Executive Officer and President or, in the event of his or her absence or disability, a presiding person chosen by resolution of the Board. The Secretary or, in the event of his or her absence or disability, the Assistant Secretary, if any, or, if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding person, shall act as secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the presiding person.  The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.  Except to the extent inconsistent with such rules and regulations as adopted by the Board, the presiding person shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting. Subject to any such rules and regulations of the Board, the presiding person of any meeting shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding person are appropriate for the proper conduct of such meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

5

(b)                                 Preceding any meeting of the stockholders, the Board may, and when required by law shall, appoint one or more persons to act as inspectors of elections, and may designate one or more alternate inspectors. If no inspector or alternate so appointed by the Board is able to act, or if no inspector or alternate has been appointed and the appointment of an inspector is required by law, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. No director or nominee for the office of director shall be appointed as an inspector of elections. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. The inspectors shall discharge their duties in accordance with the requirements of applicable law.

Section 1.11.                          Consent of Stockholders in Lieu of Meeting. Stockholders may not take any action by written consent in lieu of action at an annual or special meeting of stockholders.

Section 1.12.                          Notice of Stockholder Proposals and Nominations.

(a)                                 Annual Meetings of Stockholders.

(i)                                     Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of the meeting (or any supplement thereto) delivered pursuant to Section 1.04 of these By-laws, (B) by or at the direction of the Board or a committee of the Board appointed by the Board for such purpose or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this Section 1.12(a) and who is a stockholder of record at the time such notice is delivered to the Secretary and at the date of the meeting.

(ii)                                  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to subclause (C) of Section 1.12(a)(i) of these By-laws, the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations for persons for election to the Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on [•]); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from such anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such

6

annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-laws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner; (2) the class or series and number of shares of capital stock of the Corporation which are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of giving the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination; (4) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination; and (5) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation. Notice of a stockholder nomination or proposal shall also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving notice, beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or other person or persons (including their names) acting in concert with any of the foregoing (collectively, the “proponent persons”); (B) a description of any agreement, arrangement or understanding (including, without limitation, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) to which any proponent person is a party, the effect or intent of which is to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, to increase or decrease the voting power of any proponent person with respect to

7

shares of any class or series of stock of the Corporation and/or to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation (a “Derivative Instrument”); (C) to the extent not disclosed pursuant to the immediately preceding clause (B), the principal amount of any indebtedness of the Corporation or any of its subsidiaries beneficially owned by such stockholder or by beneficial owner, if any, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such stockholder or such beneficial owner relating to the value or payment of any indebtedness of the Corporation or any such subsidiary; and (D) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (a)(ii) or paragraph (b) of this Section 1.12 of these By-laws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules. In addition, a stockholder seeking to bring an item of business before the annual meeting shall promptly provide any other information reasonably requested by the Corporation.

8

(iii)                               Notwithstanding anything in Section 1.12(a)(ii) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) calendar days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on [•]), then a stockholder’s notice under this Section 1.12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)                                 Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting shall be conducted at such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or a Committee appointed by the Board for such purpose or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.12(b) and who is a stockholder of record at the time such notice is delivered to the Secretary and at the date of the meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors of the Corporation, any stockholder entitled to vote at such meeting may nominate a person or persons, as the case may be, for election to such position(s) as specified by the Corporation, if the stockholder’s notice as required by Section 1.12(a)(ii) of these By-laws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)                                  General.

(i)                                     Only such persons who are nominated in accordance with the procedures set forth in this Section 1.12 shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-laws, the presiding person of a meeting of stockholders shall have the power and duty (x) to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s

9

nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(C)(4) of this Section 1.12), and (y) if any proposed nomination or business is not in compliance with this Section 1.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(ii)                                  If the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 1.12 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and/or the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 1.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(A)                               Whenever used in these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(B)                               Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.12. Nothing in this Section 1.12 shall be deemed to affect any rights of (x) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (y) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or of the relevant preferred stock certificate of designation.

(C)                               The announcement of an adjournment or postponement of an annual or special meeting does not commence a new time period (and does not extend any time period) for the giving of notice of a stockholder nomination or a stockholder proposal as described above.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.                          General Powers. Except as may otherwise be provided by law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors shall act only as a Board, and the individual directors shall have no power as such.

10

Section 2.02.                          Number and Term of Office. Except as otherwise provided in and subject to Article XI of these By-Laws, the number of directors constituting the entire Board and the term of office for each director shall be as provided for in the Certificate of Incorporation.

Section 2.03.                          Classification; Election of Directors. The Board shall be classified into three classes as provided by the Certificate of Incorporation. Except as otherwise provided in Section 2.14 of these By-laws, at each annual meeting of the stockholders the successors of the directors whose term expires at that meeting shall be elected.

Section 2.04.                          Regular Meetings. Regular meetings of the Board shall be held on such dates, and at such times and places as are determined from time to time by resolution of the Board.

Section 2.05.                          Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board or the Chief Executive Officer and President or, in the event of the absence or disability of the Chairman of the Board and the Chief Executive Officer and President, by the Secretary, or by one-third of the directors then in office, at such place, date and time as may be specified in the respective notices or waivers of notice of such meetings. Any business may be conducted at a special meeting.

Section 2.06.                          Notice of Meetings; Waiver of Notice.

(a)                                 Notices of special meetings shall be given to each director, and notice of each resolution or other action affecting the date, time or place of one or more regular meetings shall be given to each director not present at the meeting adopting such resolution or other action, subject to Section 2.09 of these By-laws. Notices shall be given confirmed by facsimile or email dispatched promptly thereafter, or by facsimile or email confirmed by a writing delivered by a recognized overnight courier service, directed to each director at the address from time to time designated by such director to the Secretary. Each such notice and confirmation must be given (received in the case of personal service or delivery of written confirmation) at least 24 hours prior to the time of a special meeting, and at least five days prior to the initial regular meeting affected by such resolution or other action, as the case may be.

(b)                                 A written waiver of notice of meeting signed by a director or a waiver by electronic transmission by a director, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice.  Attendance of a director at a meeting is a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 2.07.                          Quorum; Voting. At all meetings of the Board, the presence of a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these By-laws, including Article XI, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 2.08.                          Action by Telephonic Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone or other communications

11

equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.09.                          Adjournment. A majority of the directors present may adjourn any meeting of the Board to another date, time or place, whether or not a quorum is present. No notice need be given of any adjourned meeting unless (a) the date, time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.06 of these By-laws applicable to special meetings shall be given to each director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting.

Section 2.10.                          Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11.                          Regulations. To the extent consistent with applicable law, the Certificate of Incorporation and these By-laws, including Article XI, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate. Except as otherwise provided in and subject to Article XI of these By-Laws, the Board may elect from among its members a chairperson and one or more vice-chairpersons to preside over meetings and to perform such other duties as may be designated by the Board.

Section 2.12.                          Resignations of Directors. Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the Chairman of the Board or the Secretary. Subject to Section 1.08(b) of these By-laws, such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.13.                          Removal of Directors. Directors may only be removed as set forth in the Certificate of Incorporation.

Section 2.14.                          Vacancies and Newly Created Directorships. Any vacancies or newly created directorships shall be filled as set forth in the Certificate of Incorporation.

Section 2.15.                          Compensation. The directors shall be entitled to compensation for their services as fixed by the Board. The Board may by resolution determine the expenses in the performance of such services for which a director is entitled to reimbursement.

Section 2.16.                          Reliance on Accounts and Reports, etc. .  A director, as such or as a member of any committee designated by the Board, shall in the performance of his or her duties be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the

12

Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE III

COMMITTEES

Section 3.01.                          How Constituted. Except as otherwise provided in and subject to Article XI of these By-Laws, the Board shall have an Audit Committee, Compensation Committee, Compliance Committee, Nominating and Corporate Governance Committee and such other committees as the Board may determine (each, a “Committee” and collectively, the “Committees”). Except as otherwise provided in and subject to Article XI of these By-Laws, each Committee shall consist of such number of directors as from time to time may be fixed by the Board and shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation to the extent delegated to such Committee by the Board but no Committee shall have any power or authority as to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (b) adopting, amending or repealing any of these By-laws or (c) as may otherwise be excluded by law or by the Certificate of Incorporation, and no Committee may delegate any of its power or authority to a subcommittee unless so authorized by the Board. Except as otherwise provided in and subject to Article XI of these By-Laws, any Committee may be abolished or re-designated from time to time by the Board.

Section 3.02.                          Members and Alternate Members. Except as otherwise provided in and subject to Article XI of these By-Laws, the members of each Committee and any alternate members shall be selected by the Board. An alternate member may replace any absent or disqualified member at any meeting of the Committee. An alternate member shall be given all notices of Committee meetings, may attend any meeting of the Committee, but may count towards a quorum and vote only if a member for whom such person is an alternate is absent or disqualified. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.  Each member or alternate member of any Committee (whether designated at an annual meeting of the Board or to fill a vacancy on such Committee or otherwise) shall hold office as a Committee member or alternate member, as applicable, until his or her successor shall have been designated or until he or she shall cease to be a director, or until his or her earlier death, or resignation or removal from the Committee.

Section 3.03.                          Committee Procedures. A quorum for each Committee shall be a majority of its members, unless the Committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum requirement is established by the Board. The vote of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. Each Committee shall keep regular minutes of its meetings and report to the Board when required. The Board may adopt other rules and regulations for the

13

government of any Committee not inconsistent with the provisions of these By-laws, including Article XI, and each Committee may adopt its own rules and regulations of government, to the extent not inconsistent with these By-laws, including Article XI, or rules and regulations adopted by the Board.

Section 3.04.                          Meetings and Actions of Committees. Meetings and actions of each Committee shall be governed by, and held and taken in accordance with, the provisions of the following sections of these By-laws, with such By-laws being deemed to refer to the Committee and its members in lieu of the Board and its members:

(a)                                 Section 2.04 (to the extent relating to place and time of regular meetings);

(b)                                 Section 2.05 (relating to special meetings);

(c)                                  Section 2.06 (relating to notice and waiver of notice);

(d)                                 Sections 2.08 and 2.10 (relating to telephonic communication and action without a meeting); and

(e)                                  Section 2.09 (relating to adjournment and notice of adjournment).

Special meetings of Committees may also be called by resolution of the Board.

Section 3.05.                          Resignations and Removals. Any member (and any alternate member) of any Committee may resign from such position at any time by delivering a notice of resignation in writing or by electronic transmission, signed by such member, to the Chairman of the Board or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Except as otherwise provided in and subject to Article XI of these By-Laws, any member (and any alternate member) of any Committee may be removed from such position by the Board at any time, either for or without cause.

Section 3.06.                          Vacancies. Except as otherwise provided in and subject to Article XI of these By-Laws, if a vacancy occurs in any Committee for any reason, the remaining members (and any alternate members) may continue to act if a quorum is present. A Committee vacancy may be filled only by the Board.

ARTICLE IV

OFFICERS

Section 4.01.                          Officers. Except as otherwise provided in and subject to Article XI of these By-Laws, the Board shall elect a Chief Executive Officer and President (which offices shall be held by the same person) and a Secretary as officers of the Corporation. Except as otherwise provided in and subject to Article XI of these By-Laws, the Board may also elect a Treasurer, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Board may determine (including a Chief Financial Officer). In addition, the Board from time to time may delegate to any officer the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities

14

and duties. Any action by an appointing officer may be superseded by action by the Board. Any number of offices may be held by the same person, except that one person may not hold both the offices of Chief Executive Officer and President, on the one hand, and the office of Secretary, on the other hand. No officer need be a director of the Corporation.

Section 4.02.                          Election. Except as otherwise provided in and subject to Article XI of these By-Laws, the officers of the Corporation elected by the Board shall serve at the pleasure of the Board. Officers and agents appointed pursuant to delegated authority as provided in Section 4.01 (or, in the case of agents, as provided in Section 4.07) shall hold their offices for such terms as may be determined from time to time by the appointing officer. Each officer shall hold office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 4.03.                          Compensation. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board or in the manner established by the Board.

Section 4.04.                          Removal and Resignation; Vacancies. Except as otherwise provided in and subject to Article XI of these By-Laws, any officer may be removed for or without cause at any time by the Board. Any officer granted the power to appoint subordinate officers and agents as provided in Section 4.01 may remove any subordinate officer or agent appointed by such officer, for or without cause. Any officer or agent may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Board or the Chief Executive Officer and President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board or by the officer, if any, who appointed the person formerly holding such office.

Section 4.05.                          Authority and Duties of Officers. An officer of the Corporation shall have such authority and shall exercise such powers and perform such duties (a) as may be required by law, (b) to the extent not inconsistent with law or Article XI of these By-Laws, as are specified in these By-laws, (c) to the extent not inconsistent with law or these By-laws, including Article XI, as may be specified by resolution of the Board and (d) to the extent not inconsistent with any of the foregoing, as may be specified by the appointing officer with respect to a subordinate officer appointed pursuant to delegated authority under Section 4.01.

Section 4.06.                          Chief Executive Officer and President. The Chief Executive Officer and President shall be the chief executive officer of the Corporation, shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. Unless otherwise provided by the Board, he or she shall manage and administer the Corporation’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation. He or she shall have the authority to cause the employment or appointment of such employees or agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or any agent employed or appointed by

15

any officer or to suspend any agent appointed by the Board. The Chief Executive Officer and President shall have the duties and powers of the Treasurer if no Treasurer is elected and shall have such other duties and powers as the Board may from time to time prescribe.

Section 4.07.                          Vice Presidents. If one or more Vice Presidents have been elected, each Vice President shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Board or the Chief Executive Officer and President. In the event of absence or disability of the Chief Executive Officer and President, the duties of the Chief Executive Officer and President shall be performed, and his or her powers may be exercised, by such Vice President as shall be designated by the Board or, failing such designation, by the Vice President in order of seniority of election to that office.

Section 4.08.                          Secretary. Unless otherwise determined by the Board, the Secretary shall have the following powers and duties:

(a)                                 The Secretary shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders, the Board and any Committees thereof in books provided for that purpose.

(b)                                 The Secretary shall cause all notices to be duly given in accordance with the provisions of these By-laws and as required by law.

(c)                                  Whenever any Committee shall be appointed pursuant to a resolution of the Board, the Secretary shall furnish a copy of such resolution to the members of such Committee.

(d)                                 The Secretary shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all documents and instruments that the Board or any officer of the Corporation has determined should be executed under seal, may sign (together with any other authorized officer) any such document or instrument, and when the seal is so affixed he or she may attest the same.

(e)                                  The Secretary shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these By-laws.

(f)                                   The Secretary shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class or series issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each such holder became a holder of record.

(g)                                  The Secretary shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board.

16

(h)                                 The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-laws or as may be assigned to the Secretary from time to time by the Board or the Chief Executive Officer and President.

Section 4.09.                          Treasurer. Unless otherwise determined by the Board, and except as otherwise provided in and subject to Article XI of these By-Laws, the Treasurer, if there be one, shall be the chief financial officer of the Corporation and shall have the following powers and duties:

(a)                                 The Treasurer shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records thereof.

(b)                                 The Treasurer shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be determined by the Board or the Chief Executive Officer and President, or by such other officers of the Corporation as may be authorized by the Board or the Chief Executive Officer and President to make such determinations.

(c)                                  The Treasurer shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board or the Chief Executive Officer and President may determine from time to time) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(d)                                 The Treasurer shall render to the Board or the Chief Executive Officer and President, whenever requested, a statement of the financial condition of the Corporation and of the transactions of the Corporation, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

(e)                                  The Treasurer shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

(f)                                   The Treasurer may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing shares of stock of the Corporation the issuance of which shall have been authorized by the Board.

(g)                                  The Treasurer shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-laws or as may be assigned to the Treasurer from time to time by the Board or the Chief Executive Officer and President.

17

ARTICLE V

CAPITAL STOCK

Section 5.01.                          Certificates of Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, except to the extent that the Board has provided by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have, and the Board may in its sole discretion permit a holder of uncertificated shares to receive upon request, a certificate signed by the appropriate officers of the Corporation, certifying the number and class of shares owned by such holder. Such certificate shall be in such form as the Board may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-laws.

Section 5.02.                          Facsimile Signatures. Any or all signatures on the certificates referred to in Section 5.01 of these By-laws may be in facsimile form. If any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03.                          Lost, Stolen or Destroyed Certificates. A new certificate may be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed only upon delivery to the Corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation, and a bond or other undertaking as may be satisfactory to a financial officer of the Corporation designated by the Board to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04.                          Transfer of Stock.

(a)                                 Transfer of shares shall be made on the books of the Corporation upon surrender to the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, and otherwise in compliance with applicable law. Shares that are not represented by a certificate shall be transferred in accordance with applicable law. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) and 218(a) of the DGCL. Subject to applicable law, the provisions of the Certificate of Incorporation and these By-laws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

(b)                                 The Corporation may enter into agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

18

Section 5.05.                          Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. If a transfer of shares is made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.06.                          Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01.                          Indemnification.

(a)                                 In General. The Corporation shall indemnify, to the full extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”) by reason of the fact that (x) such person is or was serving or has agreed to serve as a director or officer of the Corporation, or (y) such person, while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise or (z) such person is or was serving or has agreed to serve at the request of the Corporation as a director, officer or manager of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in such capacity, and who satisfies the applicable standard of conduct set forth in the DGCL or other applicable law:

(i)                                     in a proceeding other than a proceeding by or in the right of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such proceeding and any appeal therefrom, or

(ii)                                  in a proceeding by or in the right of the Corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or on such person’s behalf in connection with the defense or settlement of such proceeding and any appeal therefrom.

(b)                                 Indemnification in Respect of Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section 6.01(a) or in defense of any claim, issue or

19

matter therein, such person shall be indemnified by the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(c)                                  Indemnification in Respect of Proceedings Instituted by Indemnitee. Notwithstanding anything herein to the contrary, Section 6.01(a) does not require the Corporation to indemnify a present or former director or officer of the Corporation in respect of a proceeding (or part thereof) instituted by such person on his or her own behalf, unless such proceeding (or part thereof) has been authorized by the Board or the indemnification requested is pursuant to the last sentence of Section 6.03 of these By-laws.

Section 6.02.                          Advance of Expenses. The Corporation shall to the fullest extent permitted by law advance all expenses (including reasonable attorneys’ fees) incurred by a present or former director or officer in defending any proceeding prior to the final disposition of such proceeding upon written request of such person and delivery of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VI or otherwise. The Corporation may authorize any counsel for the Corporation to represent (subject to applicable conflict of interest considerations) such present or former director or officer in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 6.03.                          Procedure for Indemnification. Any indemnification under Section 6.01 of these By-laws or any advance of expenses under Section 6.02 of these By-laws shall be made only against a written request therefor (together with supporting documentation) submitted by or on behalf of the person seeking indemnification or advance. Indemnification may be sought by a person under Section 6.01 of these By-laws in respect of a proceeding only to the extent that both the expenses and liabilities for which indemnification is sought and all portions of the proceeding relevant to the determination of whether the person has satisfied any appropriate standard of conduct have become final. A person seeking indemnification or advance of expenses may seek to enforce such person’s rights to indemnification or advance of expenses (as the case may be) in the Delaware Court of Chancery to the extent all or any portion of a requested indemnification has not been granted within 90 days of, or to the extent all or any portion of a requested advance of expenses has not been granted within 20 days of, the submission of such request. All expenses (including reasonable attorneys’ fees) incurred by such person in connection with successfully establishing such person’s right to indemnification or advancement of expenses under this Article, in whole or in part, shall also be indemnified by the Corporation.

Section 6.04.                          Burden of Proof.

(a)                                 In any proceeding brought to enforce the right of a person to receive indemnification to which such person is entitled under Section 6.01 of these By-laws, the Corporation has the burden of demonstrating that the standard of conduct applicable under the DGCL or other applicable law was not met. A prior determination by the Corporation (including its Board or any Committee thereof, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct does not itself constitute evidence that the claimant has not met the applicable standard of conduct.

20

(b)                                 In any proceeding brought to enforce a claim for advances to which a person is entitled under Section 6.02 of these By-laws, the person seeking an advance need only show that he or she has satisfied the requirements expressly set forth in Section 6.02 of these By-laws.

Section 6.05.                          Contract Right; Non-Exclusivity; Survival.

(a)                                 The rights to indemnification and advancement of expenses provided by this Article VI shall be deemed to be separate contract rights between the Corporation and each director and officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect, and no repeal or modification of any of these provisions or any relevant provisions of the DGCL shall adversely affect any right or obligation of such director or officer existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such “contract rights” may not be modified retroactively as to any present or former director or officer without the consent of such director or officer.

(b)                                 The rights to indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other indemnification or advancement of expenses to which a present or former director or officer of the Corporation seeking indemnification or advancement of expenses may be entitled by any agreement, vote of stockholders or disinterested directors, or otherwise.

(c)                                  The rights to indemnification and advancement of expenses provided by this Article VI to any present or former director or officer of the Corporation shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.06.                          Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

Section 6.07.                          Employees and Agents. The Board, or any officer authorized by the Board generally or in the specific case to make indemnification decisions, may cause the Corporation to indemnify any present or former employee or agent of the Corporation in such manner and for such liabilities as the Board may determine, up to the fullest extent permitted by the DGCL and other applicable law.

Section 6.08.                          Interpretation; Severability. Terms defined in Sections 145(h) or (i) of the DGCL have the meanings set forth in such sections when used in this Article VI. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in

21

settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

OFFICES

Section 7.01.                          Registered Office. The registered office of the Corporation in the State of Delaware shall be located at the location provided in the Certificate of Incorporation.

Section 7.02.                          Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01.                          Dividends.

(a)                                 Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board and any such dividend may be paid in cash, property or shares of the Corporation’s stock out of its surplus, as defined in the DGCL, or in the case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

(b)                                 A member of the Board, or a member of any Committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02.                          Reserves. There may be set apart out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time may determine proper as a reserve or reserves for meeting contingencies, equalizing dividends, repairing or maintaining any property of the Corporation or for such other purpose or purposes as the Board may determine conducive to the interest of the Corporation, and the Board may similarly modify or abolish any such reserve.

Section 8.03.                          Execution of Instruments. Except as otherwise required by law or the Certificate of Incorporation, the Board or any officer of the Corporation authorized by the Board may authorize any other officer or agent of the Corporation to enter into any contract or execute

22

and deliver any instrument in the name and on behalf of the Corporation, and such execution or signature shall be binding upon the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 8.04.                          Voting as Stockholder. Unless otherwise determined by resolution of the Board, the Chief Executive Officer and President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any entity in which the Corporation may hold stock or other securities, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock or other securities at any such meeting, or through action without a meeting. The Board may by resolution from time to time confer such power and authority (in general or confined to specific instances) upon any other person or persons.

Section 8.05.                          Fiscal Year. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall commence on the first day of January of each year and shall terminate in each case on December 31.

Section 8.06.                          Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced or may be used in any other lawful manner.

Section 8.07.                          Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.08.                          Electronic Transmission. “Electronic transmission”, as used in these By-laws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

AMENDMENT OF BY-LAWS

Section 9.01.                          Amendment. Except as otherwise provided in and subject to Article XI of these By-Laws, and subject to the provisions of the Certificate of Incorporation, these By-laws may be amended, altered or repealed:

(a)                                 by the affirmative vote of at least a majority of the directors then in office; or

(b)                                 by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at any annual or special meeting of stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

23

Notwithstanding the foregoing, no amendment, alteration or repeal of Article VI of these By-laws shall adversely affect any right or protection existing under these By-laws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment.

ARTICLE X

CONSTRUCTION

Section 10.01.                   Construction. In the event of any conflict between the provisions of these By-laws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

ARTICLE XI

CERTAIN GOVERNANCE MATTERS

Section 11.01.                   Definitions. The following definitions shall apply to this Article XI:

(a)                                 “Entire Board of Directors” shall mean a total of fourteen (14) directors, including all of the AmSurg Designees (as hereinafter defined) and all of the Holdings Designees (as hereinafter defined); provided, however, that if any vacancy has not been filled pursuant to Article XI, Section 11.02 below and the remaining directors determine, by action of a majority of the directors then in office (so long as there is a quorum of the Board) that, in the good faith exercise of their fiduciary duties, immediate action is required to avoid material harm to the Corporation, then the “Entire Board of Directors” shall mean the remaining directors.

(b)                                 “Merger 2 Effective Time” has the meaning specified in the Merger Agreement.

(c)                                  “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., AmSurg Corp. and New Amethyst Corp., as amended from time to time.

(d)                                 “Specified Period” shall mean the period beginning at the Merger 2 Effective Time and ending on the third (3rd) anniversary of the Merger 2 Effective Time.

Section 11.02.                   Composition of the Board.

(a)                                 From and after the Merger 2 Effective Time, the Board shall be comprised of fourteen (14) directors, seven (7) of whom shall be designated prior to the Closing Date (as defined in the Merger Agreement) by the AmSurg Board (as defined in the Merger Agreement) and each of whom shall be a director of the Corporation immediately prior to the Merger 2 Effective Time (each, an “AmSurg Designee” and collectively, the “AmSurg Designees”), and seven (7) of whom shall be designated by the Holdings Board (as defined in the Merger Agreement) prior to the Closing Date and each of whom shall be a director of Holdings (as defined in the Merger Agreement) immediately prior to the Merger 2 Effective Time (each, a

24

“Holdings Designee” and collectively, the “Holdings Designees”).  The AmSurg Designees and Holdings Designees shall be apportioned among the classes of the Board as nearly as evenly as possible.

(b)                                 From the Merger 2 Effective Time until the first anniversary thereof, altering the composition of the Board set forth in Section 11.02(a) of these By-laws shall require the affirmative vote of three-fourths of the Entire Board of Directors.

Section 11.03.                   Chairman.

(a)                                 The Current Holdings CEO (as defined in the Merger Agreement) shall serve as Executive Chairman of the Board for a term of one year from and after the Merger 2 Effective Time (such term, the “Executive Chairman Term”); provided, that if the Current Holdings CEO is not willing or able as of the Merger 2 Effective Time to serve as Executive Chairman of the Board, then the Entire Board of Directors shall determine whether the Corporation should have an Executive Chairman of the Board and, if so, shall appoint a person to serve to serve as Executive Chairman of the Board.  The Executive Chairman of the Board shall be an officer of the Corporation.

(b)                                 Upon the expiration of the Executive Chairman Term, the Board shall take all necessary action to cause the Current Holdings CEO to be appointed as non-executive Chairman of the Board for a term to end as of the end of the Specified Period; provided, that if the Current Holdings CEO is not willing or able as of the end of the Executive Chairman Term to serve as non-executive Chairman of the Board, then the Entire Board of Directors shall appoint a person to serve as non-executive Chairman of the Board.  The office of Executive Chairman of the Board shall cease to exist at such time as the Current Holdings CEO ceases to serve as Executive Chairman of the Board.

(c)                                  During the Specified Period, the affirmative vote of three-fourths of the Entire Board of Directors shall be required (A) prior to the end of the Executive Chairman Term, to remove the Current Holdings CEO as Executive Chairman of the Board, (B) prior to the end of the Executive Chairman Term, to alter the responsibilities and authorities of the Executive Chairman of the Board as set forth in the Corporate Governance Guidelines of the Corporation, as amended from time to time (the “Corporate Governance Guidelines”), (C) to remove the Current Holdings CEO as non-executive Chairman of the Board or (D) to determine not to re-nominate the Current Holdings CEO as a director of the Corporation.

Section 11.04.                   Chief Executive Officer and President.

(a)                                 From and after the Merger 2 Effective Time, the Current AmSurg CEO (as defined in the Merger Agreement) shall serve as the Chief Executive Officer and President of the Corporation; provided, that if the Current AmSurg CEO is not willing or able as of the Merger 2 Effective Time to serve as Chief Executive Officer and President, then the Entire Board of Directors shall appoint a person to serve as the Chief Executive Officer and President.  The Chief Executive Officer and President shall be a director of the Corporation.

25

(b)                                 During the Specified Period, the affirmative vote of three-fourths of the Entire Board of Directors shall be required to remove the Current AmSurg CEO as Chief Executive Officer and President.

(c)                                  During the Specified Period, in the event of any conflict between the terms of Section 4.06 of these By-laws, on the one hand, and the terms of Exhibit A to the Corporate Governance Guidelines, on the other hand, the terms of Exhibit A to the Corporate Governance Guidelines (which is hereby incorporated by reference herein) shall govern and control.

Section 11.05.                   Required Committees.

(a)                                 During the Specified Period, the Board shall have the following four committees, in addition to any other committees as determined by the Board from time to time by the affirmative vote of three-fourths of the Entire Board of Directors: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Compliance Committee (the “Required Committees”).

(b)                                 During the Specified Period, (i) the Audit Committee shall be comprised of two (2) AmSurg Designees and two (2) Holdings Designees, with one such AmSurg Designee to act as the chairperson of the Audit Committee, (ii) the Compensation Committee shall be comprised of two (2) AmSurg Designees and two (2) Holdings Designees, with one such Holdings Designee to act as the chairperson of the Compensation Committee, (iii) the Nominating and Corporate Governance Committee shall be comprised of two (2) AmSurg Designees and two (2) Holdings Designees, with one such Holdings Designee to act as the chairperson of the Nominating and Corporate Governance Committee and (iv) the Compliance Committee shall be comprised of two (2) AmSurg Designees and two (2) Holdings Designees, with one such AmSurg Designee to act as the chairperson of the Compliance Committee.

(c)                                  During the Specified Period, replacing the chairperson or altering the composition of any of the Required Committees set forth in Section 11.05(b) of these By-laws shall require the affirmative vote of three-fourths of the Entire Board of Directors.

Section 11.06.                   Amendments. During the Specified Period, the provisions of this Article XI and the Corporate Governance Guidelines of the Corporation may be modified, amended or repealed by the Board, and any By-law provision or other resolution inconsistent with this Article XI or the Corporate Governance Guidelines of the Corporation may be adopted by the Board, only by an affirmative vote of three-fourths of the Entire Board of Directors; provided, for the avoidance of doubt, that this Section 11.06 shall not affect the right of the stockholders of the Corporation to modify, amend or repeal any By-law provision in the manner and subject to the requirements set forth in the Certificate of Incorporation. During the Specified Period, in the event of any inconsistency between any other provision of these By-laws and any provision of this Article XI, the provisions of this Article XI shall govern and control.

Section 11.07.                   Sunset. Following the end of the Specified Period, this Article XI shall automatically and without further action become void and be of no further force or effect.

26

Exhibit D — Form of New Amethyst Corporate Governance Guidelines

CORPORATE GOVERNANCE GUIDELINES OF
ENVISION HEALTHCARE CORPORATION

Adopted [•], [2016]

The Board of Directors (the “Board”) of Envision Healthcare Corporation (the “Corporation”), is elected by the stockholders of the Corporation to oversee the Corporation’s management and operations. The Board sets policy for the Corporation, assists with strategic planning, selects the Chief Executive Officer and President and monitors the performance of the Chief Executive Officer and President, and provides management with appropriate advice and feedback concerning the business and operations of the Corporation.

The Board has adopted these Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These guidelines are in addition to, and are not intended to change or interpret, any federal or state law or regulation, including the Delaware General Corporation Law, or the Corporation’s Certificate of Incorporation or By-laws. These guidelines may be modified from time to time by the Board as it deems appropriate.

1.                                      Director Qualifications and Selection of Board Members

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board annually the requisite skills and characteristics of the new Board members as well as the Board as a whole. This assessment will take into consideration any requirements of independence, as well as the skills and experience of candidates and the needs of the Board.

The Nominating and Corporate Governance Committee will recommend to the Board appropriate criteria for the selection of new directors and periodically review the criteria adopted by the Board and, if deemed desirable, recommend to the Board changes to such criteria. The Nominating and Corporate Governance Committee will identify and select, or recommend that the Board select, Board candidates whom the Nominating and Corporate Governance Committee believes are qualified and suitable to become members of the Board consistent with the criteria for selection of new directors adopted from time to time by the Board.

Director candidates should demonstrate strong values and discipline, high ethical standards, a commitment to full participation on the Board and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the Board. The Nominating and Corporate Governance Committee will consider whether candidates meet applicable independence standards where appropriate and evaluate any potential conflicts of interest with respect to each candidate.

Until [insert one year anniversary of the Closing Date], if a vacancy occurs for any reason in a Board seat previously occupied by an AmSurg Designee (as defined in the Agreement and Plan of Merger, dated as of June 15, 2016, by and among Envision Healthcare Holdings, Inc., AmSurg Corp. and New Amethyst Corp., as amended from time to time (the “Merger Agreement”)), the vacancy will be filled by a person nominated by the remaining AmSurg Designees and such person will thereafter be deemed an AmSurg Designee for all purposes under these Corporate Governance Guidelines and (ii) if a vacancy occurs for any reason in a Board seat previously occupied by a Holdings Designee (as defined in the Merger Agreement), the vacancy will be filled by a person nominated by the remaining Holdings Designees and such person will thereafter be deemed to be a Holdings Designee for all purposes under these Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee will be responsible for assessing the qualifications of any person nominated pursuant to this paragraph to ensure that such person satisfies the director qualification criteria set forth in these Corporate Governance Guidelines, and determining whether such person should be recommended for appointment as a director by the Board of Directors.  The Board of Directors shall take all necessary action to appoint as a director of the Company a person nominated by the AmSurg Designees or the Holdings Designees, as applicable, and recommended by the Nominating and Corporate Governance Committee as set forth in this paragraph.

2.                                      Director Independence

The Board will have a majority of “independent” directors who will satisfy the independence requirements of the New York Stock Exchange relating to directors. The Board will review and determine the independence of each director annually.

3.                                      Board Size

The Board presently has 14 members. The number of Directors shall not be less than one. In conducting its annual assessment of the composition of the Board, the Nominating and Corporate Governance Committee shall make recommendations for changes in the size of the Board as appropriate, taking into account the goal of having a Board size appropriate to provide diversity of thought and experience, as well as individual accountability.

4.                                      Additional Board Service

No director will serve on more than three other public company boards (for the avoidance of doubt, a public company is a company with publicly traded equity) without the prior consent of the Board, and directors who are a chief executive officer, chief financial officer or other senior executive of a public company who is designated as an “executive officer” of the public company for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, may serve on no more than two other public company boards without the prior consent of the Board.  Directors will advise the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board.

Service on boards and committees of other organizations should be consistent with the Corporation’s Conflict of Interest Policy and the Corporation’s Code of Business Conduct and Ethics. If a member of the Corporation’s Audit Committee serves on more than three public company audit committees, the Board will determine whether such simultaneous service impairs the director’s ability to serve effectively on the Corporation’s Audit Committee.

2

5.                                      Office of Chairman

The Chairman will be elected by the Board from among its members to preside at all meetings of the Board. It is the policy of the Board that it may choose in its discretion whether to separate or combine the offices of Chairman and Chief Executive Officer and President on a case-by-case basis.

The Chairman will lead the agenda-setting process for Board meetings.  As set forth in the By-laws of the Corporation, as amended from time to time (the “By-laws”), the Chairman or the Chief Executive Officer and President or, in the absence or disability of the Chairman and the Chief Executive Officer and President, the Secretary, or one-third of the directors then in office may call special meetings of the Board.

The Executive Chairman of the Board (the “Executive Chairman”) will be designated as the Chairman until [insert one year anniversary of the Closing Date] or such other time as the Board may determine in accordance with Section 11.03(b) of Article XI of the By-laws.

6.                                      Presiding Director Responsibilities

If the Board chooses to combine the offices of Chairman and Chief Executive Officer and President, a Presiding Director will be appointed annually by the independent directors, who will review all relevant facts and circumstances to ensure the Presiding Director, if and when appointed, is in fact independent. Although elected annually, the Presiding Director, if and when appointed, is generally expected to serve more than one year.

If and when a Presiding Director is appointed, the role of the Presiding Director would be as follows:

•                  Coordinate the activities of non-management and independent directors;

•                  Preside and act as chairman of board meetings when the Chairman of the Board is not in attendance, including executive sessions of the independent directors;

•                  Provide the Chairman with input as appropriate on agendas for the Board and committee meetings;

•                  Coordinate and develop the agenda for, and chair executive sessions of, the non-management and independent directors;

•                  Serve as liaison between the Chairman and the other members of the Board, including communicating other members’ requests to call special meetings of the Board;

•                  Call additional meetings of independent directors as he/she deems appropriate; and

•                  Make himself or herself available for consultation and direct communication with major stockholders, if requested.

In performing the duties described above, the Presiding Director, if and when appointed, will consult with the Chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairs.

3

7.                                      Roles and Responsibilities: Executive Chairman and Chief Executive Officer and President

The roles and responsibilities of the Executive Chairman are set forth on Exhibit A to these Corporate Governance Guidelines.  The office of Executive Chairman shall cease to exist and Exhibit A to these Corporate Governance Guidelines shall be of no further force or effect on [insert one year anniversary of the Closing Date] or such other time as the Board may determine in accordance with Section 11.03(b) of Article XI of the By-laws.

8.                                      Term Limits and Director Retirement

There are no established term limits for service on the Board.

9.                                      Director Responsibilities

Each director will act in the best interests of the Corporation and its stockholders. Directors will preserve the confidentiality of confidential material given or presented to the Board. Directors must disclose to other directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

Each director, will, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters such director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

10.                               Changes in Principal Business Responsibilities

Directors are expected to report changes in their principal business responsibilities, including retirement, to the Chairman and the Chair of the Nominating and Corporate Governance Committee. Together with such report, the reporting director will also tender his or her resignation to the Chairman and the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will review whether the new occupation, or retirement, of the director is consistent with the specific rationale for originally selecting that individual and the guidelines for board membership. The Nominating and Corporate Governance Committee will recommend action to be taken by the full Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility and type of position and industry involved. The bias of the Nominating and Corporate Governance Committee will be to accept the resignation if the basis for originally selecting the individual no longer exists. The director who has experienced the change in circumstance shall not participate in the deliberations by the Nominating and Corporate Governance Committee and the Board with respect to the resignation.

4

11.                               Resignation of Chief Executive Officer and President

If the Corporation’s Chief Executive Officer and President leaves that office, that person will tender to the Chairman and the Chair of the Nominating and Corporate Governance Committee his or her resignation from the Board. Upon receipt of that resignation, the Nominating and Corporate Governance Committee will recommend action to be taken by the full Board based on the circumstances of the former Chief Executive Officer and President’s departure from that office, taking into consideration the advisability of retaining the former Chief Executive Officer and President as a director for a period of time to facilitation the transition of leadership to his or her successor, as well as the ability of the former Chief Executive Officer and President to continue to contribute to the effective oversight of the Corporation as a director. The former Chief Executive Officer and President shall not participate in the deliberations of the Nominating and Corporate Governance Committee and the Board with respect to the resignation.

12.                         Board Meetings

Regular meetings of the Board shall be held on such dates, and at such times and places as are determined from time to time by resolution of the Board. Additional meetings may be called in accordance with the By-laws. The Board may also take action from time to time by unanimous written consent in accordance with the By-laws. Directors are expected to attend all or substantially all Board meetings and meetings of committees on which they serve each year, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

13.                               Board Materials

To the extent practicable, appropriate materials and data will be distributed to the directors before Board meetings and committee meetings so as to allow adequate time for consideration of key issues and general preparation for the meeting. Directors should review any such materials in advance of the meeting.

14.                               Agenda

The Chairman will establish the agenda for each Board meeting and, to the extent practicable, distribute it in advance of each meeting. Board members may request that additional items be included on the agenda, and may raise items for discussion and consideration that are not on the agenda for that meeting.

15.                               Executive Sessions

The non-management directors will meet in executive session without management present at each regularly scheduled Board meeting.  The directors may also meet in executive session with one or more members of management present.  The Executive Chairman will preside over executive sessions of the Board in which he is a participant.  The directors will select a director to preside over each executive session in which the Executive Chairman does not participate.  If at any time there are non-management directors who are not independent directors, an executive session including only independent directors will be held at least once a

5

year.

16.                               Board Committees

There are currently four Board Committees: Audit Committee, Compensation Committee, Compliance Committee, and Nominating and Corporate Governance Committee. Committee members will be appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee.

Each committee will have its own charter. The charters will set forth the purposes and responsibilities of the committees, qualifications for committee membership, procedures for appointing committee members, procedures for annual evaluation of the committee performance and such other matters as the Board deems appropriate.

The Chairman will consult with the chairperson of each committee and develop the committee’s agenda and meeting schedule. The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

17.                               Audit Committee

The Audit Committee’s duties and responsibilities will be set forth in the Audit Committee Charter and include all of the responsibilities of an audit committee under the New York Stock Exchange and Securities and Exchange Commission rules, providing assistance to the Board in satisfying its fiduciary responsibilities relating to the financing and capital allocation strategies, capital structure, financial policies and financial condition of the Corporation, and such other matters as may from time to time be delegated to the Audit Committee by the Board. Each member of the Audit Committee will satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission relating to directors and Audit Committee members.

18.                               Compensation Committee

The Compensation Committee’s duties and responsibilities will be set forth in the Compensation Committee Charter and include all of the responsibilities of a compensation committee under the New York Stock Exchange rules and such other matters as may from time to time be delegated to the Committee by the Board. Each member of the Compensation Committee will satisfy the independence requirements of the New York Stock Exchange relating to directors.

19.                               Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s duties and responsibilities will be set forth in the Nominating and Corporate Governance Committee Charter and include all of the responsibilities of a nominating and corporate governance committee under the New York Stock Exchange rules and such other matters as may from time to time be delegated to the Committee by the Board. Each member of the Nominating and Corporate Governance

6

Committee will satisfy the independence requirements of the New York Stock Exchange relating to directors.

20.                               Compliance Committee

The Compliance Committee’s duties and responsibilities will be set forth in the Compliance Committee Charter, including ensuring proper communication of compliance issues to the Board and its committees, reviewing significant compliance risk areas and management’s efforts to monitor, control and report such risk exposures, monitoring the effectiveness of our ethics and compliance department; and reviewing and approving compliance related policies and procedure and such other matters as may from time to time be delegated to the Committee by the Board.

21.                               Director Access to Officers and Employees

The Corporation shall provide the Board will full and free access to the Corporation’s senior management employed in policy-making capabilities, and, as necessary and appropriate, independent advisors. The Board will request the regular attendance at each Board meeting of the senior management of the Corporation as it deems appropriate.

22.                               Director Compensation

All directors of the Corporation who are not simultaneously employed as officers by the Corporation will be properly compensated and reimbursed for their services as directors. Any employee of the Corporation who is elected a director of the Corporation will not receive any compensation, expense reimbursement or participation in director benefit programs for his or her services as a director of the Corporation.

The Board will be responsible for setting director compensation. The Compensation Committee will be responsible for periodically reviewing the compensation of the Corporation’s independent directors and making recommendations to the Board with respect thereto.

Directors’ fees and emoluments should not exceed what is customary for a company of the size and stature of the Corporation. In making such compensation determinations and in making determinations with respect to a director’s independence, the Board and the Compensation Committee will consider and critically evaluate the questions that may be raised if fees and emoluments exceed what is customary or if the Corporation makes substantial charitable contributions to organizations with which a director is affiliated, or enters into consulting contracts with (or provides other indirect forms of compensation to) a director.

23.                               Director Orientation and Continuing Education

The Corporation will have an education and orientation program for new Directors addressing the Corporation’s corporate structure, operations, key legal and financial issues, and the Corporation’s industry in general. Directors will be provided with information

7

regarding corporate governance issues, the compliance program and the structure and procedures of the Board and the committees on which the Directors will serve.

24.                               Loans to Officers and Directors

The Corporation shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

25.                               Chief Executive Officer and President Evaluation and Management Succession

The Compensation Committee will conduct an annual review of the Chief Executive Officer and President’s performance, in accordance with the provisions of its charter. The Board will be provided with a copy of such review.

The Board will consider from time to time the strength in management to achieve the Corporation’s goals.

Every year the Chief Executive Officer and President will report to the Board on succession planning. The report will include policies and principles for chief executive officer and president selection and performance review, as well as policies regarding succession in the case of an emergency or the retirement of the Chief Executive Officer and President.

26.                               Annual Performance Evaluation

The Board will conduct an annual self-evaluation and evaluate each committee to determine whether it is functioning effectively. The Nominating and Corporate Governance Committee will oversee the evaluation and report findings to the Board.

27.                               Board Interaction with Stockholders, the Press, Customers, Etc.

Generally, the Chief Executive Officer and President and, as appropriate, designated members of senior management will speak for the Corporation. The Corporation’s Chairman will also be available for consultation and direct communication with major stockholders. The Board will establish methods by which interested parties may communicate directly with the Chairman or with the non-management directors of the Board as a group and cause such methods to be disclosed publicly.

8

Exhibit A

Roles and Responsibilities: Executive Chairman

External Role

•                  The Executive Chairman role is transitional rather than permanent and is to help the Chief Executive Officer and President (the “CEO”) in the CEO’s assumption of responsibility for important external relationships with key stakeholders of the Corporation.

•                  The Executive Chairman will help facilitate the knowledge transfer to the CEO and building of investor relationships between the Corporation and significant institutional stockholders.

•                  The Executive Chairman will be similarly involved in transferring relationships to the CEO with key customers and regulators.

Internal Role

•                  The Executive Chairman will have limited involvement in the management and/or internal operations of the Corporation.  The Executive Chairman will provide strategic advice to the CEO on various aspects of the business such as business operations, competitive insights, strategy development, and mergers and acquisitions.

•                  Subsequent to the selection of the initial management team, the Executive Chairman will not be involved in the appointment or termination of any senior management executives or team members.

•                  The CEO shall report to and serve at the pleasure of the Board of Directors of the Corporation, and the Executive Chairman position is not intended to alter this reporting relationship or the authority and responsibilities of the CEO in any respect.

Governance

•                  The Executive Chairman serves as the Chairman of the Board of Directors of the Corporation.  In this role, the Executive Chairman will lead the Board agenda-setting process in concert with the CEO and other directors.

•                  The Executive Chairman will also perform the following duties as Chairman of the Board of Directors of the Corporation:

•                  Ensure that the Board is equipped and sufficiently informed to carry out its duties;

•                  Align with the CEO on mutual expectations for the Corporation;

•                  Preside over executive sessions of the Board in which he is a participant; and

•                  May provide coaching for the CEO in areas of expertise or experience of the Executive Chairman.

Board Structure & Process

•                  Coordinate Board committee agendas and reports to the full Board.

•                  Lead the onboarding process for new independent directors in conjunction with other directors.

•                  Request information for Board meetings, ensuring it is received in a timely, accurate and clear manner.

•                  Chair Board meetings and work with the CEO to establish consensus.

Board & Stakeholder Communications

•                  Serve as a sounding board for the CEO on key decisions.

•                  Be available for one-on-one discussions, at the request of director(s), to discuss any areas of concern.

•                  Coordinate Board evaluation with Nomination and Governance Committee Chair.

Stockholder Meetings

•                  To the extent required, serves as spokesperson on Board matters (e.g., board composition and process, executive compensation).

•                  Chairs the annual stockholders meeting at which the CEO will deliver the annual report of the Corporation.

2